EXHIBIT 10.1

ARRANGEMENT AGREEMENT

This Arrangement Agreement dated March 13, 2007, between 6732097 Canada Inc., (“Purchaser”), a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), Parent and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”).

The Purchaser and the Parent desire to acquire all of the issued and outstanding Common Shares of the Company and to assume the obligation to issue common stock upon exercise of the Company Options, the Company SARs and Company Warrants (each as defined below) and conversion of the Convertible Debentures (as defined below), in each case in accordance with the provisions of this Agreement.

As a condition of the willingness of the Company, Parent and Purchaser to enter into this Agreement, (i) the holders of shares of the Company set forth in Schedule A-1 (the “Company Affiliates”) hereby have entered into Voting Agreements dated as of the date hereof in the form attached hereto as Schedule B-1 (the “Company Voting Agreements”) with Parent, Purchaser and the Company which provide, among other things, that, subject to the terms and conditions thereof, such shareholders will vote their Common Shares (as defined below) in favor of this Agreement and the Transactions (as defined below) and (ii) the holders of shares of Parent set forth in Schedule A-2 hereby have entered into Voting Agreements dated as of the date hereof in the form attached hereto as Schedule B-2 (the “Parent Voting Agreements” and together with the Company Voting Agreements, the “Voting Agreements”) with Parent, Purchaser and the Company which provide, among other things, that, subject to the terms and conditions thereof, such shareholders will vote certain of their shares of Parent Common Stock (as defined below) in favor of this Agreement and the Transactions (as defined below).

Now, Therefore, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1  Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquired Companies” means, collectively, the Company and its Subsidiaries, and each an “Acquired Company.”

“Acquisition Proposal” means, any proposal or offer (written or oral) relating to any Acquisition Transaction.

“Acquisition Transaction” means any merger, consolidation, combination, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, acquisition, disposition or other transaction involving the Company or any of its Subsidiaries or any securities or assets of the Company or any of its Subsidiaries that would reasonably be expected to result in: (i) a person, entity or group acquiring 10% or more of any class of the capital stock of the Company or 1% or more of any class of the capital stock of any of its Subsidiaries; (ii) any sale, lease, license, disposition or acquisition of assets (or other transaction having the same economic effect) representing 10% or more of the assets or generating 10% or more of the revenue of the Acquired Companies taken as a whole; or (iii) the issuance or disposition of 10% or more of any class of capital stock of the Company or 1% or more of any class of the capital stock of any of its Subsidiaries.

1.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes:

(a)  the individual’s spouse;

(b)  the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse residing at the same principal residence as the specified Person; and

(c)  any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.

For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Arrangement Agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Voting Agreements, the Exchangeable Share Support Agreement, the Voting and Exchange Trust Agreement and any other agreements entered into in connection herewith.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the Company Securities Holders approving the Arrangement to be considered at the Company Meeting substantially in the form of Schedule C to this Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order has been granted, giving effect to the Arrangement.

“Balance Sheet” is defined in Section 3.5(a).

2.

“Business” means the business of providing installation, integration and fulfillment services to the home entertainment, communications and home integration service industries as currently conducted by the Acquired Companies.

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York.

“Canadian GAAP” is defined in Section 3.5(b).

“Canadian Securities Act” means the Securities Act (Alberta) and the equivalent legislation in the other provinces of Canada and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time prior to the Effective Time.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time.

“Canco” means 1305699 Alberta ULC, an unlimited liability company existing under the laws of Alberta and a direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time prior to the Effective Time.

“Circular” means the notice of the Company Meeting and accompanying management information circular of the Company, including all appendices thereto, to be sent to Company Securities Holders in connection with the Company Meeting.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means common shares in the capital of the Company.

“Common Shares Outstanding” means the aggregate number of Common Shares issued and outstanding on the Closing Date.

“Company Affiliates” is defined in the Recitals.

“Company Contract” means any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties or assets is subject.

“Company Disclosure Schedule” means the disclosure letter delivered pursuant to Article 3 by the Company to Parent and Purchaser concurrently with the execution and delivery of this Agreement in each case referencing the section or subsection of this Agreement in respect of which disclosure is being made.

“Company Documents” is defined in Section 3.5(c).

“Company Financial Advisor” is defined in Section 3.2(a).

3.

“Company IP” means the Owned IP and the Licensed IP.

“Company Material Adverse Effect” means any change, event, effect, claim, circumstance or matter relating to any of the Acquired Companies that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect: (i) the business, financial condition, properties, assets, liabilities or results of operations of the Acquired Companies taken as a whole, (ii) Purchaser’s right to own, or to receive dividends or other distributions with respect to, the stock of the Company or to operate the Acquired Companies’ businesses (other than restrictions imposed by the Plan of Arrangement or the Ancillary Agreements), in each case, after completion of the Transactions as contemplated by this Agreement and the Plan of Arrangement, or (iii) the ability of the Company to consummate the Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following (either by themselves or when aggregated with any other changes, events, effects, claims, circumstances or matters) shall be deemed to constitute a Company Material Adverse Effect, or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may occur: (A) conditions generally affecting the cable and satellite installation, home security and home networking industries in which the Acquired Companies participate (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Acquired Companies, taken as a whole; (B) conditions generally affecting the general economy as a whole (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Acquired Companies, taken as a whole; (C) the taking by the Company of any action required to be taken by the Company by this Agreement; (D) the announcement of, and the pendency of, the Agreement and the Transactions; (E) a decline in the price of capital stock of the Company in and of itself; (F) any reasonable fees and expenses incurred in connection with the Transactions, (G) any change in Laws or accounting principles or interpretation thereof applicable to the Acquired Companies, or (H) any matter that has been disclosed to Parent by any of the methods specified in clause (x), (y) or (z) of the first paragraph of Article 3 hereof, provided that the magnitude of such matter is reasonably apparent from such disclosures as of the date hereof.

“Company Meeting” means the annual meeting of the Common Shareholders and the special meeting of the Company Securities Holders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, and if thought fit, approve among other things the Arrangement Resolution.

“Company Optionholders” means the holders of the Company Options.

“Company Options” means all options to purchase Common Shares granted under the Company Stock Plans.

“Company Plan” means all health, welfare, dental, legal, disability, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, contractual or statutory) sponsored, maintained or contributed to or required to be contributed to by the Acquired Companies or to which an Acquired Company is a party or by which an Acquired Company is bound or which have any application to or are for the benefit of any of any Acquired Company’s current or former employees, directors or consultants including, without limitation, any employee benefit plan for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability, including any Pension Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, termination notice, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, incentive compensation, stock options, share purchase, restricted share or share units, phantom shares, share appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company (or that has been maintained or contributed to in the last six years by any Acquired Company) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability.

4.

“Company SARs” means share appreciation rights granted under the Company Stock Plans.

“Company SAR Holders” means the holders of Company SARs.

“Company Securities Holders” means the Company Shareholders and the Company Optionholders.

“Company Shareholders” means the holder of record of Common Shares.

“Company Stock Plans” means the Company’s stock option plan or any other stock option, share appreciation rights or equity related plan, program or agreement maintained by the Company or to which the Company is a party.

“Company Warrants” means all issued and outstanding warrants to purchase Common Shares.

“Competition Act” means the Competition Act (Canada).

“Confidential Information” is defined in the Confidentiality Agreement.

“Confidentiality Agreement” is defined in Section 5.9.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Convertible Debentures” means the Company’s 9.33% Convertible Debentures due March 22, 2011 issued pursuant to the Securities Purchase Agreement dated March 21, 2006 (the “Securities Purchase Agreement”).

“Court” means the Court of Queen’s Bench of Alberta.

“CRA” means Canada Revenue Agency.

“Depositary” means Valiant Trust Company, or such other Person as is appointed to act as depositary for the purposes of the Arrangement selected by the Company, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

5.

“Dissenting Shareholder” means a Company Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal, provincial or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environment” means the natural environment (including, soil, land surface or subsurface strata, surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter, and any other environmental medium or natural resource.

“Environmental Laws” means all applicable Laws relating to public health and safety, pollution or the protection of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Materials, and all applicable Governmental Authorizations issued pursuant to such Laws.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall initially mean 0.6272, subject to adjustment pursuant to the formula set forth on Exhibit A.

“Exchangeable Shares” means the exchangeable shares to be created in the capital of the Purchaser prior to the Effective Time, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 of the Plan of Arrangement.

“Fairness Opinion” means:

(a) with respect to the Company, a written opinion of the Company Financial Advisor to the Board of Directors of the Company that, as of the date of such opinion, the consideration to be received by the Company Shareholders under the Arrangement is fair from a financial point of view, to the Company Shareholders; and

(b) with respect to Parent, a written opinion of the Parent Financial Advisor to the Board of Directors of the Company that, as of the date of such opinion, the Transaction is fair from a financial point of view, to the Parent Stockholders.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financial Statements” is defined in Section 3.5(a).

“Governmental Authority” means:

(a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

6.

(b) any subdivision, agent or authority of any of the foregoing; or

(c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic, deleterious or hazardous substances or materials, wastes (including solid non hazardous wastes and subject wastes), petroleum and its derivatives and by products and other hydrocarbons, all as regulated under, governed by or defined in or pursuant to any Environmental Law.

“HSR Act” is defined in Section 3.3(b).

“Intellectual Property Rights” means:

(a)	any and all proprietary rights, in any jurisdiction worldwide, provided under:

(i)	patent law;

(ii)	copyright law;

(iii)	trademark law;

(iv)	design patent or industrial design law;

(v)	semiconductor chip or mask work law; or

(vi)
any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions (whether patentable or not), works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing; and

(b) any and all applications, registrations, renewals, extensions, continuations, divisions, reissues, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2.

“Investment Canada Act” means the Investment Canada Act.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

7.

“Knowledge” means, when used in reference to any Person, the actual knowledge of any of the directors or executive officers of such Person and after a reasonable investigation by such individuals.

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, in effect as of the date in question, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority or self-regulatory authority (including the TSX), and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP in the case of Parent, or in accordance with Canadian GAAP in the case of the Acquired Companies or Purchaser.

“Licensed IP” means all Technology and Intellectual Property Rights therein, other than Owned IP, that are either used in the Business or licensed to the Acquired Companies, including the rights to use, practice, make, repair, cure, modify, market, distribute, transfer, assign, sell, and support such Technology.

“Multiemployer Plan” means a plan (i) to which more than one employer is required to contribute, and (ii) which is maintained pursuant to one or more collective bargaining or other agreements between one or more employee organizations and more than one employer.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s certificate or articles of incorporation, bylaws, certificate of formation, operating agreement or comparable charter and organizational documents.

“Original Significant Canadian Shareholder” is defined in Section 7.12(b).

“Original Significant Exchangeable Shareholder” is defined in Section 7.12(a).

“Owned IP” means all Technology, together with all Intellectual Property Rights therein, (i) created by or on behalf of the Acquired Companies; or (ii) in which any Acquired Company purports to have an ownership or exclusive interest of any nature (whether exclusively, jointly with another Person, or otherwise).

“Parent Common Stock” means Parent’s common stock, par value $0.0001 per share.

“Parent Contract” means any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser is bound or to which any of their respective properties or assets is subject.

“Parent Disclosure Schedule” means the disclosure letter delivered pursuant to Article 4 by the Parent to the Company concurrently with the execution and delivery of this Agreement in each case referencing the section or subsection of this Agreement in respect of which disclosure is being made.

“Parent Financial Advisor” is defined in Section 4.2.

8.

“Parent IPO Shares” means the Parent Common Stock issued in connection with Parent’s initial public offering consummated on August 31, 2005.

“Parent Material Adverse Effect” means any change, event, effect, claim, circumstance or matter relating to Parent that (considered together with all other changes, effects, claims, circumstances or matters) has materially and adversely affected, or would reasonably be expected to materially and adversely affect: (i) the business, financial condition, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Transactions or to perform its obligations under this Agreement or (iii) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Company (other than restrictions imposed by the Plan of Arrangement or the Ancillary Agreements) or the Company Shareholders’ right to own, or to receive dividends or other distributions with respect to Parent Common Stock, in each case, after completion of the Transactions as contemplated by this Agreement and the Plan of Arrangement; provided, however, that none of the following, either individually or in the aggregate shall be deemed to constitute, or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may occur: (A) conditions generally affecting the general economy as a whole (including any changes arising out of acts of terrorism, military actions or war, weather conditions or other force majeure events), provided that such change or event does not have a materially disproportionate impact on the Parent, taken as a whole; (B) the taking by the Parent of any action required to be taken by the Parent by this Agreement; (C) the announcement of, and the pendency of, the Agreement and the Transactions; (D) a decline in the price of the units, capital stock or warrants of the Parent in and of itself; (E) any reasonable fees and expenses incurred in connection with the Transactions, (F) any change in Laws or accounting principles or interpretation thereof applicable to the Parent or (G) the exercise by holders of less than 20% in interest of the Parent IPO Shares of their rights to convert such shares into cash in accordance with Parent’s Amended and Restated Certificate of Incorporation.

“Parent Meeting” means the special and annual meeting of Parent Stockholders, including any adjournment or postponement thereof, to be called and held to consider the Parent Stockholder Approval Matters and, in the case of an annual meeting, such other matters as Parent deems appropriate for such meeting.

“Parent SEC Reports” is defined in Section 4.5(c).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Stockholder Approval Matters” means the following matters: (a) the adoption of this Agreement and the approval of the Arrangement, Plan of Arrangement and the Share Issuance, (b) an amendment and restatement of Parent’s Amended and Restated Certificate of Incorporation, substantially in the form of Schedule N pursuant to which, among other things, (i) Parent’s name will be changed to 180 Connect Inc., (ii) certain provisions of Article Fifth of the certificate of incorporation that are no longer applicable following the Arrangement will be removed and (iii) the authorized capital stock of Parent will be increased, (c) election of Parent directors in accordance with the provisions of Section 5.14 hereof and (d) the adoption and approval of a long-term incentive plan, pursuant to which up to 2,000,000 shares of Parent Common Stock will be available for delivery under awards of options, share appreciation rights and/or restricted stock granted pursuant to the plan (such plan to be in a form proposed by the Company and reasonably acceptable to Parent).

“Parties” means the Company, on the one hand, and Parent and Purchaser, on the other hand, and “Party” means either of them.

9.

“Pension Plan” means all plans, arrangements, agreements, programs, policies or practices (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) to which an Acquired Company is a party or by which an Acquired Company is bound or under which an Acquired Company has any liability or contingent liability or which have any application to an Acquired Company’s employees (including all current, retired and former directors, officers, employees, individuals working on contract with the Acquired Corporation or other individuals providing services to the Acquired Corporation of a kind normally provided by employees) or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a Governmental Authority.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule D hereto and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Post-Signing Returns” has the meaning ascribed thereto in Section 9.1(a).

“Proceeding” means any action, arbitration, claim, charge, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prospectus” means the prospectus contained in the Proxy and Registration Statement.

“Proxy and Registration Statement” means Parent’s Registration Statement on Form S-4, and all amendments and supplements thereto, to be filed with the SEC containing a proxy statement meeting the requirements of Schedule 14A for the Parent Meeting and a prospectus relating to the Parent Common Stock issuable pursuant to the Plan of Arrangement.

“Proxy Statement” means the proxy statement contained in the Proxy and Registration Statement.

“Registered Owned IP” is defined in Section 3.10.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, substantially in the form of Schedule M hereto, to be entered into at the Closing among the Parent, certain stockholders of the Parent (the “Initial Parent Stockholders”) and the Company Affiliates.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, Governmental Authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to consummate the Plan of Arrangement and the transactions contemplated hereby and thereby, including those set forth in Schedule E hereto.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the environment.

10.

“Representatives” means with respect to Parent or the Company, as applicable, such party’s directors, officers, agents, consultants, advisors and other representatives.

“Required Company Vote” is defined in Section 2.2(b).

“Required Parent Vote” means, in respect of clause (a) of the definition of Parent Stockholder Approval Matters, (a) the affirmative vote of the holders of a majority of the shares of Parent IPO Shares voting at the Parent Meeting on such matter and (b) holders of less than 20% in interest of the Parent IPO Shares both vote against the Arrangement and demand that Parent convert such shares into cash.

“Response Period” is defined in Section 7.2(a)(ii).

“SAR Exchange Agreements” is defined in Section 5.16(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Canadian Securities Act, U.S. Securities Act, all other applicable provincial and United States federal and state securities laws, rules and regulations and published policies thereunder.

“Section 280G” is defined in Section 3.14(g).

“Share Issuance” means the issuance of Parent Common Stock in accordance with the Plan of Arrangement.

“Software” means any computer program, operating system, applications system, firmware, software or rights thereto of any nature, whether operational, under development or inactive, including all object code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, databases, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, technical manuals, user manuals and other documentation, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory, device, paper or other media of any nature.

“Source Code” means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control.

“Source Materials” means, in relation to items of Software, supporting materials that would enable a reasonably skilled programmer to compile, debug and support and/or make improvements to such Software in a commercially reasonable manner including:

(a) any Source Code related thereto, reasonably annotated;

(b) technical and system documentation including detailed design, functional, operational, and technical documentation, flow charts, diagrams, file layouts, report layouts, screen layouts, business rules, data and database models and structures, working papers and reasonably related notes and memoranda in electronic or written format, which were made or obtained in relation to the design and development of such Software and compilation instructions related to such Software;

11.

(c) listing by name, version and vendor of relevant third Persons’ compilers, utilities and other Software that are necessary for normal operation of such Software to which the Source Materials related including sufficient information to procure a license from such vendors;

(d) a reasonably detailed listing of relevant equipment and information necessary for normal operation of such Software; and

(e) all other information reasonably necessary to rebuild, install, and otherwise implement the Software in the context of the applicable system(s) including, without limitation, all relevant tools, programs, files, encryptions keys, make files, installation instructions, systems settings, and database settings.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal that (i) relates to not less than 50.01% of outstanding Common Shares or 50.01% of the assets of the Company and its Subsidiaries taken as a whole and (ii) which the Board of Directors of the Company determines, in its good faith judgment, after receiving the advice of the Company Financial Advisor and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favorable from a financial point of view to the Company Shareholders than those contemplated by this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto in accordance with Section 7.2).

“Support Agreement” means an agreement to be made between Parent and Purchaser substantially in the form of Schedule K hereto, with such changes thereto as the parties hereto may agree.

“Tax” or “Taxes” means:

(a) any federal, provincial, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, goods and services, alternative or add-on minimum taxes, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, escheat, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), share capital, capital duty, disability, estimated, gains, wealth, welfare, withholding tax (including any withholding for employee’s income tax and other payroll deductions, and deductions and withholdings of tax from payments to non-residents and other third parties), Canada or Quebec Pension Plan premiums, workers compensation premiums, employment insurance, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority;

12.

(b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and

(c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, election, designation, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means technology and information of whatever nature or kind, in all cases whether or not subject to any Intellectual Property Rights and whether or not fixed in any medium or reduced to practice, including without limitation:

(a) Software, Source Code and Source Materials;

(b) business names, trade names, domain names, trading styles, logos, trade secrets, industrial designs and copyrights;

(c) inventions (whether patentable or not), formulae, product formulations, processes and processing methods, technology and techniques;

(d) know-how, trade secrets, business processes, research and technical data; and

(e) software, studies, findings, algorithms, customer databases, instructions, guides, manuals and designs.

“Termination Fee” has the meaning ascribed thereto in Section 7.3.

“Transactions” means collectively, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, including the Arrangement and the transactions contemplated thereby.

“Transaction Expenses” shall be determined in accordance with Section 7.4 and means, with respect to each party, the sum of:

(a) the accounting, advisory, legal, and other third party fees and expenses in connection with the Transactions, including, but not limited to, advisory fees, legal fees, audit fees and printing expenses; and

(b) in the case of the Company, the amounts payable under any change of control agreements or arrangements, or any other similar compensation paid by Parent or the Acquired Company or required to be assumed by the Acquired Company or the Parent in connection with the transactions contemplated by this Agreement, including, without limitation, the amounts set forth in Section 3.14(f) of the Company Disclosure Schedule;

provided, however, that (A) expenses incurred by the Company pursuant to Section 7.4(b)(i) shall not be counted as Transaction Expenses of the Company and shall be counted as transaction expenses of Parent, (B) expenses incurred by the Company pursuant to Sections 7.4(b)(ii) and (iii), and expenses incurred by either the Company or the Parent from the engagement of an investor relations firm shall not be counted as Transaction Expenses of either Parent or the Company and (C) all expenses incurred by either the Company or Parent in procuring the consent to the Transactions from parties to Company Contracts (including Laurus Master Fund, Ltd. and the holders of the Company’s Convertible Debentures) shall be counted as transaction expenses of the Company; and provided further, however, that the foregoing shall not create an obligation on the Company to make any such payment or to obtain such consents (other than as specifically set forth in Sections 2.8(a)(ii)(5) and 5.5(b) of this Agreement). For clarification, the Deferred Underwriting Fees (as defined below) shall not be Transaction Expenses.

13.

“Trustee” means Valiant Trust Company or any successor trustee appointed under the Voting and Exchange Trust Agreement.

“TSX” means the Toronto Stock Exchange.

“Unaudited Statements” is defined in Section 5.10.

“U.S. GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Voting Agreements” are defined in the Recitals.

“Voting and Exchange Trust Agreement” means an agreement to be made between Parent, Purchaser and the Trustee, substantially in the form of Schedule L hereto, with such changes thereto as the parties hereto may agree (and consented to by the Trustee).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Law under state, provincial, or local law.

1.2  Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. Each reference to “Dollars” or “$” in this Agreement refers to the lawful currency of the United States of America. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. References to any document being “made available” by the Company to Parent shall mean any of the following: (i) physical delivery to Parent or its authorized representatives, (ii) inclusion of such document in the Company’s public filings available at www.sedar.com (to the extent such document is available to be downloaded from such site) and (iii) deposit on or before March 6, 2007 in the electronic data room hosted by IntraLinks, Inc. References to any document being “made available” by Parent to the Company shall mean each of the following: (i) physical delivery to Parent or its authorized representatives and (ii) inclusion of such document in the Company’s public filings available at www.sec.com (to the extent such document is available to be downloaded from such site).

14.

ARTICLE 2

THE ACQUISITION

2.1  Implementation Steps by the Company. The Company covenants in favor of Parent and Purchaser that the Company shall:

(a)  subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Parent under Section 192 of the CBCA for the Interim Order and thereafter proceed with and diligently seek the Interim Order;

(b)  subject to terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Company Meeting for the purpose of considering, among other things, the Arrangement Resolution;

(c)  subject to Section 7.2(a)(ii), not postpone or adjourn (other than a postponement or adjournment not exceeding five Business Days required to obtain the Required Company Vote) or cancel the Company Meeting without Parent’s prior written consent except as required for quorum purposes, to comply with requirements of applicable Law or by the Court;

(d)  use commercially reasonable efforts to solicit from the Company Shareholders and Company Optionholders proxies in favor of the approval of the Arrangement Resolution, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith;

(e)  subject to compliance with fiduciary duties and obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(f)  subject to obtaining the Final Order and satisfaction or waiver of the conditions set forth in Section 6.2, and in accordance with Section 2.4, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2  Interim Order. The notice of petition for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

(a)  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)  that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by Company Shareholders and Company Optionholders voting together as a single class, present in person or by proxy at the Company Meeting other than votes required by applicable Laws to be excluded, provided that at least a simple majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or by proxy at the Company Meeting other than votes required by applicable Laws to be excluded are in favor of the Arrangement Resolution (such approval described in this Section 2.2(b), the “Required Company Vote”);

(c)  that the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)  for the grant of the Dissent Rights; and

(e)  for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

2.3  Implementation Steps by Parent. Parent covenants in favor of the Company that Parent shall:

(a)  subject to the terms of this Agreement, as soon as reasonably practicable, prepare and file with the SEC the Proxy and Registration Statement;

(b)  respond as promptly as reasonably practicable to comments from the staff of the SEC, use its commercially reasonable efforts to cause the Proxy and Registration Statement to be declared effective by the SEC and to keep the Proxy and Registration Statement effective as long as is necessary to consummate the Transactions;

(c)  as soon as reasonably practicable after obtaining clearance from the SEC and subject to compliance with applicable Law and its Organizational Documents, mail the Proxy Statement to the Parent Stockholders and convene and hold the Parent Meeting for the purpose of considering the Parent Stockholder Approval Matters;

15.

(d)  not postpone or adjourn (other than a postponement or adjournment required to obtain the Required Parent Vote) or cancel the Parent Meeting without the Company’s prior written consent except as required for quorum purposes, to comply with the requirements of applicable Law; and

(e)  use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the Parent Stockholder Approval Matters.

2.4  Articles of Arrangement; Closing. The Articles of Arrangement shall implement the Plan of Arrangement. On the second Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article 4, and unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”), the Articles of Arrangement shall be filed with the Director. At the Effective Time, the Arrangement will be completed in accordance with the Plan of Arrangement. The closing of the transactions contemplated hereby and by the Arrangement will take place in Calgary, Alberta at the offices of Macleod Dixon llp on the Closing Date (the “Closing”).

2.5  Circular. Subject to compliance with Section 2.6, as promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall set and give notice of the record date for the Company Meeting as required under the Articles of the Company, complete the Circular together with any other documents required by the CBCA, Securities Laws or other applicable Laws in connection with the Company Meeting required to be prepared by the Company, and as promptly as is reasonably practicable after the execution and delivery of this Agreement, the Company shall, unless otherwise agreed by the Parties, cause the Circular and other documentation required in connection with the Company Meeting to be sent to Company Securities Holders and filed as required by the Interim Order and applicable Laws. The Circular shall include the recommendation of the Company’ Board of Directors that Company Securities Holders vote in favor of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement. Subject to the terms of this Agreement, the Company shall take all lawful action to solicit votes in favor of the Agreement Resolution, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith.

16.

2.6  Preparation of Filings

(a)  Parent and the Company shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter, including but not limited to any orders required from the applicable Governmental Authorities to permit the issuance and first resale of the Exchangeable Shares and the Parent Shares pursuant to the Arrangement and the issuance and first trade of the Parent Shares to be issued from time to time upon exchange of the Exchangeable Shares, exercise of the Company Options and Company Warrants or the conversion of the Convertible Debentures, if any.

(b)  Parent and the Company shall co-operate in the preparation, filing and mailing of the Circular. The Company shall provide Parent with a reasonable opportunity to review and comment on the Circular prior to its mailing to Company Securities Holders and filing in accordance with the Interim Order and applicable Laws. Parent acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to Circular will be determined solely by the Company acting reasonably. Parent agrees to provide on a timely basis all information concerning Parent and Purchaser reasonably requested by the Company for inclusion in the Circular.

(c)  The Company shall ensure that the Circular complies with the Interim Order and all applicable Laws in all material respects and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent).

(d)  The Company shall furnish to the Parent and Purchaser all such information concerning it and the Company Securities Holders as may be required to carry out the actions described under this Agreement or to implement the transactions contemplated hereunder.

(e)  Parent shall ensure that the information supplied by it for inclusion in the Circular will, at the time of the mailing of the Circular, not contain any material misstatement, untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)  Parent and the Company shall co-operate in the preparation, filing and mailing of the Proxy and Registration Statement. Parent shall provide the Company with a reasonable opportunity to review and comment on the Proxy and Registration Statement prior to its mailing to Parent Stockholders and filing with the SEC. The Company acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to Proxy and Registration Statement will be determined solely by Parent acting reasonably. The Company agrees to provide on a timely basis all information concerning the Acquired Companies reasonably requested by Parent for inclusion in the Proxy and Registration Statement.

17.

(g)  Parent shall ensure that the Proxy and Registration Statement complies with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy and Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading (other than with respect to any information relating to and provided by the Acquired Companies).

(h)  The Company shall ensure that the information supplied by the Acquired Companies for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(i)  Each of the Company and Parent shall promptly notify the other if at any time before the Effective Time it becomes aware that the Circular, the Proxy and Registration Statement, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise is erroneous or requires an amendment or supplement, and the Parties shall co-operate in the preparation of such amendment or supplement as required. The Company shall promptly provide a copy to the Parent of any communications or notices received from any Governmental Authority in respect of the Circular, this Agreement, the Plan of Arrangement or the transaction contemplated hereunder. Parent shall promptly provide a copy to the Company of any written communications received from the staff of the SEC relating to the Proxy and Registration Statement, the Prospectus or the Proxy Statement.

2.7  Securities Holders/Stockholder Communications and Public Announcements. The Company and Parent agree to co-operate in the preparation of presentations, if any, to Company Securities Holders or Parent Stockholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement without the consent of the other Party, and the Company shall not make any filing with any Governmental Authority with respect thereto without prior consultation with Parent and Parent shall not make any filing with any Governmental Authority without prior consultation with the Company; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure or filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Parent and the Company will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Transactions.

2.8  Closing Deliveries.

(a)  At the Closing, the Company will deliver or cause to be delivered to Parent and Purchaser:

(i)  a certificate substantially in the form of Schedule F, dated as of the Closing Date, executed by an officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b); and

18.

(ii)  a certificate substantially in the form of Schedule G of an officer of each Acquired Company dated as of the Closing Date and attaching with respect to each Acquired Company:

(1)  the Acquired Company’s Organizational Documents, and if applicable, certified by the Governmental Authority of the jurisdiction of the Acquired Company’s organization not more than five Business Days prior to the Closing Date;

(2)  a certificate of good standing of the Acquired Company issued not more than five Business Days prior to the Closing Date;

(3)  all resolutions of the board of directors of the Company relating to the approval of this Agreement and the Transactions;

(4)  incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(5)  the consents to the change of control of the Company from the other party or parties to the Company Contracts set forth on Schedule 2.8.

(b)  At the Closing, Parent will deliver or cause to be delivered to the Company or the Company Affiliates or to the holders of Company SARs, as applicable:

(i)  a certificate substantially in the form of Schedule H, dated as of the Closing Date, executed by Parent confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and

(ii)  a certificate substantially in the form of Schedule I of an officer of each of Parent, Canco and Purchaser dated as of the Closing Date and attaching with respect to Parent and Purchaser:

(1)  Parent’s, Canco’s and Purchaser’s Organizational Documents, and if applicable, certified by the Governmental Authority of the jurisdiction of its organization not more than five Business Days prior to the Closing Date;

(2)  a certificate of good standing of Parent, Canco and Purchaser issued not more than five Business Days prior to the Closing Date;

(3)  all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Parent, Canco and Purchaser relating to this Agreement and the Transactions;

(4)  incumbency and signatures of the officers of Parent, Canco and Purchaser executing this Agreement or any other agreement contemplated by this Agreement;

(iii)  the Amended and Restated Registration Rights Agreement, executed by Parent, the Initial Parent Stockholders and the Company Affiliates; and

(iv)  The SAR Exchange Agreements, executed by Parent.

19.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Purchaser that except as set forth (x) in the Company Disclosure Schedule, (y) in the Company Documents filed with the Canadian Securities Administrators via the SEDAR filing system prior to the execution of this Agreement or (z) in the Company’s registration statement on Form 20-F filed with the SEC by way of a confidential filing on December 19, 2006, as amended and filed with the SEC by way of a confidential filing on February 7, 2007 (the “Form 20-F”), which Form 20-F has previously been delivered to Parent (it being understood that any matter in such Company Disclosure Schedule, such Company Documents or the Form 20-F shall be deemed disclosed with respect to any section of this Article 3 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent and to the extent the materiality of such matter is reasonably apparent):

3.1  Organization and Good Standing. Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each Acquired Company’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of the current directors and officers of each Acquired Company. The Company has made available to the Parent accurate and complete copies of the Organizational Documents of each Acquired Company, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof.

3.2  Authority and Enforceability.

(a)  As of the date hereof, the Board of Directors of the Company, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of the Company and has resolved unanimously to recommend to the Company Securities Holders that they vote their Common Shares or Company Options in favor of the Arrangement. Subject to compliance with the CBCA, the Board of Directors of the Company has unanimously approved the Arrangement and the execution and performance of this Agreement. The Board of Directors of the Company has received a Fairness Opinion from William Blair & Company or another financial advisor of national reputation (the “Company Financial Advisor”). Promptly following receipt of the written Fairness Opinion, the Company shall provide a complete copy of the Fairness Opinion to Parent.

(b)  The only vote of holders of securities of the Company necessary to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Company Vote.

(c)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company, except for the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

20.

(d)  Upon the execution and delivery by the Company of the Ancillary Agreements to which the Company is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.3  No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the Transactions, will:

(a)  directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Common Shares or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the Organizational Documents of any Acquired Company; (ii) any Governmental Authorization, except as set forth in Section 3.3(b); (iii) any Material Contract; or (iv) any Law or Judgment applicable to any Acquired Company or any of their respective properties or assets, except as set forth in Section 3.3(b); or

(b)  require any Acquired Company to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except for (i) the mailing of the Circular to Company Securities Holders and filing the Circular according to the Interim Order, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the comparable laws of any foreign country reasonably determined by the parties to be required and (iii) such other consents, waivers, approvals, ratifications, permits, licenses, Governmental Authorizations or other authorizations, or notices, filings or registrations which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Transactions.

(c)  The aggregate value of all the assets in Canada of the Acquired Companies or the annual gross revenues from sales in and from Canada generated from all the assets in Canada of the Acquired Companies, as determined pursuant to subsection 110(2) of the Competition Act, do not exceed, in either case, Cdn.$50 million, and the Acquired Companies together with their Affiliates do not have assets in Canada that exceed Cdn.$400 million or annual gross revenues from sales in, from and into Canada that exceed Cdn.$400 million, in either case, as determined pursuant to section 109 of the Competition Act.

(d)  The aggregate value of the assets of the Canadian Acquired Companies, calculated in the manner prescribed by the Investment Canada Act, is less than Cdn.$281 million and none of the Canadian Acquired Companies (i) engages in the production of uranium or own an interest in a producing uranium property in Canada, (ii) provides a financial service (as such term is defined in the Investment Canada Act), (iii) provides any transportation service (as such term is defined in the Investment Canada Act), or (iv) is a cultural business (as such term is defined in the Investment Canada Act).

21.

3.4  Capitalization and Ownership.

(a)  The authorized capital of the Company consists of an unlimited number of Common Shares, without nominal or par value. Section 3.4 of the Company Disclosure Schedule sets forth as of the date hereof:

(i)  the number of issued and outstanding Common Shares;

(ii)  the number of outstanding Company Options, warrants, stock appreciation rights, restricted stock units and other securities convertible or exchangeable for Common Shares or settleable in Common Shares and the number of Common Shares reserved for issuance upon exercise or conversion of all such Company Options, warrants, stock appreciation rights, restricted stock units and other securities; and

(iii)  all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of Company Options and Company SARs issued under such Company Stock Plan, the number of Common Shares subject to outstanding options or other equity-based awards under such Company Stock Plan and the number of Common Shares reserved for future issuance under such Company Stock Plan; and

(iv)  all outstanding Company Options and other equity based awards, including any stock appreciation awards or restricted stock units, indicating with respect to each such Company Option or other equity-based award, the name of the holder thereof, Company Stock Plan under which it was granted, the number of Common Shares subject to such Company Option or other equity-based award, the exercise price (if applicable), the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Options, Company SARs and other agreements relating to other equity-based awards.

(b)  Prior to and as of the date of this Agreement, no dividends have been declared, reserved or set aside with respect to any Common Shares. Upon the consummation of the Transactions, Purchaser will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances.

(c)  Section 3.4 of the Company Disclosure Schedule sets forth for each Subsidiary:

(i)  its authorized share capital; and

(ii)  the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof.

No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any shares or other equity interests or debt instruments of any Person. All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(c) of the Company Disclosure Schedule.

22.

(d)  Except as set forth in this Section 3.4, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and (ii) there are no options, warrants, equity securities, calls, rights or other Company Contracts obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.

(e)  There are no Company Contracts or, to the Knowledge of the Company, Contracts to which any Company Shareholder or any Affiliate of any Acquired Company or any Company Shareholder is a party or by which any Company Shareholder or any Affiliate of any Acquired Company or any Company Shareholder is bound with respect to the voting (including voting trusts or proxies), registration under the U.S. Securities Act or any other Securities Laws (including the qualification of a prospectus under Canadian Securities Law), or the sale or transfer (including Contracts imposing transfer restrictions) of any shares or other equity interests of any Acquired Company. No holder of indebtedness of any Acquired Company has any right to convert or exchange such indebtedness for any equity securities or other securities of any Acquired Company. No holders of outstanding indebtedness of any Acquired Company have any rights to vote for the election of directors of any Acquired Company or to vote on any other matter on which holders of capital stock of any Acquired Company may vote.

(f)  All of the Common Shares and the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. No legend or other reference to any purported Encumbrance appears on any certificate representing the Common Shares (other than legends referring to transfers in compliance with applicable Securities Laws) or any equity securities of any Subsidiary.

(g)  There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares or other equity interests of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. Except to the extent arising pursuant to applicable take-over or similar Laws, there is no rights agreement, “poison pill” anti-take-over plan or other similar agreement or understanding to which any of the Acquired Companies is a party or by which it or they are bound with respect to any equity security of any class of any Acquired Company.

3.5  Financial Statements and Compliance.

(a)  Attached as Section 3.5(a) of the Company Disclosure Schedule are the financial statements (collectively, the “Financial Statements”) comprising the audited consolidated balance sheets of the Company as of December 31, 2005, December 25, 2004 and December 27, 2003 and the unaudited consolidated balance sheet of the Company as of September 30, 2006 (the “Balance Sheet”), the audited consolidated statements of operations and deficit, changes in shareholders’ equity and cash flow for each of the fiscal years then ended, the unaudited consolidated statements of operations and deficit, changes in shareholders’ equity and cash flow for the nine months ended September 30, 2006, including in each case any notes thereto, together with, in the case of the audited financial statements, the report thereon of Ernst & Young LLP, independent chartered accountants.

23.

(b)  The Financial Statements (including the notes thereto) are consistent with the books and records of the Company and have been prepared in accordance with Canadian generally accepted financial principles (“Canadian GAAP”) consistently applied throughout the periods involved. The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as of the respective dates and for the periods indicated therein, all in accordance with Canadian GAAP. No financial statements of any Person other than the Acquired Companies are required by Canadian GAAP to be included in the financial statements of the Company.

(c)  The Acquired Companies have been in compliance with all Laws applicable to them or by which their properties are bound or affected, other than non-compliance that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed all forms, reports and documents required to be filed by the Company with the Canadian Securities Administrators via the SEDAR filing system since January 1, 2006, and has made available to Parent such forms, reports and documents in the form filed (such documents together “Company Documents”). All such Company Documents are publicly and freely available on www.sedar.com and the Company has not filed any confidential material change report with any securities commission or the TSX that remains confidential as of the date hereof. As of their respective dates, all such forms, reports and documents of the Company (i) were prepared in accordance with applicable Laws in all material respects and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Acquired Company (other than the Company) is required to file any forms, reports or other documents pursuant to Securities Laws with any securities commission in Canada or with the TSX.

(d)  The Form 20-F did not at the time it was filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading in any material respect.

(e)  There are no amendments or modifications that have not yet been filed pursuant to Securities Laws but that are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company pursuant to Securities Laws.

(f)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  all transactions are executed in accordance with management’s general or specific authorizations;

(ii)  all transactions are recorded as necessary to permit the preparation of financial statements in conformity with Canadian GAAP and to maintain proper accountability for assets;

(iii)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

24.

The Company maintains a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of the Company for external purposes in accordance with Canadian GAAP and includes those policies and procedures that (x) pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with Canadian GAAP and that receipts and expenditures of the Company are made only in accordance with authorizations of the management of the Company and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company.

(g)  The Company maintains disclosure controls and procedures to provide reasonable assurance that material information required to be disclosed by the Company under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in such Laws.

3.6  No Undisclosed Liabilities. Except as to Taxes, the representation and warranties of the Company as to which are set forth in Section 3.9, there are no material liabilities or obligations of any Acquired Company whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise), except (i) to the extent expressly reflected on or reserved against in, or otherwise disclosed in the notes to, the Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business under the Company Contracts, (iii) liabilities or obligations arising in the ordinary course of business after the date of the Balance Sheet consistent (in amount and kind) with past practice (none of which is a material liability or material obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of Law or any suit, claim, action or proceeding) and (iv) liabilities in respect of Transaction Expenses of the Company.

3.7  Transactions with Affiliates and Employees. Except as set forth in the Company’s reports filed pursuant to the Securities Laws, none of the officers or directors of the Acquired Companies and, to the knowledge of the Company, none of the employees of the Acquired Companies is presently a party to any transaction with an Acquired Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of an Acquired Company and (iii) for other employee benefits, including stock option or share appreciation rights agreements under any stock option plan or share appreciation rights plan of an Acquired Company.

3.8  Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not been: (i) any Company Material Adverse Effect, (ii) any change by an Acquired Company in its accounting methods, principles or practices, except as required by concurrent changes in Canadian GAAP or the rules and regulations promulgated under the Securities Laws, (iii) any revaluation by an Acquired Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iv) any split, combination or reclassification of any Acquired Company’s capital stock.

25.

3.9  Taxes.

(a)  Each Acquired Company has prepared and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law.

(b)  Each Acquired Company will have duly and timely paid all material Taxes it shall have been required to pay as of the Effective Time, including all installments on account of any such Taxes, in respect of periods up to and including the Effective Time. Each Acquired Company will have duly and timely withheld from each amount paid or credited by it on or before the Effective Time the amount of all material Taxes and other deductions it shall have been required under any applicable Tax Laws to have deducted or withheld therefrom as of the Effective Time and will have set aside in trust or duly and timely remitted all such amounts withheld to the relevant Governmental Authority within the time prescribed under any applicable Tax Law. Without limitation, each Acquired Company will have withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all material Taxes required to be withheld by it as of the Effective Time. To the extent required by applicable Law, all such amounts shall have been remitted or paid over to the proper Governmental Authority or, to the extent not yet due and payable, held in separate bank accounts for such purpose and designated as such.

(c)  Each Acquired Company will have duly and timely collected all amounts on account of any goods, services, sales, value added, or transfer or other taxes required by Law to have been collected by it as of the Effective Time and shall have duly set aside in trust or timely remitted to the appropriate Governmental Authority any and all such amounts required by Law to be remitted by it.

(d)  No Acquired Company has been delinquent in the payment of any material Tax, nor has any Acquired Company received any written notice regarding, nor does the Company have any Knowledge of, any Tax deficiency or adjustment outstanding, assessed or proposed against any Acquired Company. No Acquired Company has requested, offered to enter into, entered into, or executed, any agreement, waiver or other arrangement providing for any waiver of any statute of limitations or any extension of time with respect to (i) any assessment, reassessment or collection of Taxes, (ii) the filing of any Tax Return, (iii) the filing of any election, designation or similar filing relating to Taxes, or (iv) the payment or remittance of any Taxes or amounts on account of Taxes by any Acquired Company. There are no matters that are the subject of any written agreement between any Acquired Company and any Governmental Authority relating to any claims for additional Taxes, nor, to the Company’s Knowledge, are there any such matters pertaining to possible Tax claims against any Acquired Company under discussion with any Governmental Authority.

(e)  No Proceeding, audit or other examination, assessment, reassessment, request for information, objection or appeal relating to any Tax Return, or otherwise relating to Taxes of any Acquired Company is in progress, pending or threatened nor has any Acquired Company been notified in writing of, nor does the Company have any Knowledge of, any such Proceeding, audit, examination, assessment, reassessment, request, objection or appeal. No adjustment relating to any Tax Return filed by any Acquired Company has been proposed in writing by any Governmental Authority to any Acquired Company or any representative thereof and no written claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.

(f)  Except as reasonably would not be likely to result in any material liability to the Acquired Company (in any individual case or in the aggregate), no Acquired Company had, as of September 30, 2006, any liability for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, that has not been accrued or reserved against on the Balance Sheet in accordance with Canadian GAAP. Since September 30, 2006, no Acquired Company has incurred any liability for Taxes, whether asserted or unasserted, contingent or otherwise, other than in the ordinary course of business. Amounts of Taxes that have accrued but which are not yet due and payable as of the Effective Time will be provided for in any interim financial statements of the Acquired Companies if and to the extent required under Canadian GAAP.

26.

(g)  Each Acquired Company has made available to Parent or its legal counsel or accountants true and complete copies of all Tax Returns for (and non privileged studies and opinions related thereto) for such Acquired Company for its last three taxable years.

(h)  To the Knowledge of the Company, no Acquired Company has applied to any Governmental Authority for permission to change its taxation year end or method of computing income or Taxes, or for any tax ruling, or technical interpretation. Except as disclosed to the Parent in writing prior to the Effective Time, between the date hereof and the Effective Time, no Acquired Company shall have made, revoked or rescinded any Tax election or designation, or made, revoked or rescinded any settlement or compromise of any liability with respect to Taxes, or amended or refiled any Tax Return.

(i)  There are no Liens on the assets of any Acquired Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable and for which adequate reserves have been recorded on line items on the Balance Sheet. To the Knowledge of the Company, no state of facts exists or has existed that would constitute grounds for the assessment of any liability for Taxes with respect to any taxable period not yet audited by the relevant Governmental Authority which would result in any material Lien for Taxes on the assets of any Acquired Company.

(j)  No Acquired Company has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by an Acquired Company.

(k)  Except for customary agreements to indemnify lessors, licensors, lenders and debt security holders in respect of Taxes, (a) no Acquired Company is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority, (b) no Acquired Company (i) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which is a subsidiary of the Company), or (ii) has any liability for the Taxes of any person (other than Company or any Subsidiary) under U.S. Treas. Reg. § 1.1502-6 or any similar provision of Canadian federal, provincial, state, local or foreign law, whether as a transferee successor or otherwise, by contract, or otherwise.

(l)  No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Arrangement.

(m)  To the Knowledge of the Company, each Acquired Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday, provision relating to its entitlement to Tax credits, or other Tax reduction agreement or order (“Tax Incentive”), in all material respects.

27.

(n)  Each Acquired Company is, and at all times has filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time been treated by any Governmental Authority as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation). No Acquired Company has filed any Tax Return on the basis that it is subject to Tax in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof).

(o)  No Tax liabilities exist under or in respect of any Company Plans.

(p)  No Acquired Company has filed a statement pursuant to Section 1.6011-4 of the Treasury Regulations pertaining to participation in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(q)  No Acquired Company has made an election to be treated as a domestic corporation pursuant to Section 897(i) of the Code.

3.10  Company Intellectual Property.

(a)  Section 3.10(a) of the Company Disclosure Schedule lists all Owned IP that has been registered or filed with, or issued under the authority of, any government authority (including without limitation all patents, registered copyrights, registered trademarks, and all applications for any of the foregoing) (the “Registered Owned IP”), and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office, United States Copyright Office, or equivalent authority anywhere in the world) related to such Intellectual Property Rights.

(b)  No Owned IP (and, to the Knowledge of the Company, no Licensed IP) is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation that (i) restricts in any material manner the use, transfer, or licensing thereof by any Acquired Company, or (ii) may affect the validity, use or enforceability of such Intellectual Property Rights.

(c)  All of the Acquired Company’s Intellectual Property Rights in the Owned IP are valid and subsisting. With respect to Registered Owned IP, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property Rights have been made, and all necessary documents, recordations and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights.

(d)  Other than “shrink wrap” and similar commercial mass-market Software licenses pursuant to which a third party grants nonexclusive end-user license rights to any Acquired Company for non-customized Software in binary code form, each of the following parts of Section 3.10(d) of the Company Disclosure Schedule lists all Company Contracts pursuant to which: (i) any Company IP was licensed or transferred to any third party; (ii) any Company IP was placed into escrow with any third party; and (iii) a third party has licensed or transferred any material Intellectual Property Rights to any Acquired Company.

(e)  Each of the Acquired Companies either (i) owns and has good and exclusive title to all Intellectual Property Rights and other Intellectual Property used in or necessary to the conduct of the Business; or (ii) has licensed from a third party pursuant to a Company Contract described in Section 3.10(e)(iii) of the Company Disclosure Schedule) all Intellectual Property Rights and other Intellectual Property used in or necessary to the conduct of the Business in a manner sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted. Without limiting the foregoing, (i) each Acquired Company owns exclusively, and has good title to, all trademarks listed in Section 3.10(a) of the Company Disclosure Schedule used in connection with the Business of such Acquired Company; and (ii) each Acquired Company owns exclusively, and has good title to, all copyrighted works that are products of such Acquired Company or that such Acquired Company otherwise expressly purports to own, including any documentation related to such products.

28.

(f)  Each Person who is or was an employee or contractor of an Acquired Company and who is or was involved in the creation or development of any Intellectual Property Rights in the course of performing services for the Acquired Company has signed a valid, enforceable agreement containing an assignment of all such Intellectual Property Rights to the Company. No employee of an Acquired Company is (i) bound by or otherwise subject to any Contract restricting him from performing his duties for the Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Acquired Company.

(g)  Except for Licensed IP, the Acquired Companies own and have good and exclusive title to all Intellectual Property Rights or other Intellectual Property used by such Acquired Company, free and clear of any Encumbrance (other than any lien for current taxes not yet due and payable); provided, however, that claims of infringement or misappropriation of Intellectual Property Rights shall not be deemed Encumbrances for the purpose of this Section 3.10(g)).

(h)  No Acquired Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that is or was material to the conduct of the Business to any third party, or (ii) permitted rights in such Intellectual Property Rights owned by such Acquired Company to lapse or enter the public domain.

(i)  All material Company Contracts relating to Intellectual Property Rights are in full force and effect. No event has occurred, and no circumstance or condition exists that has resulted in, or could reasonably be expected to result in, (i) the termination of any such Company Contract; (ii) the disclosure, delivery, license, or release from any escrow of any Company IP. Following the Closing Date, each Acquired Company will continue to be permitted to exercise all of its rights under such material Company Contracts relating to Intellectual Property Rights (a) to the same extent such Acquired Company would have been able to had the Transactions not occurred, and (b) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Acquired Company would otherwise be required to pay.

(j)  To the Knowledge of the Company, the operation of the Business (including without limitation the Acquired Companies’ offering, sale, license, and performance of their products and services) has not and does not infringe or misappropriate the Intellectual Property Rights of any third party, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction in which any Acquired Company does business. To the Knowledge of the Company, no Person has infringed or misappropriated any Company IP.

(k)  No Acquired Company has received notice from any third party that the operation of the Business infringes or misappropriates the Intellectual Property Rights of any third party, or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(l)  Each Acquired Company has taken reasonable steps to protect its rights in the Acquired Companies’ confidential information and trade secrets and (to the extent required under confidentiality obligations to third parties) to protect any trade secrets or confidential information of third parties provided to the Acquired Companies. Without limiting the foregoing, each Acquired Company (x) has and enforces a policy requiring each employee to execute a proprietary information/confidentiality and invention assignment agreement substantially in the forms provided to Parent, and has ensured that all current and former employees of the Acquired Companies have executed such an agreement; and (y) has and enforces a policy requiring each contractor or third party that receives any confidential information and/or trade secrets from the Acquired Companies to execute a written agreement containing obligations of confidentiality no less restrictive than the confidentiality obligations set forth in such Acquired Company’s standard form of confidentiality agreement provided to Parent, and has ensured that all such current and former contractors and third parties have executed such an agreement.

29.

3.11  Compliance; Permits; Restrictions.

(a)  Neither any Acquired Company nor the conduct of the Business is in conflict with, or in default or violation of any Laws applicable to any Acquired Company or by which its or any of their respective businesses or properties is bound or affected, except such conflicts, defaults or violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against any Acquired Company, nor has any Governmental Authority indicated to the Company an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon any Acquired Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Acquired Companies, any acquisition of material property by any Acquired Company or the conduct of the Business.

(b)  Each Acquired Company holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities that are material to the operation of its Business, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Acquired Company is in compliance in all material respects with such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, except such non-compliance as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

3.12  Litigation. There is no suit, action, judgment, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened, against or affecting any Acquired Company or any property or asset of any Acquired Company which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.13  Investment Banking, Brokers’ and Finders’ Fees. Except for fees payable to William Blair & Company pursuant to an engagement letter dated April 8, 2006, the Acquired Companies have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14  Employee Benefit Plans.

(a)  The Company Plans covering any active employee, former employee, director or consultant of Company, any Subsidiary or any trade or business (whether or not incorporated) that is an Affiliate of the Company within the meaning of Section 414 of the Code, or with respect to which Company has or may in the future have liability are listed on Section 3.14(a) of the Company Disclosure Schedule. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each plan listed on Section 3.14(a) of the Company Disclosure Schedule including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended, or the Code in connection with each plan listed on Section 3.14(a) of the Company Disclosure Schedule; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under the Employee Retirement Income Security Act of 1974, as amended, with respect to each plan; (iv) all Internal Revenue Service determination, opinion, notification and advisory letters relating to any plan listed on Section 3.14(a) of the Company Disclosure Schedule; (v) all material correspondence to or from any governmental agency relating to any plan listed on Section 3.14(a) of the Company Disclosure Schedule; (vi) all discrimination tests for each plan listed on Section 3.14(a) of the Company Disclosure Schedule, if applicable, for the most recent three plan years; and (vii) if the Plan listed on Section 3.14(a) of the Company Disclosure Schedule is funded, the most recent periodic accounting of the assets of such plan.

30.

(b)  Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including the Employee Retirement Income Security Act of 1974, as amended, and the Code, that are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of business) has been brought, or to the Knowledge of Company is threatened, against or with respect to any such plan listed on Section 3.14(a) of the Company Disclosure Schedule. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the Internal Revenue Service or Department of Labor with respect to any plans listed on Section 3.14(a) of the Company Disclosure Schedule. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the plans listed on Section 3.14(a) of the Company Disclosure Schedule have been timely made or accrued. Section 3.14(b) of the Company Disclosure Schedule includes a listing of the accrued vacation liability of Company as of January 31, 2007. Any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 401(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless such plan still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to conform to such legislation. No Acquired Company has any plan or commitment to establish any new Company Plan similar to any plan listed on Section 3.14(a) of the Company Disclosure Schedule, to modify any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Plan similar to any Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule. Each Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, any Acquired Company or any of their respective Affiliates (other than ordinary administration expenses).

(c)  Neither the Company, any Subsidiary, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)A of the Employee Retirement Income Security Act of 1974, as amended. Neither Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. To the Knowledge of the Company, neither Company, any Subsidiary, nor any officer or director of Company or any Subsidiary is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, with respect to any Company Plan. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended, and not otherwise exempt under Section 4975 of the Code or Section 408 of the Employee Retirement Income Security Act of 1974, as amended, has occurred with respect to any Company Plan.

31.

(d)  To the Knowledge of the Company, neither the Company, any Subsidiary, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Company employees. None of the plans listed on Section 3.14(a) of the Company Disclosure Schedule promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. No Company Plan listed on Section 3.14(a) of the Company Disclosure Schedule provides health benefits that are not fully insured through an insurance contract.

(e)  To the Knowledge of the Company, there are no pending, threatened or reasonably anticipated claims or actions against any Acquired Company under any workers’ compensation policy or long-term disability policy.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of any Acquired Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)  No payment or benefit which will or may be made by any Acquired Company or its Affiliates with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the Treasury Regulations thereunder (“Section 280G”) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 3.14(g) of the Company Disclosure Schedule shall list all persons who the Company reasonably believes are, with respect to Company or any Subsidiary, “disqualified individuals” (within the meaning of Section 280G) as determined as of the date hereof. Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five business days prior to the expected date of the Closing, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 3.14(g) which sets forth any additional information which Company reasonably believes would affect the determination of the persons who are, with respect to Company or any Subsidiary, deemed to be “disqualified individuals” (within the meaning of Section 280G) as of the date of each such revised Schedule 3.14(g).

32.

(h)  Each Company Plan that has been adopted or maintained by Company or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 3.14(h) of the Company Disclosure Schedule.

(i)  There is no Company Contract covering any employee or former employee of any Acquired Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $100,000 that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no Company Contract requiring an Acquired Company to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

3.15  Absence of Liens and Encumbrances. Each Acquired Company has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except as reflected in the Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.16  Environmental Matters.

(a)  Hazardous Material. To the Knowledge of the Company, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be a Hazardous Material, are present, as a result of the actions of any Acquired Company or any Affiliate of the Acquired Companies, or, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Acquired Company has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Acquired Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) no Acquired Company has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Authority in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or the handling or transportation of Hazardous Materials or in a manner that would reasonably be expected to result in material liability to the Acquired Companies.

(c)  Permits. Each Acquired Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of such Acquired Company’s business, except where the failure to hold such permits does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  Environmental Liabilities. Except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge, threatened concerning any permit covered by Section 3.16(c) above, Hazardous Material or the handling or transportation of any Hazardous Material by any Acquired Company.

33.

3.17  Agreements, Contracts and Commitments. Section 3.17 of the Company Disclosure Schedule sets forth each of the following Company Contracts (such Company Contracts, the “Material Contracts”):

(a)  any employment or consulting agreement, contract or commitment with any director or officer or member of Company’s Board of Directors, other than those that are terminable by any Acquired Company on no more than 30 days’ notice without liability or financial obligation to the Acquired Companies;

(b)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)  any agreement of indemnification or any guaranty, other than agreements with Acquired Company customers entered into in the ordinary course of business;

(d)  any agreement, contract or commitment containing any covenant limiting in any respect the right of any Acquired Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by any Acquired Company after the date of this Agreement of assets in excess of $500,000 not in the ordinary course of business or pursuant to which any Acquired Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than any Subsidiary;

(f)  any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which any Acquired Company have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which any Acquired Company has continuing material obligations to jointly develop any Intellectual Property Rights that will not be owned, in whole or in part, by such Acquired Company;

(g)  any material agreement, contract or commitment currently in force pursuant to which (i) an Acquired Company licenses any third party to manufacture or reproduce any Acquired Company product, service or technology; (ii) a third party resells, distributes, or acts as a sales representative for any Acquired Company products or service, excluding agreements with distributors or sales representatives in the normal course of business that are cancelable without penalty upon notice of 90 days or less, and substantially in the form previously provided to Parent; and (iii) an Acquired Company engages any third party to supply any products or perform any services material to the conduct of the Business, including without limitation any long-term supply agreements, installation service subcontracts, and repair service provider agreements, in each case to the extent such Contract is (x) reasonably likely to involve consideration of more than $500,000 during any fiscal year of the Acquired Companies and (y) is not cancelable without penalty upon notice of 90 days or less;

34.

(h)  any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to Company and each Subsidiary taken as a whole;

(i)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit with a value in excess of $250,000;

(j)  all material real property leases and subleases, occupancy licenses and other occupancy agreements entered into by Company and any brokerage agreement and construction contract with respect to the same;

(k)  any settlement agreement entered into within five years prior to the date of this Agreement involving consideration of more than $1,000,000; or

(l)  any other agreement, contract or commitment (i) in connection with or pursuant to which any Acquired Company expects to spend or receive (or are expected to spend or receive), in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

No Acquired Company, nor to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default under, and neither Company nor any Subsidiary has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate any such Material Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Material Contract is valid, has not been terminated as of the date of this Agreement and, except as permitted under Section 5.2 will not be terminated prior to the Effective Date, and is enforceable against the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.18  Company Properties. Each Acquired Company has good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All the plants, structures, facilities, properties, leased premises and equipment of the Acquired Companies, except such as may be under construction as set forth in Section 3.18 of the Company Disclosure Schedule, are in good operating condition and repair, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no person in possession of any of Company real property (including leased property) other than the Company or its Affiliates. All improvements constructed by the Company or any Acquired Company within its real property (including leased property) were constructed in material compliance with all building codes, zoning ordinances and all other applicable laws.

3.19  Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Ancillary Agreements and the Arrangement Resolution and the other transactions contemplated hereby and thereby, and the Company has statutory or discretionary exemption that would apply to the Agreement and the proposed transaction contemplated hereunder. Other than Part 1, Sections 4.1, 4.2, 4.5, 4.6, 4.7, Part 7 and Part 8 under the Ontario Securities Commission Rule 61-501, no other takeover statute or similar statute or regulation applies to or purports to apply to the Arrangement Resolution, this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

35.

3.20  Foreign Corrupt Practices Act. To the Company’s Knowledge, neither any Acquired Company, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of any Acquired Company, has done any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

3.21  Labor Matters.

(a)  No Acquired Company is a party to, or bound by, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, nor is any such agreement presently being negotiated, nor is there any duty on the part of any Acquired Company to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of an Acquired Company.

(b)  Since January 1, 2004, no Acquired Company has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of its employees. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity (of unrepresented employees), question concerning representation, or any similar activity or dispute.

(c)  Subject to compliance with applicable Laws, the employment of each employee of an Acquired Company is terminable by the applicable Acquired Company at will, without payment of severance or other compensation or consideration. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each Acquired Company.

(d)  To the Company’s Knowledge, no employee of any Acquired Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may result in a Company Material Adverse Effect.

(e)  For the last three years, no Acquired Company has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” each as defined in the WARN Act, or any similar legal requirement, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an Acquired Company.

(f)  There is no Judgment, claim, labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated, either by or against any Acquired Company, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company employee, including charges of unfair labor practices or harassment complaints. To the Company’s Knowledge, no Acquired Company has engaged in any unfair labor practice within the meaning of the National Labor Relations Act. To the Company’s Knowledge, there are no facts indicating that (i) the consummation of the Arrangement will have a material adverse effect on the labor relations of an Acquired Company, or (ii) any of the employees of an Acquired Company intends to terminate his or her employment with the Acquired Company with which such employee is employed.

36.

(g)  To the Knowledge of the Company, no current or former independent contractor of an Acquired Company could reasonably be deemed to be a misclassified employee. No independent contractor (i) has provided services to an Acquired Company for a period of six consecutive months or longer or (ii) is eligible to participate in any Company Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(h)  Section 3.20(h) of the Company Disclosure Schedule accurately identifies each former employee of an Acquired Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from an Acquired Company or otherwise) relating to such former employee’s employment with an Acquired Company; and Section 3.21(h) of the Company Disclosure Schedule accurately and completely describes such benefits.

(i)  Section 3.20(i) of the Company Disclosure Schedule accurately identifies each employee of an Acquired Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.22  Insurance. The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To the Company’s knowledge, there is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Parent represents and warrants to the Company that, except as set forth on the Parent Disclosure Schedule:

4.1  Organization and Good Standing. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth an accurate and complete list of each of Parent’s and Purchaser’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of the current directors and officers of Parent and Purchaser. Parent and Purchaser have made available to the Company accurate and complete copies of the Organizational Documents of each of Parent and Purchaser, as currently in effect, and neither Parent nor Purchaser is in default under or in violation of any provision of their Organizational Documents.

37.

4.2  Authority and Enforceability.

(a)  As of the date hereof, the Board of Directors of Parent, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Parent Stockholders and is in the best interests of Parent and that the fair market value of Company is equal to at least 80% of Parent’s net assets and has resolved unanimously to recommend to the Parent Stockholders that they vote their Parent Common Stock in favor of the Arrangement. The Board of Directors of Parent has unanimously approved the Arrangement and the execution and performance of this Agreement. The Board of Directors of Parent has received a Fairness Opinion from New Century Capital Partners, LLC or another financial advisor of national reputation (the “Parent Financial Advisor”). Promptly following receipt of the written Fairness Opinion, Parent shall provide a complete copy of the Fairness Opinion to the Company.

(b)  The only vote of holders of securities of Parent necessary to approve the Arrangement is the Required Parent Vote.

(c)  Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of each of Parent and the Purchaser. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(d)  Upon the execution and delivery by each of Parent and the Purchaser of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

4.3  No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation or performance of the Transactions, will:

(a)  directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Parent Common Stock or any of the properties or assets of Parent or Purchaser under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the Organizational Documents of Parent or Purchaser; (ii) except as set forth in Section 4.3(b) any Governmental Authorization; (iii) any Parent Contract; or (iv) except as set forth in Section 4.3(b), any Law or Judgment applicable to Parent or Purchaser or any of their respective properties or assets; or

(b)  require Parent or Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except for (i) the filing of the Proxy and Registration Statement with the SEC and the mailing of the Proxy Statement to the Parent Stockholders, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, HSR Act and the comparable laws of any foreign country reasonably determined by the parties to be required and (iii) such other consents, waivers, approvals, ratifications, permits, licenses, Governmental Authorizations or other authorizations, or notices, filings or registrations which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Transactions.

38.

4.4  Capitalization and Ownership.

(a)  The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share. As of the date hereof, 11,249,997 shares of Parent Common Stock were issued and outstanding. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. Parent has reserved 18,000,000 shares of Parent Common Stock for issuance upon exercise of outstanding warrants held by Parent’s public stockholders, and 1,350,000 shares of Parent Common Stock issuable upon exercise of unit purchase options issued by Parent on August 31, 2005 in connection with its initial public offering (and warrants issuable upon exercise thereof) to Wedbush Morgan Securities Inc. and Maxim Partners LLC.

(b)  Prior to and as of the date of this Agreement, no dividends have been declared, reserved or set aside with respect to any Parent Common Stock.

(c)  Section 4.4 of the Parent Disclosure Schedule sets forth for Purchaser:

(i)  its authorized share capital; and

(ii)  the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof.

All of the issued and outstanding equity securities of the Purchaser are owned of record and beneficially by the Persons specified in Section 4.4 of the Parent Disclosure Schedule and, to the Parent’s knowledge, free and clear of all Encumbrances, in the respective amounts set forth in the Parent Disclosure Schedule.

(d)  Other than Purchaser, Parent has no Subsidiaries.

(e)  Except as set forth in this Section 4.4 or as contemplated by this Agreement:

(i)  there are no equity securities of any class of either Parent or the Purchaser, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and

(ii)  there are no options, warrants, equity securities, calls, rights or other Parent Contracts obligating Parent or Purchaser to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of Parent or Purchaser or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Parent or Purchaser to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract.

39.

(f)  Except as filed as an exhibit to Parent’s Registration Statement on Form S-1 (Registration No. 333-124141) (the “Parent IPO Registration Statement”), there are no Parent Contracts or, to the Knowledge of Parent, Contracts to which any Parent Stockholder or any Affiliate of Parent or any Parent Stockholder is a party or by which any Parent Stockholder or any Affiliate of Parent or any Parent Stockholder is bound with respect to the voting (including voting trusts or proxies), registration under the U.S. Securities Act or any other Securities Laws (including the qualification of a prospectus under Canadian securities Law), or the sale or transfer (including Parent Contracts imposing transfer restrictions) of any shares or other equity interests of Parent or Purchaser. Parent does not have any outstanding share appreciation rights, phantom shares, performance based rights or similar rights or obligations. No holder of indebtedness of Parent or Purchaser has any right to convert or exchange such indebtedness for any equity securities or other securities of Parent or Purchaser. No holders of outstanding indebtedness of Parent or Purchaser have any rights to vote for the election of directors of Parent or Purchaser or to vote on any other matter.

(g)  All of the Parent Common Stock and the issued and outstanding equity securities of Purchaser are duly authorized, validly issued, fully paid, non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. Other than legends required by applicable blue sky laws, no legend or other reference to any purported Encumbrance will appear on any certificate representing the Parent Common Stock or the Exchangeable Shares to be issued pursuant to the Arrangement.

(h)  There are no obligations, contingent or otherwise, of Parent or Purchaser to repurchase, redeem or otherwise acquire any of their shares or other equity interests. Neither Parent nor Purchaser is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except to the extent arising pursuant to applicable take-over or similar Laws, there is no rights agreement, “poison pill” anti-take-over plan or other similar agreement or understanding to which Parent or Purchaser is a party or by they are bound with respect to any equity security of any class of Parent or Purchaser.

4.5  Financial Statements and Compliance.

(a)  Attached as Section 4.5 of the Parent Disclosure Schedule are the financial statements (collectively, the “Parent Financial Statements”) comprising the audited balance sheet of Parent as of December 31, 2005 and the unaudited balance sheet of Parent as of September 30, 2006 (together, the “Parent Balance Sheet”), the audited statements of operations, stockholders’ equity and cash flow for the fiscal year ended December 31, 2005, the unaudited statements of operations, stockholders’ equity and cash flow for the nine months ended September 30, 2006, including in each case any notes thereto, together with, in the case of the audited financial statements, the report thereon of Eisner LLP, independent certified public accountants.

(b)  The Parent Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of Parent and have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flow of Parent as of the respective dates and for the periods indicated therein, all in accordance with U.S. GAAP. No financial statements of any Person other than Parent are required by U.S. GAAP to be included in the financial statements of Parent.

(c)  Parent has been in compliance with all Laws applicable to it or by which its properties are bound or affected, other than non-compliance that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed all forms, reports and documents required to be filed by the Company under the Securities Laws or other applicable Laws since August 31, 2005 (the “Parent SEC Reports”), and has made available to the Company such forms, reports and documents in the form filed. As of their respective dates, all such forms, reports and documents of Parent (i) were prepared in accordance with applicable Laws and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser is not required to file any forms, reports or other documents pursuant to Securities Laws.

40.

(d)  There are no amendments or modifications that have not yet been filed pursuant to Securities Laws but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent pursuant to Securities Laws.

(e)  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  all transactions are executed in accordance with management’s general or specific authorizations;

(ii)  all transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP and to maintain proper accountability for assets;

(iii)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Parent maintains a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting in the preparation of financial statements of Parent in accordance with U.S. GAAP and includes those policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of Parent in accordance with U.S. GAAP and that receipts and expenditures of Parent are being made only in accordance with authorizations of the management of Parent and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements of Parent.

(f)  Parent maintains disclosure controls and procedures to provide reasonable assurance that material information required to be disclosed by Parent under applicable Securities Laws is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

4.6  No Undisclosed Liabilities. There are no liabilities or obligations of Parent or Purchaser whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise), except (i) to the extent expressly reflected on or reserved against in, or otherwise disclosed in the notes to, the Parent Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business under the Contracts to which Parent is a party, (iii) liabilities or obligations arising in the ordinary course of business after the date of the Parent Balance Sheet consistent (in amount and kind) with past practice (none of which is a material liability or material obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of Law or any suit, claim, action or proceeding), and (iv) liabilities in respect of Transaction Expenses of the Parent.

41.

4.7  Transactions with Affiliates and Employees. Except as set forth in the Parent SEC Reports, none of the officers or directors of Parent or Purchaser is presently a party to any transaction with Parent or Purchaser, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of Parent or Purchaser, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than for reimbursement for expenses incurred on behalf of Parent or Purchaser.

4.8  Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Parent Material Adverse Effect, (ii) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iv) any split, combination or reclassification of any of Parent’s capital stock.

4.9  Taxes.

(a)  Parent and Purchaser have timely filed all material Tax Returns required to be filed by them with all applicable Governmental Authorities. Such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Law. Parent and Purchaser have paid, collected, withheld and remitted all material Taxes required to be paid, collected, withheld and remitted by them (whether or not shown on any such Tax Return).

(b)  Parent and Purchaser have timely paid all material Taxes and there is no Tax deficiency or adjustment outstanding, proposed or assessed against Parent or Purchaser, nor has Parent or Purchaser executed any unexpired waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax.

(c)  No audit or other examination of any Tax Return of Parent or Purchaser by any Governmental Authority is presently in progress, nor has Parent or Purchaser been notified in writing of any request for such an audit or other examination.

(d)  As of December 31, 2006, neither Parent nor Purchaser had any liability for any material unpaid Taxes that had not been accrued for or reserved against (excluding deferred Taxes and similar items) on the Parent Balance Sheet in accordance with U.S. GAAP, whether asserted or unasserted, contingent or otherwise. Since December 31, 2006, neither Parent nor Purchaser has incurred any liability for any Taxes other than in the ordinary course of business.

(e)  Parent has made available to the Company or its legal counsel or accountants true and complete copies of the Tax Returns of Parent, Purchaser and any other Subsidiary of Parent for the last three taxable years.

4.10  Parent Intellectual Property. Neither Parent nor Purchaser owns, licenses or otherwise has any right, title or interest in any Intellectual Property Rights other than its rights, if any, to the name Ad.Venture Partners, Inc.

42.

4.11  Compliance; Permits; Restrictions.

(a)  Neither Parent nor Purchaser nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of any Law applicable to Parent or Purchaser or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or Purchaser, nor has any Governmental Authority indicated to Parent or Purchaser an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or Purchaser which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Purchaser, any acquisition of material property by Parent or Purchaser or the conduct of their businesses.

(b)  Each of Parent and Purchaser holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities that are material to the operation of their businesses, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies. Each of Parent and Purchaser is in compliance in all material respects with such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies.

4.12  Litigation. There is no suit, action, judgment, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Parent, threatened, against or affecting Parent, Purchaser or any of their respective properties or assets which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.13  Brokers’ and Finders’ Fees. Except for fees payable to New Century Capital Partners LLC pursuant to an engagement letter dated March 2, 2007, and except for the deferred underwriting fees relating to Parent’s initial public offering payable upon the consummation of the Arrangement (the “Deferred Underwriting Fees”), neither Parent nor Purchaser has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

4.14  Employee Benefit Plans. Neither Parent nor Purchaser maintains or has liability under any employee compensation, severance, termination pay, deferred compensation, stock or stock related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent or Purchaser; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Neither Parent nor Purchaser have any employees.

4.15  Absence of Liens and Encumbrances. Each of Parent and Purchaser has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent on a consolidated basis.

43.

4.16  Agreements, Contracts and Commitments.

(a)  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Parent Contracts, which either (i) create or impose a liability greater than $10,000, or (ii) may not be cancelled by Parent on less than 30 days’ prior notice.

(b)  Each Parent Contact was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts have been made available to Company.

(c)  Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of such breach, default or event. Each Parent Contract is in full force and effect.

4.17  Parent Properties. Neither Parent nor Purchaser owns any real property or holds any material tangible assets. The Parent leases its offices on a month to month basis pursuant to an oral lease agreement.

4.18  Trust Account. As of the date hereof and at the Closing Date, Parent has and will have no less than $52,247,606 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Account”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with Parent’s certificate of incorporation and the Deferred Underwriting Fees.

4.19  Over-The-Counter Bulletin Board Quotation. Parent’s Common Stock and warrants are quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by NASDAQ or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB.

4.20  State Takeover Statutes. The Board of Directors of Parent has approved this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable the restrictions contained in Section 203 of the Delaware Law, to the extent, if any, such restrictions would otherwise be applicable to the Arrangement, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

4.21  Foreign Corrupt Practices Act. Neither Parent nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of Parent or any Subsidiary, has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

4.22  Canco and Purchaser Status.

(a)  Other than in connection with the Arrangement or the transactions contemplated by this Agreement, Parent, directly or indirectly, has no plan or intention to: (i) cause the liquidation of Purchaser or Canco (for U.S. federal income tax purposes or otherwise), (ii) cause the reorganization, merger or amalgamation of Purchaser or Canco with any Person (provided that the foregoing shall not prevent transfers of assets to and from Purchaser), (iii) cause the sale, distribution or other disposition of the stock of Purchaser or Canco by the owner thereof (other than a transfer to one or more wholly-owned Subsidiaries of Parent), or (iv) cause Purchaser to issue any shares of voting stock of Purchaser.

44.

(b)  At the Effective Time, except as contemplated by the Arrangement, Parent or one or more wholly-owned Subsidiaries of Parent will own all of the outstanding capital stock of Purchaser other than the Exchangeable Shares to be issued in the Arrangement or in connection with the Arrangement.

(c)  Purchaser and Canco were formed for the sole purpose of engaging in the Transactions contemplated by this Agreement. Neither Canco nor Purchaser has or will have incurred, directly or indirectly, any obligations or liabilities or engaged in any business or activities or entered into any agreements or arrangements with any Person, except for obligations and liabilities incurred in connection with their incorporation or organization and the transactions contemplated hereby and in the Plan of Arrangement. At no time prior to the Effective Time will Canco or Purchaser own any material assets other than an amount of cash necessary to incorporate Canco or Purchaser, as applicable, and to pay the expenses of the transactions contemplated hereby attributable to it if the transactions contemplated hereby are consummated.

4.23  Business Combinations. Parent is not party to any Contract (including, without limitation, letters of intent, memorandums of understanding and the like) which contemplates the consummation of a Business Combination (as defined in Parent’s Amended and Restated Certificate of Incorporation) other than (i) this Agreement and the Ancillary Agreements and (ii) any such Contract that has been terminated or expired by its terms, in each case on or prior to the date hereof.

ARTICLE 5

COVENANTS

5.1  Access and Investigation. From the date of this Agreement until the Effective Time and upon reasonable advance notice each party will, and cause each of its Subsidiaries to:

(a)  afford the other party and its Representatives full access during normal business hours to all of its properties, books, Contracts, personnel and records as such party may reasonably request; and

(b)  furnish promptly to the other party and its Representatives all other information concerning its business, properties, assets and personnel as such party may reasonably request.

5.2  Operation of the Businesses of the Acquired Companies.

(a)  Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will, and will cause each of its Subsidiaries to:

(i)  conduct its business only in the ordinary course of business;

(ii)  use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it;

45.

(iii)  pay its debts and Taxes when due, subject to good faith disputes over such obligations; and

(iv)  deliver to Parent (A) the monthly board book that is disseminated to the Board of Directors of the Company and (B) the Company’s weekly operational reports.

(b)  Without limiting the generality of Section 5.2(a) and except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise expressly permitted or contemplated by this Agreement or the Ancillary Agreements, the Company will not, and will not cause or permit any of its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i)  declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

(ii)  split, combine or reclassify its capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or any of its other securities;

(iii)  purchase, redeem or otherwise acquire any of its shares or any other securities or any options, warrants or other rights to acquire any such shares or securities;

(iv)  enter into any material partnership arrangements, joint development agreement or strategic alliances, other than in the ordinary course of business;

(v)  transfer a license to any Person, or otherwise extend, amend or modify any material Intellectual Property Rights;

(vi)  cause, permit or propose any amendments to its Organizational Documents;

(vii)  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;

(viii)  except as required to ensure that any Company Plan is not then out of compliance with applicable Law or to comply with the requirements of any Company Plan, adopt, amend or terminate any Company Plan;

(ix)  make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

(x)  except in the ordinary course of business consistent with past practice, modify, amend or terminate any Material Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xi)  except as required by applicable Law, enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

46.

(xii)  incur or enter into any agreement or commitment in excess of $250,000 individually or incur any indebtedness (including capital leases or deferred purchase price obligations) other than (x) under the Security and Purchase Agreement, dated July 31, 2006 among the Company, certain of its Subsidiaries and Laurus Master Fund, Ltd, as amended, or (y) in respect of professional fees and expenses relating to this Agreement and the Transactions;

(xiii)  (A) hire any employee or consultant with an annual compensation level in excess of $150,000 or who is eligible to earn or is paid a bonus in excess of $50,000, (B) enter into or amend any Contract with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent upon the occurrence of the Transactions or (C) enter into any compensation agreement with any current officer or director;

(xiv)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 other than (A) ordinary course workers’ compensation claims or (B) pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date hereof;

(xv)  except as required by applicable Law, make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(xvi)  otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.7 or Section 3.8;

(xvii)  purchase any insurance in excess of such insurance policies held by the Acquired Companies on the date hereof, provided that the foregoing shall not prohibit the Company from extending the term of existing insurance policies or replacing existing insurance policies with comparable policies;

(xviii)  agree in writing or otherwise take any of the actions described in Section 5.2(b)(i) through (xvii) above; or

(xix)  other than upon the exercise of outstanding Company Options, Company SARs, Company Warrants or Convertible Debentures, issue any Common Shares.

5.3  Conduct of Business By Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent agrees, and shall cause Purchaser to, except (i) as specifically provided in this Agreement or (ii) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and preserve its business relationships. In addition, except (x) as specifically provided in this Agreement or (y) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), Parent and its Subsidiaries shall not take any actions other than those necessary or appropriate to consummate the Transactions and those necessary to permit the continued operation of Parent’s business.

47.

5.4  Consents and Filings; Commercially Reasonable Efforts. Without limiting the obligations of the Parties under other sections of this Agreement, each of the Parties will, and will cause each of its Subsidiaries to, use their respective commercially reasonable efforts:

(a)  to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions; and

(b)  as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those disclosed or required to be disclosed as exceptions to Section 3.3 on the Company Disclosure Schedule and Section 4.3 on the Parent Disclosure Schedule.

5.5  Covenants of the Company Regarding the Arrangement. The Company shall and shall cause its Subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(a)  use all commercially reasonable efforts to obtain the Required Company Vote, provided that the Company shall not be required to engage a proxy solicitation agent in connection therewith;

(b)  use all commercially reasonable efforts to obtain the consents set forth in Section 3.3 of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent (not to be unreasonably withheld) none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Parent or its respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation;

(c)  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Arrangement;

(d)  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company or any of its Subsidiaries which are typically applied for in a transaction of this nature or are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep Parent reasonably informed as to the nature of any application or submission proposed to be made and the status of the proceedings related to obtaining the Regulatory Approvals, including providing Parent with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for Parent to provide its reasonable comments thereon; and

48.

(e)  defend all Proceedings against the Company challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, provided however that the Company shall not enter into any settlement, or consent to any Judgment thereon without the prior written consent of the Parent (such consent not to be unreasonably withheld).

5.6  Covenants of Parent Regarding the Performance of Obligations. Parent shall, and shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by Parent or any of Parent’s Subsidiaries under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, Parent shall and where appropriate shall cause its Subsidiaries to:

(a)  use all commercially reasonable efforts to obtain the Required Parent Vote;

(b)  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Parent or any of Parent’s Subsidiaries and relating to the Company or any of the Company’s Subsidiaries which are typically applied for by an offeror or are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep the Company reasonably informed as to the status of the Proceedings related to obtaining the Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for the Company to provide its reasonable comments thereon;

(c)  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Arrangement; and

(d)  defend all Proceedings against Parent challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.

5.7  Mutual Covenants. Each of the Parties covenants and agrees that, except as otherwise contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)  it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement and the transactions contemplated hereby and thereby, including using its commercially reasonable efforts to: (i) obtain all Regulatory Approvals required to be obtained by it; (ii) effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement and the transactions contemplated hereby and thereby; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder. Subject to the terms and conditions herein provided, none of the Parties shall knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially change the business operations or financial condition of the Company or the Parent; and

49.

(b)  it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement except as permitted by this Agreement.

5.8  Notification. From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of:

(a)  the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing; and

(b)  any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

No notification pursuant to this Section 5.9 will be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Section 8.2.

5.9  Confidentiality. From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between the Company and the Parent dated December 29, 2006 (the “Confidentiality Agreement”), provided that each party hereby consents to the disclosure of Confidential Information provided by such party for purposes of inclusion in the Circular, the Proxy and Registration Statement, the Prospectus, the Proxy Statement or pursuant to Section 2.7 hereof, as applicable. From and after the Closing, the confidentiality obligations of Parent and Purchaser under the Confidentiality Agreement will terminate with respect to all Information.

5.10  Unaudited Monthly and Quarterly Statements; Audited Annual Statements; Pro Forma Financial Statements.

(a)  Until the Effective Time, the Company will cause to be prepared (and furnish to the Parent) as promptly as possible (and in any event, no later than the earlier of (i) the time such information is provided to the Company’s Board of Directors and (ii) 30 days after the end of a month or 45 days after the end of a fiscal quarter, as applicable (other than the fiscal quarter ended December 31, 2006)) on a monthly and quarterly basis unaudited consolidated balance sheets as of the end of such calendar month or fiscal quarter, and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and, solely with respect to the quarterly statements, a reconciliation to U.S. GAAP for the respective periods (such balance sheets, and related statements being collectively referred to in this Agreement as the “Unaudited Statements”). The Unaudited Statements will be prepared from the books and records of the Company and will and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of and for the respective time periods in accordance with internal Company accounting methods and standards currently used.

50.

(b)  The Company shall cause to be prepared (and furnish to the Parent) as promptly as possible after the execution of this Agreement (and in any event no later than March 31, 2007) the audited consolidated balance sheet, and related audited consolidated statement of operations, statement of stockholders’ equity, statements of cash flows, notes thereto and a reconciliation to U.S. GAAP for the year ended December 31, 2006 (such balance sheet and related statements of operations, stockholders’ equity and cash flows, related notes and the reconciliation to U.S. GAAP, the “Audited 2006 Statements”). The Audited 2006 Statements will be prepared from the books and records of the Company and will and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of and for the respective time periods in accordance with internal Company accounting methods and standards currently used.

(c)  The Company shall prepare such pro forma financial statements and notes thereto as reasonably required by Parent for inclusion in the Proxy and Registration Statement, the Prospectus or the Proxy Statement and provide such assistance as reasonably requested by Parent in the preparation of the Proxy and Registration Statement.

5.11  Dissenting Shareholders. The Company shall give the Parent prompt notice of any written notice exercising Dissent Rights, withdrawals of the exercise of such rights, and any other instruments served pursuant to the Arrangement Resolution, the Plan of Arrangement, the Interim Order and the Final Order, and shall consult Parent in respect of negotiations and proceedings with respect to the exercise of such Dissent Rights. Without the prior written consent of the Parent, except as required by applicable Law, the Company shall not, prior to the Effective Time, make any payment with respect to any such rights or offer to settle or settle any such rights.

5.12  Structure Changes. In the event that the Court or any Governmental Authority issues any order, ruling, decision or decree, or takes any action of any kind whatsoever, or refuses to take any action which is contemplated by this Agreement to be taken by it in connection with the implementation of the Transactions, which in each case is materially inconsistent with the structure of the Transactions contemplated hereby, the Parties, each acting in good faith, will cooperate with each other to devise, consider and implement an alternative structure for the Transactions which will result in the Parent and the Company Shareholders being, as nearly as practicable, in the same economic positions as they would have been if the structure provided herein for the Transactions had been implemented (provided that (i) such alternative structure shall not be detrimental to the Company or the Company Shareholders and (ii) the Company and Parent shall use commercially reasonable efforts to obtain revised Fairness Opinions with respect to the alternative structure from the Company Financial Advisor and the Parent Financial Advisor, respectively), and the Parties shall amend this Agreement and the Plan of Arrangement to the extent necessary to reflect such changes in the proposed structure, and to implement the Transactions as so amended.

5.13  Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will:

(a)  furnish to the requesting party any additional information;

(b)  execute and deliver, at their own expense, any other documents; and

(c)  take any other actions,

as may be necessary or as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

51.

5.14  Parent Board Composition and Executive Officers.

(a)  The Board of Directors of Parent shall take all actions necessary such that effective as of the Effective Time:

(i)  The Board of Directors shall be comprised of 9 directors and shall be divided into three classes, Class A, Class B and Class C, with 3 directors in each class. The directors in Class A shall be elected for a term expiring at the first annual meeting of Parent’s stockholders following the Effective Time, the directors in Class B shall be elected for a term expiring at the second annual meeting of Parent’s stockholders following the Effective Time and the directors in Class C shall be elected for a term expiring at the third annual meeting of Parent’s stockholders following the Effective Time.

(ii)  The Class C directors of Parent shall initially be M. Brian McCarthy, Peter Giacalone and Howard Balter.

(iii)  The Class B directors of Parent shall initially be David Hallmen (so long as he qualifies as an “independent director” as defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”)), Ilan Slasky and one other person selected by the Company’s Board of Directors who is not currently a member of the Company’s Board of Directors and who qualifies as an Independent Director.

(iv)  The Class A directors of Parent shall initially be Byron Osing (so long as he qualifies as an Independent Director), Lawrence J. Askowitz (so long as he qualifies as an Independent Director) and one other person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director.

(b)  Subject to the general oversight and authority of the Board of Directors of Parent under applicable law, the Board of Directors of Parent shall take all actions necessary to establish, empower and maintain as of the Effective Time (i) an audit committee, which shall consist solely of Independent Directors, (ii) a compensation committee, which shall consist solely of Independent Directors and which shall initially be co-chaired by David Hallmen and Lawrence J. Askowitz and (iii) a governance committee which shall consist solely of Independent Directors and which shall initially be chaired by Byron Osing.

(c)  The Board of Directors of Parent will take all actions necessary such that effective as of the Effective Time, the Company’s Chief Executive Officer and Chief Financial Officers shall become the Parent’s Chief Executive Officer and Chief Financial Officers, respectively, in each case to hold such office from and after the Effective Time until his successor is duly appointed and qualified in the manner provided in the Organizational Documents of Parent or as otherwise provided by Law or his earlier resignation or removal.

5.15  Company Registration. The Company shall not take any action to cause its registration statement on the Form 20-F to be declared effective by the SEC, provided that the Company may address comments received from the SEC with respect thereto.

5.16  Treatment of Company Options, SARs, Warrants and Convertible Debentures.

(a)  At the Effective Time, each of the Company Options which are outstanding and unexercised immediately prior thereto shall, pursuant to the terms of the Plan of Arrangement cease to represent a right to acquire Common Shares of the Company and shall be exchanged for an option of Parent, in accordance with the terms of the Plan of Arrangement and the Parent shall also take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options and Parent shall register all shares of Parent Common Stock issuable upon the exercise of the Company Options on Form S-8 under the U.S. Securities Act once Parent becomes eligible to use Form S-8.

52.

(b)  At the Effective Time, each of the Company SARs which are outstanding and unexercised immediately prior thereto shall, pursuant to the terms of an SAR Exchange Agreement between Parent and each holder of Company SARs (the “SAR Exchange Agreements”), cease to represent a right to acquire Common Shares of the Company and shall be converted automatically into share appreciation rights of Parent Common Stock, pursuant to which each Company SAR shall entitle the holder to receive such number of shares of Parent Common Stock as the holder of such Company SAR would have been entitled to receive pursuant to the Arrangement had such holder been able to exercise such Company SAR in full immediately prior to the Effective Time, with appropriate adjustments made to the exercise price applicable to such Company SAR and the number of shares of Parent Common Stock acquired upon exercise), determined in accordance with the applicable SAR Exchange Agreement. Except for the foregoing adjustments, each such Company SAR so converted pursuant to a SAR Exchange Agreement shall continue to have, and be subject to, the same terms and conditions (including the vesting and exercise arrangements and other terms and conditions set forth in the Company Stock Plans and the applicable stock appreciation right agreement evidencing each such Company SAR) as are in effect immediately prior to the Effective Time. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company SARs and Parent shall register all shares of Parent Common Stock issuable upon the exercise of the Company SARs on Form S-8 under the U.S. Securities Act once Parent becomes eligible to use Form S-8.

(c)  At the Effective Time, each of the Company Warrants which is outstanding and unexercised immediately prior thereto shall, pursuant to the terms of such Company Warrant, cease to represent a right to acquire Common Shares of the Company and shall instead represent a right to purchase such number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Arrangement had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the Common Shares of the Company otherwise purchasable pursuant to such Company Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Warrants, and subject to further adjustments in accordance with the terms of such Company Warrant (the “New Warrants”). To the extent necessary to give effect to this Section 5.16(c), Parent shall issue to the holder of Company Warrants a new warrant evidencing the right represented in the New Warrants. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Company Warrants and Parent and the Company shall take all necessary action to cause the registration of the resale of such shares of Parent Common Stock under the U.S. Securities Act effective as of the Effective Time. In the event that Parent enters into a transaction analogous to the Arrangement following the Effective Time, Parent shall ensure that the New Warrants are treated in a manner similar to how the Company Warrants are treated in this Section 5.16(c).

(d)  All Convertible Debentures that are outstanding as of the Effective Time shall remain outstanding after the Effective Time in accordance with their respective terms and provisions. After the Effective Time, Parent will become jointly and severally liable with the Company with respect to the payment and performance by the Company of all of the Company’s obligations under the Securities Purchase Agreement and the Convertible Debentures. Following the Effective Time, each holder of Convertible Debentures will have the right to convert such Convertible Debentures into the number of shares of Parent Common Stock which would be receivable at the Effective Time by a holder of the Company Common Shares deliverable upon conversion of such Convertible Debentures immediately prior to the Effective Time, and subject to future adjustments of the conversion price of the Convertible Debentures as are provided for in the terms of the Convertible Debentures (the “New Convertible Debentures”). To the extent necessary to give effect to this Section 5.16(d), Parent shall issue to the holder of Convertible Debentures a new debenture evidencing the right represented in the New Convertible Debenture. Parent shall take all necessary action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Debentures and Parent and the Company shall take all necessary action to cause the registration of the resale of such shares of Parent Common Stock under the U.S. Securities Act effective as of the Effective Time. In the event that Parent enters into a transaction analogous to the Arrangement following the Effective Time, Parent shall ensure that the Convertible Debentures are treated in a similar manner to this Section 5.16(d).

53.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1  Conditions to the Obligation of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Parent, in whole or in part):

(a)  The Company’s representations and warranties (i) set forth in Section 3.4 of this Agreement must have been true and correct in all material respects on and as of the date of this Agreement and must be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties in Section 3.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Company Material Adverse Effect (disregarding any materiality or Company Material Adverse Effect qualification contained in any such representation or warranty);

(b)  all of the covenants and obligations that the Acquired Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)  each of the Governmental Authorizations, including all exemption orders from securities commissions under Canadian Securities Laws, and consents identified in Section 3.3 of the Company Disclosure Schedule and Section 4.3 of Parent Disclosure Schedule as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act and the Competition Act must have expired or otherwise been terminated;

(d)  there must not be in effect any Law or Judgment which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

54.

(e)  since the date of this Agreement, there must not have been any change, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(f)  the Company must have delivered or caused to be delivered each document that Section 2.8(a) requires it to deliver;

(g)  the Arrangement shall have been approved at the Company Meeting by not less than the Required Company Vote and at the Parent Meeting by not less than the Required Parent Vote;

(h)  the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise; and

(i)  Dissenting Shareholders hold no more than 7% of the Common Shares.

6.2  Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)  the Parent’s representations and warranties (i) set forth in Section 4.4 of this Agreement must have been true and correct in all material respects on and as of the date of this Agreement and must be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties in Section 4.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as though made on the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect (disregarding any materiality or Parent Material Adverse Effect qualification contained in any such representation or warranty);

(b)  all of the covenants and obligations that the Parent or the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)  each of the Governmental Authorizations and consents identified in Section 3.3 of the Company Disclosure Schedule and Section 4.3 of the Parent Disclosure Schedule as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated;

(d)  there must not be in effect any Law or Judgment which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

55.

(e)  since the date of this Agreement, there must not have been any change, occurrence or event that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(f)  the Parent must have delivered or caused to be delivered each document that Section 2.8(b) requires it to deliver;

(g)  the Arrangement shall have been approved at the Company Meeting by not less than the Required Company Vote and at the Parent Meeting by no less than the Required Parent Vote;

(h)  the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(i)  The Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement are in full force and effect unamended and are valid and binding obligations of the parties thereto. Each of the parties thereto has performed in all material respects the obligations required to be performed by it under the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and is entitled to all benefits thereunder. None of the parties thereto has violated or breached, in any material respect, any of the terms or conditions of the Exchangeable Share Support Agreement or the Voting and Exchange Trust Agreement and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any of the parties under the Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement; and

(j)  Parent will have no less than $38,684,000, before Parent’s Transaction Expenses, in the Trust Account.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1  Non-Solicitation.

(a)  Except as otherwise provided in Article 7, the Company shall not, directly or indirectly, and shall not authorize, permit or condone any officer, director, employee, representative or agent of the Company or any of its Subsidiaries directly or indirectly to (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or making of any proposals or announcements regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Parent and its affiliates) regarding an Acquisition Proposal, (iii) withdraw, amend or modify in a manner adverse to Parent, the approval of the Board of Directors of the Company of the Arrangement, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (v) accept or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.1(d)); provided, however, that prior to the date the Required Company Vote is obtained, nothing contained in this Agreement shall prevent the Board of Directors of the Company from entering into an agreement (subject to compliance with Section 8.2(d)(i)) or engaging in discussions or negotiations or furnishing information to (subject to compliance with Section 7.1(d)) with any Person who has made (and not withdrawn) an unsolicited bona fide, written Acquisition Proposal to the Company that:

56.

(i)  did not result from a breach of this Section 7.1;

(ii)  involves the acquisition of not less than 50.01% of the outstanding Common Shares (excluding any Common Shares held by such Person or its Affiliates) or 50.01% of the consolidated assets of the Company and its Subsidiaries taken as a whole;

(iii)  in respect of which the Board of Directors of the Company determines in good faith after receiving written opinions from the Company Financial Advisor and its outside counsel (copies of which have been provided to the Parent) that the Acquisition Proposal would, if consummated, result in a Superior Proposal and that the Board of Directors of the Company is required to withdraw or modify its recommendation with respect to the transaction in order to comply with their fiduciary duties to the Company’s shareholders under applicable Laws;

(b)  The Company shall, and shall cause the officers, directors, employees, representatives and agents of the Company and its Subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. The Company shall promptly request the return or destruction of all information provided to any third party which has entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of such agreement.

(c)  The Company shall promptly (and in any event within 48 hours of receipt by the Company) notify Parent, immediately orally and thereafter in writing, of any Acquisition Proposal or inquiry received after the date hereof (whether or not relating to any Acquisition Proposal or inquiry received prior to the date hereof) that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, Company Financial Advisor or other agents are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry. The Company shall keep Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry. Promptly upon request, the Company shall provide Parent with copies of all correspondence in respect of any such Acquisition Proposal, inquiries or request for information.

(d)  If the Company receives a request for material non-public information from a Person who proposes an unsolicited bona fide Acquisition Proposal where the Company is not in breach of Section 7.1(a) and the Board of Directors of the Company determines in good faith after receiving written opinions from the Company Financial Advisor and its outside counsel that such proposal would, if consummated, lead to a Superior Proposal, then, and only in such case, the Board of Directors of the Company may, subject to the execution by such Person of a confidentiality agreement, provide such Person with access to information regarding the Company, provided that Parent is promptly provided with a list and copies of all information provided to such Person not previously provided to Parent and is promptly provided with access to information similar to that which was provided to such Person.

(e)  In the event that the Board of Directors of the Company shall have failed to make, withdrawn, amended or modified in a manner adverse to Parent its approval or recommendation of the Arrangement, the Company shall remain obligated to give notice of, convene and hold the Company Meeting, unless the Company exercises its right to terminate this Agreement (i) in connection with a Superior Proposal as permitted by Section 7.1(a) hereof or (ii) as otherwise permitted by this Agreement.

57.

7.2  Right to Match.

(a)  Subject to Section 7.2(b), the Company covenants that it will not accept, approve, recommend or enter into any agreement, understanding, arrangement or Contract in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 7.1(d)) unless:

(i)  the Company has complied with its obligations under Section 7.1 and the other provisions of this Article 7 and has provided Parent with a copy of the Superior Proposal; and

(ii)  a period (the “Response Period”) of three Business Days shall have elapsed from the date on which Parent received written notice from the Board of Directors of the Company that the Board of Directors of the Company determined, subject only to compliance with this Section 7.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal. In the event that the Company provides Parent with the notice contemplated in this Section on a date that is less than five Business Days prior to the Company Meeting, the Company shall be entitled to require that the Company Meeting be adjourned to a date that is not more than 5 Business Days after the date of such notice.

(b)  During the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Company will review any such proposal by Parent to amend the terms of this Agreement, including an increase in, or modification of, the consideration to be received by the holders of Common Shares, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended. If the Board of Directors of the Company determines that the Acquisition Proposal would no longer be a Superior Proposal if the Arrangement was so amended and the Parent delivers to the Company during the Response Period a firm written offer to amend this Agreement in a manner which is consistent with such proposal, the Board of Directors of the Company will promptly publicly reaffirm its recommendation of the Arrangement. If the Board of Directors of the Company determines in good faith after receiving a written opinion from the Company Financial Advisor that such Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as it is proposed by Parent to be amended, the Company may, subject to Section 7.3, terminate this Agreement and approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)  Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of Common Shares shall constitute a new Acquisition Proposal for the purposes of this Section 7.2 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.3  Agreement as to Damages.

(a)  Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $5,800,000 (the “Termination Fee”):

(i)  if the Company shall have terminated this Agreement pursuant to Section 8.2(e)(i), in which case payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination; or

58.

(ii)  if Parent shall have terminated this Agreement pursuant to Section 8.2(d)(i)(C), in which case payment shall be made within two Business Days of such termination.

(b)  Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to Parent’s Transaction Expenses not to exceed $3,000,000 (the “Termination Expenses”), if (i) the Board of Directors of the Company shall have withdrawn, amended or modified in a manner adverse to Parent (including as a result of any public announcements referenced in Section 8.2(d)(i)(D)) its approval or recommendation of the Arrangement (provided that the Company has not terminated this Agreement pursuant to Section 8.2(e)(i) or as otherwise permitted by this Agreement and Parent has not terminated this Agreement pursuant to Section 8.2(d)(i)(C) or as otherwise permitted by this Agreement) and (ii) thereafter the Company Required Vote is not obtained at the Company Meeting or any adjournment or postponement thereof.

(c)   For the avoidance of doubt, in no event shall both the Termination Fee and the Termination Expenses be payable under this Agreement and in no event shall more than one Termination Fee or one reimbursement of Termination Expenses be payable under this Agreement.

7.4  Transaction Expenses.

(a)  Not less than 3 Business Days prior to the Company applying for the Interim Order, each party shall prepare and deliver to the other party a good faith written estimate of the Transaction Expenses to be incurred by such party as of the Closing Date indicating for each cost or expense itemized therein the payee thereof (the “Transaction Expense Statement”). The Parent and the Company shall negotiate in good faith to settle any dispute with respect to the Transaction Expense Statement. The Transaction Expense Statement, as revised by mutual agreement of Parent and the Company shall be the final statement of the Parties’ Transaction Expenses and shall be used to calculate the adjustment, if any, to the Exchange Ratio pursuant to the formula set forth on Exhibit A.

(b)  Subject to the proviso in the definition of “Transaction Expenses” in Section 1.1 hereof, the Company agrees to pay (i) the fees associated with the filing by Parent of the premerger notification and report forms relating to the Arrangement under the HSR Act, (ii) the fees associated with listing the Exchangeable Shares on the TSX or other Canadian stock exchange, and (iii) any listing fees associated with Parent’s obligations pursuant to Section 7.8.

(c)  Parent shall be responsible for and shall pay the Transaction Expenses of the parties hereto following the consummation of the Arrangement.

7.5  Liquidated Damages, Injunctive Relief and No Liability of Others. Parent acknowledges that all of the payment amounts set out in Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages Parent will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Section 7.3, payment of the amount determined pursuant to this Article in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment. Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

59.

7.6  Resignations. Subject to Section 5.15, the Company shall obtain and deliver to Parent at the Effective Time evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company designated by Parent to the Company in writing at least five calendar days prior to the Effective Time.

7.7  No Claim Against Trust Account. Notwithstanding anything to the contrary herein, the Company has read a copy of Parent’s prospectus dated August 25, 2005 and filed with the SEC (the “IPO Prospectus”). The Company understands that Parent is a special purpose acquisition company formed for the purpose of consummating a business combination (as described in the IPO Prospectus), must complete such business combination within 18 months (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months), has established the a trust account at Smith Barney, maintained by Continental Stock Transfer & Trust Company acting as trustee, initially in an amount of $50,380,000 for the benefit of its public stockholders (the “Trust Account”), and does not have access to the funds in such Trust Account except under the circumstances set forth in the IPO Prospectus. On behalf of itself and its Subsidiaries, the Company: (i) agrees that neither it nor any of its Subsidiaries has any right, title, interest or claim of any kind in or to (a) any assets in the Trust Account, (b) assets of Parent to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (c) assets distributed from the Trust Account to Parent’s public stockholders (each such right, title, interest or claim a “Claim”); (ii) unless and until Parent completes another business combination, hereby waives any Claim that it or any of its Subsidiaries may have in the future as a result of, or arising out of, this Agreement; and (iii) agrees that neither it nor any of its subsidiaries will seek recourse against the Trust Account or Parent’s public stockholders (in their capacity as stockholders of Parent or as recipients of liquidating distributions from Parent) for any reason whatsoever.

7.8  Parent Common Stock Listing.

(a)  Parent agrees to use commercially reasonable efforts to authorize for listing on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market the Parent Common Stock, including the Parent Common Stock issuable pursuant to the Plan of Arrangement, on or prior to the Effective Time.

(b)  Parent shall use reasonable best efforts to, and shall use its reasonable efforts to cause Purchaser to:

(i)  cause the Exchangeable Shares to be listed for trading on the TSX (or such other exchange as may be a prescribed stock exchange for the purposes of the Canadian Tax Act) by the Effective Time; and

(ii)  to enter into elections under subsections 85(1) or 85(2) of the Canadian Tax Act (and any equivalent provincial legislation) with those holders of Company Shares who receive Exchangeable Shares under the Arrangement and who deliver such an election to the Purchaser for execution pursuant to the terms of the Arrangement.

7.9  Company Affiliates; Restrictive Legend; Section 16 Matters.

(a)  The Company has delivered or caused to be delivered to Parent, on or prior to the date hereof, from each Company Affiliate, an executed affiliate agreement substantially in the form attached hereto as Schedule J (the “Company Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time. In the event that any other person becomes an affiliate of the Company for purposes of Rule 145 promulgated under the U.S. Securities Act following the date of this Agreement, the Company will use commercially reasonable efforts to deliver or cause to be delivered to Parent an executed Company Affiliate Agreement with respect to such person as soon as possible. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

60.

(b)  Prior to the Effective Time, the Board of Directors of each of Parent and the Company shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Options held by Company Insiders (as defined below) pursuant to the Arrangement and the assumption of Company SARs held by Company Insiders (as defined below) pursuant to this Agreement and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Common Shares pursuant to the Arrangement, shall be exempt transactions for purposes of Section 16 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), by any officer or director of Company who may become a covered person for purposes of Section 16 of the U.S. Exchange Act (a “Company Insider”).

7.10  Form S-8. Parent agrees to file with the SEC a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the automatic exchange of the Company Options pursuant to the Plan of Arrangement and the exchange of the Company SARs to the extent Form S-8 is available for such Company Options and Company SARs as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

7.11  Post-Effective Time Covenants. Following the Effective Time and while any Exchangeable Shares (other than any Exchangeable Shares owned by the Parent or any of its Affiliates) are outstanding, the Parent will use its best efforts to ensure that the Purchaser (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” and a “public corporation” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definitions which are consistent with the general principle thereof.

7.12  Tax-Deferred Transaction.

(a)  Neither the Parent nor the Purchaser shall take any action that could reasonably be expected to prevent from being treated as a tax deferred transaction, for purposes of the Canadian Tax Act, the exchange of Common Shares for consideration that includes Exchangeable Shares under the Arrangement by the validly-electing Canadian resident holders of Common Shares who make and file a valid tax election under subsection 85(1) or (2) of the Canadian Tax Act as described and on the terms set forth in the Plan of Arrangement if such holders are otherwise eligible for such treatment.

(b)  The Parent covenants that, so long as any outstanding Exchangeable Shares or Company Shares are owned by an Original Significant Canadian Shareholder, it will take all commercially reasonable and necessary steps within its control so that it will not become a “foreign investment entity” within the meaning of the Canadian Tax Act (as of the Effective Time (assuming the enactment into law and the proclamation into force of proposed sections 94.1 to 94.4 and related provisions as contained in the Notice of Ways and Means Motion issued by the Department of Finance (Canada) on November 9, 2006) and any modifications of such definition which are consistent with the general principle thereof). This covenant shall survive the Effective Time. This covenant will not prevent the Parent or any of its Affiliates from undertaking any business or activity where each Original Significant Canadian Shareholder consents in writing to such business or activity. For purposes of the foregoing, an “Original Significant Canadian Shareholder” is a shareholder who (i) pursuant to the Arrangement, received, and (ii) at any subsequent time when its status as an Original Significant Canadian Shareholder is being determined, holds, more than 10% of the Exchangeable Shares or Parent Common Stock (including for this purpose any shares held by a Person with whom the shareholder does not deal at arm’s length for purposes of the Canadian Tax Act (as of the Effective Time and any modifications of such definition which are consistent with the general principle thereof)).

61.

(c)  For United States federal income tax purposes it is intended that the Transactions when taken together will qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

7.13  Withholding Taxes. Purchaser shall be entitled to deduct and withhold from any dividends paid on the Exchangeable Shares any withholding taxes imposed, directly or indirectly, in respect of such dividends. Any amounts so withheld shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser is authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Purchaser or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

7.14  Issuer Tax. Purchaser shall elect under section 191.2 of the Canadian Tax Act in respect of the Exchangeable Shares. This covenant shall survive the Effective Time.

7.15  Actions Affecting Exchangeable Shares. Subject to the Voting and Exchange Agreement, the Support Agreement and the provisions of the Exchangeable Shares, so long as any outstanding Exchangeable Shares are owned by any Person other than the Parent or any of its Affiliates, the Parent shall not, and agrees to cause its Affiliates to not, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of Purchaser or its successors that results, prior to a redemption date, in (i) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s Exchangeable Shares, recognition of which was deferred on a consummation of the transactions contemplated by this Agreement, or (ii) dividends on the Exchangeable Shares being subject to withholding tax (other than withholding tax imposed under the laws of Canada or the United States or a state, province, territory or other political subdivision thereof).

7.16  Solvency of Purchaser. The Parent covenants and agrees in favor of Purchaser that, prior to the Effective Time and thereafter for so long as any Exchangeable Shares are owned by any Person other than the Parent or its Affiliates, the Parent shall give due regard to taking such commercially reasonable action within its control (including taking into account the interests of the holders of Exchangeable Shares) to ensure that at all times during such period Purchaser shall meet the solvency tests under the CBCA prescribed in respect of the declaration or payment of dividends and the redemption of its shares (provided the Parent meets any such comparable tests at such time).

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1  Term. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

62.

8.2  Termination.

(a)  Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

(b)  Automatic Termination. This Agreement will automatically terminate if (i) the Arrangement shall not have been consummated by August 31, 2007 or (ii) the Proxy Statement shall not have been mailed to the Parent Stockholders by August 6, 2007, in each case, unless the Parties otherwise agree in writing (such earlier date, the “Outside Date”).

(c)  Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(i)  if the Required Company Vote is not obtained at the Company Meeting (or any adjournment or postponement thereof);

(ii)  if the Required Parent Vote is not obtained at the Parent Meeting (or any adjournment or postponement thereof);

(iii)  if any Law makes the consummation of the Arrangement or the Transactions illegal or otherwise prohibited, and such Law has become final and nonappealable; or

(iv)  if any condition to the obligation of such party to consummate the Arrangement as set forth in Section 6.1 (in the case of Parent) or Section 6.2 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date unless the failure to consummate the Arrangement is the result of a breach of this Agreement or any of the Ancillary Agreements by the party seeking to terminate this Agreement; provided, however, that the refusal by a holder of Company SARs to enter into a SAR Exchange Agreement pursuant to Section 5.16(b) shall not constitute a breach of this Agreement by Parent.

(d)  Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(i)  if (A) the Board of Directors of the Company shall have withdrawn, amended or modified in a manner adverse to Parent its approval or recommendation of the Arrangement, (B) the Board of Directors of the Company shall have approved or recommended an Acquisition Proposal, (C) the Company shall have entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.1(d)) or (D) the Company or the Board of Directors of the Company publicly announces its intention to do any of the foregoing; or

(ii)  if Parent is not in material breach of its obligations under this Agreement and the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b); provided that if such breach is curable by the Company through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 8.2(d)(ii) as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach; or

63.

(iii)  if there has been any Company Material Adverse Effect since the date of execution of this Agreement; or

(iv)  if the Company Meeting is cancelled, adjourned or postponed except as expressly permitted by this Agreement or agreed to by Parent in writing.

(e)  Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(i)  if the Board of Directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

(1)  the Required Company Vote has not yet been obtained;

(2)  the Company has not breached any of its obligations under Section 7.1 or 7.2 with respect to the Superior Proposal or any proposal by the Person making such Superior Proposal;

(3)  the Board of Directors of the Company has determined in good faith, after receiving a written opinion from the Company Financial Advisor (a copy of which has been provided to the Parent), that such agreement constitutes a Superior Proposal; and

(4)  the Company pays to Parent the Termination Fee in accordance with Section 7.3 simultaneously with such termination (any purported termination pursuant to this Section 8.2(e)(i) being void and of no force or effect unless the Company shall have made such payment); or

(ii)  if the Company is not in material breach of its obligations under this Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided that if such breach is curable by Parent through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 8.2(e)(i) as a result of such particular breach until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent of such breach and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach;

(f)  Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in this Section 8.2(f), Article 10 and the Confidentiality Agreement and as otherwise expressly contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party from any liability for any willful breach by it of this Agreement. If this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

64.

8.3  Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)  change the time for performance of any of the obligations or acts of the Parties;

(b)  waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)  waive compliance with or modify any conditions precedent herein contained.

8.4  Waiver. Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9

CERTAIN TAX MATTERS

9.1  Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)  prepare and timely file all Tax Returns required to be filed by them on or before the Effective Time (“Post-Signing Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

(b)  provide true and complete copies of all Post-Signing Income and Franchise Tax Returns to the Parent for review prior to filing any such Return;

(c)  fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(d)  properly reserve (and reflect such reserve in their books and records and financial statements) or pay any installment or deposit required for all Taxes payable by them before the Effective Time for which no Post-Signing Return is applicable in a manner consistent with past practice.

9.2  Post-Closing Filings. For greater certainty, no Tax Return for any Acquired Company for any period, including any period ending on or before the Effective Time, which is not required to be filed until after the Effective Time will be prepared or filed prior to the Effective Time without the prior written approval of the Parent (which will not be unreasonably withheld or delayed).

9.3  Transfer Taxes and Withholding Taxes. Parent shall be responsible for the payment and remittal of all Transfer Taxes (other than any Transfer Taxes that are solely the liability of a Company Securities Holder) imposed in connection with the transactions contemplated by this Agreement; it being understood that the foregoing is without derogation to the entitlement of Parent, the Company, the Purchaser and the Depository to deduct and withhold Withholding Taxes from any consideration payable under this Agreement. For purposes of this Section 9.3, (i) Transfer Taxes shall mean all real property transfer and transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement and (ii) Withholding Taxes shall mean Taxes for which any of Parent, the Company, the Purchaser and the Depository has a responsibility to withhold, deduct, remit and pay solely in its capacity as a withholding agent (such as taxes required to be withheld under section 1441 et seq. of the Code and similar provisions of the Canadian Tax Act and other non-U.S. laws and wage withholding taxes). To the extent that amounts of Withholding Taxes are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Company Securities Holders in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

65.

ARTICLE 10

GENERAL PROVISIONS

10.1  Nonsurvival of Representation and Warranties. None of the representations and warranties contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2  Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (1) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (2) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

180 Connect Inc.
135 Crossways Park Drive
Suite 400
Woodbury, NY 11797
Attn: Peter Gigcalone
Facsimile: (516) 677-5388

with a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10017
Attention: Mark S. Selinger, Esq.
Facsimile: (212) 547-5444

66.

And

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue SW
Calgary, AB T2P 4H2
Attention: Jennifer K. Kennedy
Facsimile: (403) 264-5973

If to the Parent or Purchaser:

Ad.Venture Partners, Inc.
360 Madison Avenue
21st Floor
New York, NY 10017
Attn: Ilan Slasky
Facsimile: (914) 576-5101

with a copy (which will not constitute notice) to:

Cooley Godward Kronish llp
101 California Street
San Francisco, CA 94111
Attention: Gian-Michele a Marca, Esq.
Facsimile: (415) 693-2222

10.3  Governing Law; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada or the laws of the province of Alberta or the State of Delaware, as applicable. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which a court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner permitted by law shall be valid and sufficient service thereof. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

67.

10.4  Injunctive Relief. The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

10.5  Entire Agreement, Binding Effect and Assignment. Parent may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a subsidiary of Parent, provided that if such assignment and/or assumption takes place, Parent shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.9.

10.6  Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.7  Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable.

10.8  No Third Party Beneficiaries. Except for the rights of the Company Shareholders and holders of Company Options, Company SARs, Convertible Debentures or Company Warrants to receive the consideration for their Common Shares, Company Options, Company SARs, Convertible Debentures or Company Warrants, as applicable, following the Effective Time pursuant to the Arrangement, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

10.9  Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.10  Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

68.

[Signature Page Follows]

69.

In Witness Whereof Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Ad.Venture Partners, Inc.

By: /s/ Howard S. Balter
Name: Howard S. Balter
Title: Chief Executive Officer

By: /s/ Ilan M. Slasky
Name: Ilan M. Slasky
Title: President

6732097 Canada Inc.

By: /s/ Ilan M. Slasky
Name: Ilan M. Slasky
Title: Chief Executive Officer and President

180 Connect Inc.

By: /s/ Peter Giacalone
Name: Peter Giacalone
Title: Chief Executive Officer

By: /s/ Steven Westberg
Name: Steven Westberg
Title: Chief Financial Officer

70.

Schedule A-1

PERSONS PARTY TO THE COMPANY VOTING AGREEMENTS

Peter A. Giacalone

David R. Hallmen

M. Brian McCarthy

Dr. Byron G. Osing

Matthew G. Roszak

Anton Simunovic

Schedule A-2

PERSONS PARTY TO THE PARENT VOTING AGREEMENTS

Howard S. Balter

Ilan M. Slasky

Lawrence J. Askowitz

Dr. Shlomo Kalish

Schedule B-1

FORM OF COMPANY VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 13, 2007, by and between Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), and ____________________ (“Shareholder”).

Recitals

A. Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares in the capital of 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”).

B. Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”) which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Options and Company Warrants and conversion of the Convertible Debentures, in each case in accordance with the Arrangement Agreement (collectively, the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

C. In order to induce Parent to enter into the Arrangement Agreement, Shareholder is entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the payment of the sum of One Dollar ($1.00) by Parent to Shareholder and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

Section 1. Certain Definitions

For purposes of this Agreement:

(a) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b) “Subject Securities” shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) Owned by Shareholder as of the date of this Agreement and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(c) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, gifts, assigns, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, assignment of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided however no Transfer shall be deemed to have been effected in connection with the exercise or conversion of any options, warrants or other rights to acquire Common Shares to the extent that the Common Shares so acquired continue to be Owned by such Person.

(d) “Voting Covenant Expiration Date” shall mean the earliest of (i) the date upon which the Arrangement Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) upon written notice of termination provided by Parent to Shareholder, (iv) if the Proxy Statement shall not have been mailed to Parent Stockholders by August 6, 2007; or (v) August 31, 2007.

Section 2. Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. Subject to Section 4.1, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust and (b) no proxy or power of attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of the Subject Securities by Shareholder (i) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (ii) upon the death of Shareholder or (iii) if Shareholder is a partnership, limited liability company or other body corporate, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

Section 3. Term

This Agreement shall endure for the period (the “Term”) commencing on the date hereof and terminating on the Voting Covenant Expiration Date. The termination of this Agreement shall not affect any other agreement of like effect entered into with any other holder of securities of the Company or prejudice the right of any party hereto in respect of any breach hereof by the other party hereto.

Section 4. Voting of Shares

4.1 Voting Covenant. Shareholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the shareholders of the Company, however called, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent, Shareholder shall cause the Subject Securities to be voted:

(a) in favor of the approval of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement and any matter that could reasonably be expected to facilitate the Arrangement;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company under the Arrangement Agreement or the Plan of Arrangement; and

(c) against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by Parent in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any change in the authorized capital of the Company or any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence. If requested by Parent, Shareholder will execute such documents as may be reasonably required to give effect to the provisions of this Section upon Shareholder having received reasonable opportunity to consult with legal counsel. Shareholder further agrees that, during the Term, it shall not enter into any agreement or understanding with any person, whether or not in writing, directly or indirectly the effect of which would be inconsistent or contrary to the provisions and agreements contained herein.

4.2 No Limit on Fiduciary Duty. Nothing contained in this Agreement will (a) restrict, limit, prohibit or preclude the Shareholder from exercising his fiduciary duties under applicable law, or (b) require the Shareholder to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with the instructions or directions of the Company’s board of directors undertaken in the exercise of their fiduciary duties.

Section 5. Covenant Regarding Notice of Objection

Shareholder hereby acknowledges that pursuant to the terms and conditions of the Arrangement it has a right to dissent in accordance with Section 190 of the CBCA and hereby covenants and agrees that, prior to the Voting Covenant Expiration Date, it shall not directly or indirectly cause to be delivered to the Company a written objection to the resolution relating to the Arrangement or take any other action which is intended, or could reasonable by expected, to impede, delay or prevent the consummation of the Arrangement.

Section 6. Non-Solicitation

Subject to Section 4.2, Shareholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly: (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or making of any proposals or announcements regarding an Acquisition Proposal; (ii) engage or participate in any discussions or negotiations with any Person (other than Parent and its affiliates) regarding an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) accept or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal; or (v) withdraw, amend or modify in a manner adverse to Parent Shareholder’s agreement to vote in favor of the Arrangement. Shareholder shall immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. Shareholder shall promptly notify Parent, immediately orally and thereafter in writing, of any Acquisition Proposal or inquiry received after the date hereof (whether or not relating to any Acquisition Proposal or inquiry received prior to the date hereof) that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry. Shareholder shall keep Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry. Promptly upon request, Shareholder shall provide Parent with copies of all correspondence in respect of any such Acquisition Proposal, inquiries or request for information.

Section 7. Representations and Warranties of Shareholder

Shareholder hereby represents and warrants to Parent as follows:

7.1 Authorization, Etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a limited liability company or other body corporate, then Shareholder is a limited liability company or body corporate duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

7.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which he or it or any of his or its properties is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of his or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any consent or approval of any Person.

7.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Common Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire Common Shares set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof and (e) except as contemplated hereby, none of the Subject Securities are subject to any voting trust, proxy, power of attorney or other agreement or arrangement with respect to the voting or disposition of the Subject Securities, and Shareholder is not a party to any agreement relating to the Subject Securities, including but not limited to any voting agreement, option agreement, purchase or sale agreement, shareholder’s agreement or partnership agreement.

7.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Arrangement as if made on that date.

Section 8. Additional Covenants of Shareholder

8.1 Assistance with Arrangement. Subject to Section 4.2, until the Voting Covenant Expiration Date, Shareholder agrees to (i) cooperate with Parent in obtaining all governmental, regulatory and other approvals, including the Interim Order and the Final Order (the “Required Approvals”), required to permit Parent, Purchaser and the Company to complete the transactions provided for therein, (ii) if the Company fails to convene and hold a meeting of shareholders for the purpose of considering the Arrangement Resolution in accordance with Section 2.1(c) of the Arrangement Agreement, to the extent permissible under applicable law, cause the directors of the Company to call a meeting of shareholders for the purpose of considering the Arrangement Resolution, and (iii) not directly or indirectly: (A) take any actions that could have the result of delaying or impeding the ability of Parent, Purchaser or the Company to obtain any of the Required Approvals or causing the Court to amend the Interim Order or the Final Order or the terms and conditions of the Arrangement Agreement and/or Plan of Arrangement, other than as requested by Parent or Company, (B) take any action or fail to take any action that would reasonably be expected to result in the postponement, adjournment or cancellation of a shareholder’s meeting convened to consider the Arrangement without prior consent of Parent and (C) take any action that would make any representation or warranty of Shareholder contained in the Agreement untrue or that would otherwise undermine the effect and the intent of the Agreement.

8.2 Further Assurances. From time to time and without additional consideration, Shareholder shall (at Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Shareholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

Section 9. Miscellaneous

9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive (i) the consummation of the Arrangement, (ii) any termination of the Arrangement Agreement and (iii) the Voting Covenant Expiration Date.

9.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent:

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017
Attn: Chief Executive Officer
Facsimile: (914) 576-5101

9.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.5 Entire Agreement. This Agreement, and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

9.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 8.2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

9.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.8 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Shareholder’s obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Shareholder; and nothing in any such Affiliate Agreement shall limit any of Shareholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

9.9 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of New York. Shareholder agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

(c) SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

9.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. A signed counterpart provided by way of facsimile or other electronic transmission shall be as binding upon parties as an originally signed counterpart.

9.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.12 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.13 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

9.15 Independent Legal Advice. Each of the parties acknowledge that they have been advised to and have obtained independent legal advice (or declined doing so, despite having the opportunity to do so) with respect to this Agreement prior to their execution hereof and that they have read and understand the terms of their rights and obligations hereunder.

[Signature Page Follows]

Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

AD.VENTURE PARTNERS, INC.

By:
Name: Howard S. Balter
Title: Chief Executive Officer

SHAREHOLDER

Name:

Address: ________________________
________________________
Facsimile:________________________

Shares Held of Record Options and Other Rights	Additional Securities Beneficially
Owned

Schedule B-2

FORM OF PARENT VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 13, 2007, by and between 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”), and ____________________ (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”).

B. Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Arrangement Agreement of even date herewith (the “Arrangement Agreement”) which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Warrants and conversion of the Convertible Debentures and the obligations under the Company SARs in accordance with the Arrangement Agreement (the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

The Purchaser and the Parent desire to acquire all of the issued and outstanding Common Shares of the Company and to assume the obligation to issue common stock upon exercise of the Company Warrants and conversion of the Convertible Debentures (each as defined below) and the obligations under the Company SARs, in each case in accordance with the provisions of this Agreement

C. In order to induce the Company to enter into the Arrangement Agreement, Stockholder is entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the payment of the sum of One Dollar ($1.00) by Target to Stockholder and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

Section 1. Certain Definitions

For purposes of this Agreement:

(a) “Additional Securities” shall mean all additional securities of Parent (including all units and warrants to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of the consummation of Parent’s initial public offering through the Voting Covenant Expiration Date.

(b) “Founder Securities” shall mean all securities of Parent (including all units and warrants to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d) “Subject Securities” shall mean Founder Securities and Additional Securities, collectively.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, gifts, assigns, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, assignment of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security; provided however no Transfer shall be deemed to have been effected in connection with the exercise or conversion of any options, warrants or other rights to acquire Parent Common Stock to the extent that the Parent Common Stock so acquired continues to be Owned by such Person.

(f) “Voting Covenant Expiration Date” shall mean the earliest of (i) the date upon which the Arrangement Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) upon written notice of termination provided by the Company to the Stockholder, (iv) if the Proxy Statement shall not have been mailed to Parent Stockholders by August 6, 2007 or (v) August 31, 2007.

Section 2. Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. Subject to Section 4.1, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust and (b) no proxy or power of attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of the Subject Securities by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) upon the death of Stockholder or (iii) if Stockholder is a partnership, limited liability company or other body corporate, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement and, in effecting the transfer, Stockholder complies with any other agreements to which Stockholder is party.

Section 3. Term

This Agreement shall endure for the period (the “Term”) commencing on the date hereof and terminating on the Voting Covenant Expiration Date. The termination of this Agreement shall not affect any other agreement of like effect entered into with any other holder of securities of the Company or prejudice the right of any party hereto in respect of any breach hereof by the other party hereto.

Section 4. Voting of Shares

4.1 Voting Covenant With Respect to Subject Securities Prior to Termination of Arrangement Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Parent, however called, unless otherwise directed in writing by the Company, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of the change of the name of Parent to 180 Connect Inc.;

(b) in favor of an amendment to remove, from and after the Closing, those provisions of Article Fifth of Parent’s Amended and Restated Certificate of Incorporation that will no longer be applicable following the Arrangement;

(c) in favor of an increase in the authorized capital stock of Parent; and

(d) in favor of the election of (A) M. Brian McCarthy, Peter Giacalone and Howard Balter as Class C directors of Parent, (B) David Hallmen, Ilan Slasky and such person selected by the Company’s Board of Directors who qualifies as an “independent director” (as that term is defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”) as Class B directors of Parent and (C) Byron Osing, Lawrence J. Askowitz and such person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director as Class A directors of Parent.

Prior to the earlier to occur of the valid termination of the Arrangement Agreement or the consummation of the Arrangement, Stockholder shall not enter into any new agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” “(b),” “(c)” or “(d)” of the preceding sentence.

4.2 Voting Covenant With Respect to Additional Securities Prior to Termination of Arrangement Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Parent, however called, unless otherwise directed in writing by the Company, Stockholder shall cause the Additional Securities to be voted:

(a) in favor of the adoption of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement, the Share Issuance and any matter that could reasonably be expected to facilitate the Arrangement;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent under the Arrangement Agreement or the Plan of Arrangement; and

(c) against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by the Company in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving Parent or any subsidiary of Parent; (B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent or change in the management of Parent; (E) any change in the authorized capital of the Company or any amendment to Parent’s articles of incorporation or bylaws; (F) any material change in the capitalization of Parent or Parent’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence. If requested by the Company, Stockholder will execute a written resolution or any other documents as may be reasonably required to give effect to the provisions of this Section upon Stockholder having received reasonable opportunity to consult with legal counsel. Stockholder further agrees that, during the Term, it shall not enter into any agreement or understanding with any person, whether or not in writing, directly or indirectly the effect of which would be inconsistent or contrary to the provisions and agreements contained herein.

4.3 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”) and (ii) Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder. Stockholder hereby irrevocably constitutes and appoints the Company the true and lawful agent, attorney and attorney in fact of Stockholder with respect to the Subject Securities, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable) to, at any time during the Term, execute and deliver such additional instruments of proxy, authorizations or consents, and to exercise such other similar rights of Stockholder, in respect of the Subject Securities at any annual, special or adjourned meeting of stockholders of Parent, and in any written consent in lieu of any such meeting, as may be necessary or desirable to give effect to the terms and intent of this Agreement.

(b) Stockholder shall, at his or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Agreement.

Section 5. Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to the Company as follows:

5.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company or other body corporate, then Stockholder is a limited liability company or body corporate duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the units and warrants to acquire shares of Parent Common Stock set forth under the heading “Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the units and warrants set forth on the signature page hereof.

5.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Arrangement as if made on that date.

Section 6. Additional Covenants of Stockholder.

6.1 Assistance with Arrangement. Subject to Section 4.2, until the Voting Covenant Expiration Date, Stockholder agrees to (i) cooperate with the Company in obtaining all governmental, regulatory and other approvals, including the Interim Order and the Final Order (the “Required Approvals”), required to permit Parent, Purchaser and the Company to complete the transactions provided for therein, (ii) if Parent fails to convene and hold a meeting of stockholders for the purpose of considering the Arrangement Resolution in accordance with Section 2.1(c) of the Arrangement Agreement, to the extent permissible under applicable law, cause the directors of Parent to call a meeting of stockholders for the purpose of considering the Arrangement Resolution, and (iii) not directly or indirectly: (A) take any actions that could have the result of delaying or impeding the ability of Parent, Purchaser or the Company to obtain any of the Required Approvals or causing the Court to amend the Interim Order or the Final Order or the terms and conditions of the Arrangement Agreement and/or Plan of Arrangement, other than as requested by Parent or Company, (B) take any action or fail to take any action that would reasonably be expected to result in the postponement, adjournment or cancellation of a shareholder’s meeting convened to consider the Arrangement without prior consent of the Company and (C) take any action that would make any representation or warranty of Stockholder contained in the Agreement untrue or that would otherwise undermine the effect and the intent of the Agreement.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as the Company may request for the purpose of carrying out and furthering the intent of this Agreement.

Section 7. Miscellaneous

7.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive (i) the consummation of the Arrangement, (ii) any termination of the Arrangement Agreement and (iii) the Voting Covenant Expiration Date.

7.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and
if to the Company:

180 Connect Inc.
135 Parkways Cross Drive
Suite 400
Woodbury, NY 11797
Attn: Chief Executive Officer
Fax: (516) 677-5388

7.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.5 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 6 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

7.7 Indemnification. Stockholder shall hold harmless and indemnify the Company and the Company’s affiliates from and against, and shall compensate and reimburse the Company and the Company’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the Company or any of the Company’s affiliates, or to which the Company or any of the Company’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

7.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9 Non-Exclusivity. The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of the Company, under this Agreement.

7.10 Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of New York. Stockholder agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

(c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A signed counterpart provided by way of facsimile or other electronic transmission shall be as binding upon parties as an originally signed counterpart.

7.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.14 Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7.16 Independent Legal Advice. Each of the parties acknowledge that they have been advised to and have obtained independent legal advice (or declined doing so, despite having the opportunity to do so) with respect to this Agreement prior to their execution hereof and that they have read and understand the terms of their rights and obligations hereunder.

Target and Stockholder have caused this Agreement to be executed as of the date first written above.

180 CONNECT INC.

By:
Name: Peter Giacalone
Title: Chief Executive Officer

SHAREHOLDER

Name:

Address: ________________________
________________________
Facsimile:________________________

Shares Held of Record Options and Other Rights	Additional Securities Beneficially
Owned

Exhibit A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Peter Giacalone and 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of Parent owned of record by the Stockholder as of March 13, 2007 and (ii) the outstanding shares of capital stock of Parent Stockholder acquired after March 13, 2007 through the date of this proxy and any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof (the “Additional Shares”). (The shares of the capital stock of Parent referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.” Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Arrangement Agreement, dated as of the date hereof, among Parent, 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent and the Company (the “Arrangement Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Arrangement Agreement or the effective time of the transactions contemplated thereby (the “Arrangement”) at any meeting of the stockholders of Parent, however called:

(a) in favor of the change of the name of Parent to 180 Connect Inc.;

(b) in favor of an amendment to remove, from and after the Closing, those provisions of Article Fifth of Parent’s Amended and Restated Certificate of Incorporation that will no longer be applicable following the Arrangement;

(c) in favor of an increase in the authorized capital stock of Parent; and

(d) in favor of the election of (A) M. Brian McCarthy, Peter Giacalone and Howard Balter as Class C directors of Parent, (B) David Hallmen, Ilan Slasky and such person selected by the Company’s Board of Directors who qualifies as an “independent director” (as that term is defined in Rule 4200(15) of the NASDAQ Marketplace Rules (an “Independent Director”) as Class B directors of Parent and (C) Byron Osing, Lawrence J. Askowitz and such person selected by mutual agreement of the Company and Parent who qualifies as an Independent Director as Class A directors of Parent.

In addition, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Additional Shares at any time until the earlier to occur of the valid termination of the Arrangement Agreement or the effective time of the Arrangement at any meeting of the stockholders of Parent, however called:

(a) in favor of the adoption of the Arrangement Agreement and the Plan of Arrangement (as the same may be amended in accordance with their terms), the approval of the Arrangement, the Share Issuance and any matter that could reasonably be expected to facilitate the Arrangement;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent under the Arrangement Agreement or the Plan of Arrangement; and

(c) against any of the following actions (other than in furtherance of the Arrangement and the transactions contemplated by the Arrangement Agreement and except as otherwise agreed to or directed by the Company in writing): (A) any extraordinary corporate transaction or fundamental change, such as a merger, consolidation or other arrangement or business combination involving Parent or any subsidiary of Parent; (B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent or change in the management of Parent; (E) any change in the authorized capital of the Company or any amendment to Parent’s articles of incorporation or bylaws; (F) any material change in the capitalization of Parent or Parent’s corporate structure and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, prevent, postpone, discourage or adversely affect the Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

[Signature Page Follows]

Dated: March __, 2007

Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Number of shares of common stock of Parent acquired between March __, 2007 and the date of this proxy and owned of record as of the date of this proxy:

Schedule C

SPECIAL RESOLUTION OF THE COMPANY SECURITIES HOLDERS

Be It Resolved That:

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving 180 Connect Inc. (the “Company”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving the Company, the full text of which is set out in Schedule A to the Arrangement Agreement dated as of March 13, 2007, among Parent, Purchaser and the Company (the “Arrangement Agreement”), is hereby approved and adopted.

The Arrangement Agreement and all transactions contemplated thereby, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto are each hereby ratified and approved.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court of Queens Bench of Alberta, the directors of the Company are hereby authorized and empowered (i) to amend the Arrangement Agreement, or the Plan Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule D

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
INVOLVING AND AFFECTING
180 CONNECT INC. AND
ITS SECURITYHOLDERS

ARTICLE 1

INTERPRETATION

1.1  Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

“Affiliate” has the meaning ascribed thereto in the CBCA;

“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made (i) in accordance with Section 8.3 of the Arrangement Agreement; (ii) in accordance with Section 6.1 hereof, or (iii) at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement by and among Parent, the Company and the Purchaser dated March 13, 2007, as amended and restated from time to time, providing for, among other things, this Plan of Arrangement and the Arrangement;

“Arrangement Resolution” means the special resolution passed by the Company Shareholders at the Company Shareholder Meeting, such resolution to be substantially in the form and content of Schedule A to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York;

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time;

“Canadian Resident” means a resident of Canada for purposes of the Canadian Tax Act and includes a partnership any member of which is a resident of Canada for purposes of the Canadian Tax Act;

“Canco” means 1305699 Alberta ULC, an unlimited liability corporation existing under the laws of Alberta and a direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof;

1.

“CBCA” means the Canada Business Corporations Act, as the same has been and may hereafter from time to time be amended;

“Certificate” means the certificate to be issued by the Director pursuant to Subsection 192(7) of the CBCA giving effect to the Arrangement, after the Articles of Arrangement have been filed;

“CRA” means the Canada Revenue Agency;

“Change of Law” means any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm’s length with Parent and Purchaser (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Canadian Tax Act or applicable provincial income tax laws;

“Change of Law Call Date” has the meaning provided in Section 5.3(b);

“Change of Law Call Purchase Price” has the meaning provided in Section 5.3(a);

“Change of Law Call Right” has the meaning provided in Section 5.3(a);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares in the capital of the Company;

“Company” means 180 Connect Inc., a corporation incorporated under the laws of Canada;

“Company Shareholders” means holders of Common Shares from time to time;

“Company Shareholder Meeting” means the special meeting of the Company Shareholders to be held to consider this Plan of Arrangement and any adjournments thereof;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means the duly appointed depositary in respect of the Arrangement at its principal transfer offices in Calgary, Alberta and Toronto, Ontario;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning provided in Section 3.1;

“Effective Date” means the effective date of the Arrangement, being the date shown on the Certificate;

“Effective Time” means 12:01 am on the Effective Date or the time specified in writing by the Company in a notice delivered to parties to the Arrangement Agreement;

“Election Deadline” means 2:00 pm (Calgary time) at the place of deposit on the date which is 3 Business Days before the Meeting Date;

2.

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Ratio” means, subject to adjustment, if any, as provided in Section 2.4, [•];

“Exchangeable Elected Shares” means any Common Shares (other than a Common Share held by Parent or an Affiliate thereof) that the holder thereof shall have elected in accordance with Section 2.3(a), in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Purchaser under the Arrangement for Exchangeable Shares and Ancillary Rights;

“Exchangeable Share Consideration” has the meaning provided in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning provided in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, as set out in Appendix I hereto;

“Exchangeable Shares” means the exchangeable shares in the capital of Purchaser governed by the Exchangeable Share Provisions;

“Final Order” means the final order of the Court approving the Arrangement under Section 192 of the CBCA, as such order may be amended or modified by the Court at any time and from time to time prior to the Effective Time or, if appealed, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;

“Interim Order” means the interim order of the Court in relation to the Arrangement and the holding of the Company Shareholder Meeting, as such order may be amended, modified, supplemented or varied by the Court at any time and from time to time;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form provided for use by holders of Common Shares in connection with the Arrangement;

“Liquidation Amount” has the meaning provided in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning provided in Section 5.1(a);

“Liquidation Call Right” has the meaning provided in Section 5.1(a);

“Liquidation Date” has the meaning provided in the Exchangeable Share Provisions;

“Meeting Date” means the date of the Company Shareholder Meeting;

“Parent” means Ad.Venture Partners, Inc., a company formed under the laws of Delaware;

“Parent Control Transaction” has the meaning provided in the Exchangeable Share Provisions;

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a governmental authority;

3.

“Parent Shares” has the meaning provided in the Exchangeable Share Provisions and any other securities into which such shares may be changed, exchanged or converted;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach equal to the number of outstanding Exchangeable Shares held by Beneficiaries multiplied by the Equivalent Vote Amount;

“Purchaser” means 6732097 Canada Inc., a corporation incorporated under the laws of Canada;

“Redemption Call Purchase Price” has the meaning provided in Section 5.2(a);

“Redemption Call Right” has the meaning provided in Section 5.2(a);

“Redemption Date” has the meaning provided in the Exchangeable Share Provisions;

“Redemption Price” has the meaning provided in the Exchangeable Share Provisions;

“Registered or Beneficial Canadian Resident” means a holder of Common Shares that is either (i) a Canadian Resident who holds such shares on its own behalf, or (ii) a Person who holds such shares on behalf of one or more Canadian Residents;

“Support Agreement” means the agreement so entitled among Parent, Canco and Purchaser dated as of the Effective Time;

“Transfer Agent” means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent;

“Trustee” means Valiant Trust Company; and

“Voting and Exchange Trust Agreement” means the agreement so entitled among Parent, Purchaser and the Trustee, dated as of the Effective Time.

1.2  Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a Section refers to the specified Section of this Plan of Arrangement.

1.3  Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4  Date for any Action. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5  Currency. Unless otherwise expressly stated herein, all references to currency and payments in cash or money in this Plan of Arrangement are to Canadian dollars.

4.

1.6  Statutory References. Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

ARTICLE 2

ARRANGEMENT

2.1  Binding Effect. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Parent, Purchaser and Canco; (ii) the Company; and (iii) all holders and all beneficial owners of Common Shares.

The Articles of Arrangement and Certificate shall be held and issued, respectively, with respect to the Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective at the Effective Time and that each of the transactions set forth in Section 2.2 has become effective in the sequence and at the times set out therein.

2.2  Arrangement. At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order (except that the issuance of Exchangeable Shares pursuant to Section 2.2(b) and the entering into of the Support Agreement and Voting and Exchange Trust Agreement pursuant to Section 2.2(e) shall occur and be deemed to occur simultaneously at the time of the issuance of Exchangeable Shares pursuant to Section 2.2(b)) without any further act or formality:

(a)  the issued and outstanding Common Shares held by each holder of Common Shares other than:

(i)  the Exchangeable Elected Shares;

(ii)  Common Shares held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of its Common Shares (as determined in accordance with Section 3.1); and

(iii)  Common Shares held by Parent or any Affiliate thereof,

shall be transferred by the holder thereof to Purchaser, without any further act or formality on the part of the holder of such Common Shares and free and clear of all liens, claims and encumbrances, in exchange for a number of fully paid and non-assessable Parent Shares equal to the product of the total number of Common Shares held by that holder multiplied by the Exchange Ratio.

(b)  each Exchangeable Elected Share shall be transferred by the holder thereof to Purchaser, without any further act or formality on its part and free and clear of all liens, claims and encumbrances, in exchange for a number of Exchangeable Shares (and certain Ancillary Rights) equal to the product of the total number of Common Shares held by that holder multiplied by the Exchange Ratio, as set forth in the validly completed and delivered Letter of Transmittal and Election Form of the holder of such Exchangeable Elected Share;

(c)  the names of the holders of the Common Shares transferred to Purchaser in exchange for Parent Shares pursuant to Section 2.2(a) shall be removed from the applicable register of holders of Common Shares and added to the applicable register of holders of Parent Shares, and Purchaser shall be recorded as the registered holder of the Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

5.

(d)  the names of the holders of the Exchangeable Elected Shares transferred to Purchaser in exchange for Exchangeable Shares pursuant to Section 2.2(b) shall be removed from the applicable register of holders of Common Shares and added to the applicable register of holders of Exchangeable Shares, and Purchaser shall be recorded as the registered holder of the Exchangeable Elected Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

(e)  coincident with the share exchanges set out in Section 2.2(b), Parent, Purchaser and Canco shall execute the Support Agreement and Parent, Purchaser and the Trustee shall execute the Voting and Exchange Trust Agreement and Parent shall issue to and deposit with the Trustee the Parent Special Voting Share, in consideration of the payment to Parent of $1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under Section 2.2(b) in exchange for the Exchangeable Elected Shares for which they were exchanged; and

(f)  each Common Share in respect of which a duly completed Letter of Transmittal and Election Form has not been deposited with the Depositary on or prior to the Election Deadline will be transferred to, and acquired by, Purchaser, without any further act or formality on the part of the holder of such Common Shares and free and clear of all liens, claims and encumbrances, in exchange for Parent Shares in accordance with Section 2.2(a) and the holder thereof shall be deemed not to have elected to receive Exchangeable Shares of Purchaser.

2.3  Elections.

(a)  Each holder of Common Shares who, at or prior to the Election Deadline, is a Registered or Beneficial Canadian Resident that is not exempt from tax under Part I of the Canadian Tax Act will be entitled, with respect to all or a portion of such holder’s Common Shares, to make or deliver an election (in the form of a duly completed Letter of Transmittal and Election Form delivered to the Depositary at or prior to the Election Deadline) to receive Exchangeable Shares (and certain Ancillary Rights) in exchange for such holder’s Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form.

(b)  Holders of Common Shares who are Canadian Residents, other than any such holders who are exempt from tax under Part I of the Canadian Tax Act, and who have elected to receive Exchangeable Shares (and the Ancillary Rights) shall be entitled to make an income tax election pursuant to subsection 85(1) of the Canadian Tax Act or, if the holder is a partnership, subsection 85(2) of the Canadian Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of their Common Shares to Purchaser by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Common Shares transferred and the applicable agreed amounts for the purposes of such elections (which cannot be less than the fair market value of the Ancillary Rights at the time of the transfer). Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Canadian Tax Act (or any applicable provincial income tax law), the forms will be signed by Purchaser and returned to such holders within 90 days after the receipt thereof by the Depositary for filing with CRA (or the applicable provincial taxing authority). Purchaser will not be responsible for the proper or accurate completion of any election form or to check or verify the content of any election form and, except for Purchaser’s obligation to return duly completed election forms which are received by the Depositary within 90 days following the Effective Date, within 90 days after the receipt thereof by the Depositary, Purchaser will not be responsible for any taxes, interest, penalties or any other costs or damages resulting from the failure by a holder of Common Shares to properly or accurately complete or file the election forms in the form and manner and within the time prescribed by the Canadian Tax Act (or any applicable provincial income tax law). In its sole discretion, Purchaser may choose to sign and return an election form received more than 90 days following the Effective Date, but Purchaser will have no obligation to do so.

6.

2.4  Adjustments To Exchange Ratio. The Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of (a) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or Common Shares), reorganization, recapitalization or other like change with respect to Parent Shares or Common Shares, and (b) any extraordinary dividend or distribution with respect to Parent Shares (other than a dividend or distribution referenced in clause (a)); provided that the foregoing adjustments shall only be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization or other like change or extraordinary dividend or distribution referred to in clauses (a) and (b) above occurs after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3

RIGHTS OF DISSENT

3.1  Rights of Dissent. Holders of Common Shares may exercise rights of dissent with respect to such Common Shares, pursuant to and in the manner set forth in Section 190 of the CBCA as modified by the Interim Order and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 2:00 p.m. (Calgary time) on the Business Day preceding the Company Shareholder Meeting. Holders of Common Shares who duly exercise such rights of dissent and who:

(a)  are ultimately determined to be entitled to be paid fair value for their Common Shares shall be deemed to have transferred such Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to the Company, in consideration for a payment of cash from the Company equal to such fair value and such Common Shares shall be cancelled as of the Effective Time; or

(b)  are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Common Shares who did not make a valid election to receive Exchangeable Shares and shall receive Parent Shares on the basis determined in accordance with Section 2.2, but in no case shall Parent, the Company, Purchaser, Canco or any other Person be required to recognize any holder of Common Shares who exercises rights of dissent as a holder of Common Shares after the Effective Time and the names of each such holder shall be deleted from the register of holders of Common Shares at the Effective Time.

7.

ARTICLE 4

CERTIFICATES AND FRACTIONAL SHARES

4.1  Issuance of Certificates Representing Exchangeable Shares. At or promptly after the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Exchangeable Elected Shares who will receive Exchangeable Shares (and the Ancillary Rights) in connection with the Arrangement, certificates representing the number of Exchangeable Shares sufficient to satisfy all of the Exchangeable Share payment obligations to Company Shareholders in connection with the acquisition of Exchangeable Elected Shares pursuant to the Arrangement. Upon surrender to the Depositary for transfer to Purchaser of a certificate which immediately prior to or upon the Effective Time represented Common Shares in respect of which the holder is entitled to receive Exchangeable Shares under the Arrangement, together with (i) a duly completed Letter of Transmittal and Election Form (ii) such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the CBCA and the by-laws of the Company, and (iii) such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded up or down to the nearest whole number in accordance with Section 4.4) of Exchangeable Shares which such holder has the right to receive (together with any unpaid dividends or distributions declared on the surrendered Common Shares prior to the Effective Time), and any certificate so surrendered shall forthwith be transferred to Purchaser. No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Common Shares. In the event of a transfer of ownership of Common Shares that was not registered in the securities register of the Company, a certificate representing the proper number of Exchangeable Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) may be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to or upon the Effective Time represented one or more Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for Exchangeable Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.3, to represent only the right to receive upon such surrender a certificate representing that number of Exchangeable Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) which such holder has the right to receive.

4.2  Issuance of Certificates Representing Parent Shares . At or promptly after the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Common Shares who will receive Parent Shares in connection with the Arrangement, certificates representing the number of Parent Shares sufficient to satisfy all of the Parent Share payment obligations to Company Shareholders in connection with the acquisition of Common Shares pursuant to the Arrangement. Upon surrender to the Depositary for transfer to Purchaser of a certificate which immediately prior to or upon the Effective Time represented Common Shares in respect of which the holder is entitled to receive Parent Shares under the Arrangement, together with (i) such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the CBCA and the by-laws of the Company, and (ii) such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded up or down to the nearest whole number in accordance with Section 4.4) of Parent Shares which such holder has the right to receive (together with any unpaid dividends or distributions payable pursuant to Section 4.3), and any certificate so surrendered shall forthwith be transferred to Purchaser. No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Common Shares. In the event of a transfer of ownership of Common Shares that was not registered in the securities register of the Company, a certificate representing the proper number of Parent Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) may be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each certificate which immediately prior to or upon the Effective Time represented one or more Common Shares that, under the Arrangement, were exchanged or were deemed to be exchanged for Parent Shares pursuant to Section 2.2 shall be deemed at all times after the Effective Time, but subject to Section 4.3, to represent only the right to receive upon such surrender a certificate representing that number of Parent Shares (together with any unpaid dividends or distributions payable pursuant to Section 4.3) which such holder has the right to receive.

8.

4.3  Distributions With Respect To Unsurrendered Certificates. No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or Parent Shares, in each case with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for Exchangeable Shares or Parent Shares pursuant to Section 2.2 unless and until the holder of such certificate shall comply with the provisions of Sections 4.1 or 4.2. Subject to applicable law, at the time such holder shall have complied with the provisions of Section 4.1 or 4.2 (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates formerly representing Common Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time paid with respect to the Exchangeable Shares or Parent Shares, respectively, to which such holder is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of compliance by such holder with the provisions of Section 4.1 or 4.2 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or Parent Shares, respectively.

4.4  Fractions. Notwithstanding anything herein contained, Purchaser and Parent shall not be required, upon exchange of the Common Shares for Exchangeable Shares or Parent Shares pursuant to the Arrangement, to issue fractions of Exchangeable Shares or Parent Shares or to distribute certificates which evidence fractional Exchangeable Shares or Parent Shares or make any cash payment as compensation for such fractions of an Exchangeable Share or Parent Share. Upon application of the Exchange Ratio, all fractional Exchangeable Shares or Parent Shares, respectively, that would otherwise be issuable and which are less than 0.50 shall be rounded down to the next whole number of Exchangeable Shares or Parent Shares, respectively, and all fractional Exchangeable Shares or Parent Shares that would otherwise be issuable and which are greater than or equal to 0.50 shall be rounded up to the next whole number of Exchangeable Shares or Parent Shares.

4.5  Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Common Shares claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Exchangeable Shares or Parent Shares pursuant to Sections 4.2 or 4.3 (and any dividends or distributions with respect thereto) in each case deliverable in accordance with Section 2.2. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom certificates representing Exchangeable Shares or Parent Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Parent or Purchaser, as applicable, and their respective transfer agents in such sum as they may direct or otherwise indemnify Parent or Purchaser, as applicable, in a manner satisfactory to the Parent against any claim that may be made against Parent or Purchaser, as applicable, with respect to the certificate alleged to have been lost, stolen or destroyed. If any provisions of this Section 4.7 are inconsistent with Section 9.3 of the Arrangement Agreement, Section 9.3 of the Arrangement Agreement shall govern.

9.

4.6  Extinguishment Of Rights. Any certificate which immediately prior to the Effective Time represented outstanding Common Shares that are not held by a Company Shareholder who has exercised its right to dissent in accordance with Article 3 hereof and who is ultimately entitled to be paid fair value of the Common Shares held by such Company Shareholder but was exchanged or was deemed to have been exchanged pursuant to Section 2.2, that has not been deposited with all other instruments required by Section 4.1 or Section 4.2, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a holder of Exchangeable Shares or Parent Shares. On such date, the Exchangeable Shares or Parent Shares (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Purchaser together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. None of Parent, the Company, Purchaser, Canco or the Depositary shall be liable to any Person in respect of the Exchangeable Shares or Parent Shares (or dividends or distributions) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.7  Withholding Rights. Parent, Company, Purchaser, Canco and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Common Shares, Exchangeable Shares or Parent Shares such amounts as the Company, Purchaser, Canco, Parent or the Depositary is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Company, Purchaser, Canco, Parent and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, Purchaser, Canco, Parent or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Purchaser, Canco, Parent or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. If any provisions of this Section 4.7 are inconsistent with Section 9.3 of the Arrangement Agreement, Section 9.3 of the Arrangement Agreement shall govern.

ARTICLE 5

CERTAIN RIGHTS OF CANCO TO ACQUIRE EXCHANGEABLE SHARES

5.1  Canco Liquidation Call Right. Canco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by Canco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Liquidation Date upon payment by Canco to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon Purchaser shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Canco.

10.

(a)  To exercise the Liquidation Call Right, Canco must notify Purchaser and the Transfer Agent of Canco’s intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of Purchaser or any other voluntary distribution of the assets of Purchaser among its shareholders for the purpose of winding-up its affairs, and at least [five] Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of Purchaser or any other involuntary distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Canco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Liquidation Call Right, then on the Liquidation Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(b)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Purchaser in connection with the liquidation, dissolution or winding-up of Purchaser pursuant to Article 5 of the Exchangeable Share Provisions.

5.2  Canco Redemption Call Right. In addition to Canco’s rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Canco shall have the following rights in respect of the Exchangeable Shares:

(a)  Canco shall have the overriding right (the “Redemption Call Right”), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by Purchaser pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 5.2(c). In the event of the exercise of the Redemption Call Right by Canco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Redemption Date upon payment by Canco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon Purchaser shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Canco.

11.

(b)  To exercise the Redemption Call Right, Canco must notify the Transfer Agent of Canco’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of an Parent Control Transaction, a Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Canco shall so notify the Transfer Agent and Purchaser on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Canco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Redemption Call Right, then, on the Redemption Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by Purchaser in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3  Change of Law Call Right. Parent shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase (or to cause Canco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an Affiliate of Parent) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Canco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Section 5.3(c). In the event of the exercise of the Change of Law Call Right by Parent or Canco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Parent or Canco, as the case may be, on the Change of Law Call Date upon payment by Parent or Canco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

12.

(a)  To exercise the Change of Law Call Right, Parent or Canco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Parent or Canco intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If Parent or Canco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Parent or Canco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(b)  For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Parent or Canco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Parent or Canco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Canco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

ARTICLE 6

AMENDMENT

6.1  Plan of Arrangement Amendment. The Company and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by Parent, (b) filed with the Court and, if made following the Company Shareholder Meeting, approved by the Court, and (c) communicated to Company Shareholders in the manner required by the Court (if so required).

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Company Shareholder Meeting (provided that Parent shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholder Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Company Shareholder Meeting shall be effective only if it is consented to by each of the Company and Parent, and if required by the Court or applicable law, it is consented to by the Company Shareholders voting in the manner directed by the Court.

Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Parent; provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

13.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur at the times and in the order set out in this Plan of Arrangement, within the meaning of Section 192 of the CBCA and, in particular, that the share exchanges, within the meaning of Subsection 192(1)(f) of the CBCA, will become effective in accordance with Section 192(8) of the CBCA, without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

14.

APPENDIX I
6732097 CANADA INC.

(hereinafter referred to as the "Purchaser")

PROVISIONS ATTACHING TO
THE EXCHANGEABLE SHARES

The Exchangeable Shares in the capital of the Purchaser shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1	For the purposes of these share provisions:

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement Agreement" means the Arrangement Agreement by and between Parent, 180 Connect, Inc. and the Purchaser dated as of March 13, 2007, as amended and restated from time to time, providing for, among other things, the Arrangement resulting in the first issuance of Exchangeable Shares;

"Board of Directors" means the board of directors of the Purchaser;

"Business Day" means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta, or the City of New York, New York;

"Canadian Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

"Canco" means 1305699 Alberta ULC, an unlimited liability corporation existing under the laws of Alberta and direct wholly-owned subsidiary of Parent or any other direct or indirect wholly-owned subsidiary designated by Parent from time to time in replacement thereof;

"Canco Call Notice" has the meaning ascribed thereto in Section 6.3 of these share provisions;

"Canadian Dollar Equivalent" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount, by

(b)
the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

"CBCA" means the Canada Business Corporations Act, as amended from time to time prior to the Effective Time;

"Change of Law" means any amendment to the Canadian Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm's length with Parent and the Purchaser (all for the purposes of the Canadian Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Canadian Tax Act or applicable provincial income tax laws;

"Change of Law Call Date" has the meaning provided in Section 10.2 of these share provisions;

"Change of Law Call Purchase Price" has the meaning provided in Section 10.1 of these share provisions;

"Change of Law Call Right" has the meaning provided in Section 10.1 of these share provisions;

"Common Shares" means the common shares in the capital of the Purchaser;

"Current Market Price" means, in respect of a Parent Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of Parent Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the Parent Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Parent Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Shares during such period does not create a market which reflects the fair market value of a Parent Share, then the Current Market Price of a Parent Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

"Effective Time" has the meaning given to that term in the Plan of Arrangement;

"Exchangeable Shares" mean the non-voting exchangeable shares in the capital of the Purchaser, having the rights, privileges, restrictions and conditions set forth herein;

"Exchangeable Share Consideration" means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Purchaser in respect of, or purchase pursuant to, these share provisions, the Exchangeable Share Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement:

(a)	the Current Market Price of one Parent Share deliverable in connection with such action; plus

(b)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(c)	such stock or other property constituting any declared and unpaid non-cash dividends deliverable in connection with such action,

provided that (i) the part of the consideration which represents (a) above shall be fully paid and satisfied by the delivery of one Parent Share, such share to be duly issued, fully paid and non-assessable, (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items, (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

"Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)	the Current Market Price of one Parent Share; plus

(b)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(c)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(d)	an additional amount equal to the full amount of all dividends declared and payable or paid on Parent Shares which have not been declared or paid on Exchangeable Shares in accordance herewith;

"Exchangeable Share Support Agreement" means the agreement made between Parent, Canco and the Purchaser substantially in the form and content of Schedule K annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

"Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Purchaser in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Parent Shares;

"Governmental Authority" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Holder" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Purchaser in respect of the Exchangeable Shares;

"Liquidation Amount" has the meaning ascribed thereto in Section 5.1 of these share provisions;

"Liquidation Call Right" has the meaning ascribed thereto in Section 8.1 of these share provisions;

"Liquidation Date" has the meaning ascribed thereto in Section 5.1 of these share provisions;

"Parent" means Ad.Venture Partners, Inc., a corporation incorporated under the laws of Delaware;

"Parent Control Transaction" means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Parent, or any proposal to carry out the same;

"Parent Dividend Declaration Date" means the date on which the board of directors of Parent declares any dividend on the Parent Shares;

"Parent Shares" means the shares in the common stock of Parent and any other securities into which such shares may be changed, exchanged or converted;

"Person" includes any individual, corporation (including any non-profit corporation), general partnership, limited partnership, firm, joint venture, estate, trust company (including any limited liability company, unlimited liability company, joint stock company, firm, enterprise, association) or organization or other entity including a Governmental Authority, syndicate or other entity, whether or not having legal status;

"Plan of Arrangement" means the Arrangement contemplated by the Arrangement Agreement;

"Purchase Price" has the meaning ascribed thereto in Section 6.3 of these share provisions;

"Purchaser" means 6732097Canada Inc., a corporation existing under the CBCA;

"Redemption Call Purchase Price" has the meaning ascribed thereto in Section 9.1(a) of these share provisions;

"Redemption Call Right" has the meaning ascribed thereto in Section 9.1(a) of these share provisions;

"Redemption Date" means the second anniversary of the Effective Time, or, in the event that any of the circumstances in items (a), (b) or (c) arise, such earlier date established by the Board of Directors for the redemption by the Purchaser of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7 of these share provisions:

(a)
the number of Exchangeable Shares outstanding (other than Exchangeable Shares held by Parent and its Affiliates) is less than twenty percent of the number Exchangeable Shares outstanding as of the Effective Time;

(b)
a Parent Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to enable Holders to participate in such transaction to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of Parent Shares participate, without discrimination, then the Board of Directors shall accelerate such redemption date to such date prior to the second anniversary of the Effective Time as it may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances to enable Holders to participate in the Parent Control Transaction as holders of Parent Shares; or

(c)
an Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a) or (b) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

"Redemption Price" has the meaning ascribed thereto in Section 7.1 of these share provisions;

"Retracted Shares" has the meaning ascribed thereto in Section 6.1(a) of these share provisions;

"Retraction Call Right" has the meaning ascribed thereto in Section 6.1(c) of these share provisions;

"Retraction Date" has the meaning ascribed thereto in Section 6.1(b) of these share provisions;

"Retraction Price" has the meaning ascribed thereto in Section 6.1 of these share provisions;

"Retraction Request" has the meaning ascribed thereto in Section 6.1 of these share provisions;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Time;

"Transfer Agent" means Valiant Trust Company or such other Person as may from time to time be appointed by the Purchaser as the registrar and transfer agent for the Exchangeable Shares;

"Trustee" means Valiant Trust Company or such other trustee as is chosen by Parent and the Purchaser, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Alberta, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

"Voting and Exchange Trust Agreement" means the agreement made among Parent, the Purchaser and the Trustee substantially in the form and content of Schedule L annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

ARTICLE 2
RANKING OF EXCHANGEABLE SHARES

2.1
The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Purchaser, whether voluntary or involuntary, or any other distribution of the assets of the Purchaser, among its shareholders for the purpose of winding-up its affairs.

ARTICLE 3
DIVIDENDS

3.1
A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)
in the case of a cash dividend declared on the Parent Shares, in an amount in cash for each Exchangeable Share in U.S. dollars on the Parent Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Parent Share;

(b)
in the case of a stock dividend declared on the Parent Shares, to be paid in Parent Shares, by the issue or transfer by the Purchaser of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Shares to be paid on each Parent Share; and

(c)
in the case of a dividend declared on the Parent Shares in property other than cash or Parent Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5) the type and amount of property declared as a dividend on each Parent Share.

Such dividends shall be paid out of money, assets or property of the Purchaser properly applicable to the payment of dividends, or out of authorized but unissued shares of the Purchaser, as applicable.

3.2
Cheques of the Purchaser payable at par at any branch of the bankers of the Purchaser shall be issued in respect of any cash dividends contemplated by Section 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) shall be issued, distributed or transferred by the Purchaser in such manner as it shall determine and the issuance, distribution or transfer thereof by the Purchaser to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Purchaser any dividend that is represented by a cheque that has not been duly presented to the Purchaser's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.

3.3
The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Parent Shares.

3.4
If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Purchaser shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5
The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Section 3.1 and Article 14, and each such determination shall be conclusive and binding on the Purchaser and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued in proportion to the number of Parent Shares previously outstanding;

(b)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Parent Shares and the term of any such instrument;

(c)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 3.5(b) above, any evidences of indebtedness of Parent or any assets of Parent) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price; and

(d)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

3.6	Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

ARTICLE 4
CERTAIN RESTRICTIONS

4.1
So long as any of the Exchangeable Shares are outstanding, the Purchaser shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 13.2 of these share provisions:

(a)
pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Purchaser ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser; or

(d)
issue any Exchangeable Shares or any other shares of the Purchaser ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares;

provided that the restrictions in Sections 4.1(a), (b), (c) and (d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Parent Shares shall have been declared and paid on the Exchangeable Shares.

ARTICLE 5
DISTRIBUTION ON LIQUIDATION

5.1
In the event of the liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by Canco of the Liquidation Call Right, to receive from the assets of the Purchaser in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Purchaser among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount").

5.2
On or promptly after the Liquidation Date, and subject to the exercise by Canco of the Liquidation Call Right, the Purchaser shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each Holder, at the address of the Holder recorded in the register of the Purchaser for the Exchangeable Shares or by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of Exchangeable Shares, on behalf of the Purchaser of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of Holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Purchaser shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Shares delivered to them or the custodian on their behalf.

5.3
After the Purchaser has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Purchaser.

ARTICLE 6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1
A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Canco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Purchaser to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Purchaser causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the Holder shall present and surrender at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the Holder desires to have the Purchaser redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and bylaws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Purchaser:

(a)
specifying that the Holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Purchaser;

(b)
stating the Business Day on which the holder desires to have the Purchaser redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than three Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Purchaser and further provided that, in the event that no such Business Day is specified by the Holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Purchaser; and

(c)
acknowledging the overriding right (the "Retraction Call Right") of Canco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Canco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

6.2
Subject to the exercise by Canco of the Retraction Call Right, upon receipt by the Purchaser or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require, and provided that the Retraction Request is not revoked by the Holder in the manner specified in Section 6.7, the Purchaser shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such Holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Canco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Purchaser.

6.3
Upon receipt by the Purchaser of a Retraction Request, the Purchaser shall immediately notify Canco thereof and shall provide to Canco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Canco must notify the Purchaser of its determination to do so (the "Canco Call Notice") within three Business Days of receipt by the Purchaser of the Retraction Request. If Canco does not so notify the Purchaser within such three Business Day period, the Purchaser will notify the Holder as soon as possible thereafter that Canco will not exercise the Retraction Call Right. If Canco delivers the Canco Call Notice within such three Business Day period, and provided that the Retraction Request is not revoked by the Holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the Holder to sell all but not less than all the Retracted Shares to Canco in accordance with the Retraction Call Right. In such event, the Purchaser shall not redeem the Retracted Shares and Canco shall purchase from such holder and such holder shall sell to Canco on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of Canco, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Canco shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that Canco has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Purchaser of such Retracted Shares shall take place on the Retraction Date. In the event that Canco does not deliver a Canco Call Notice within such three Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Purchaser shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4
The Purchaser or Canco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant Holder, at the address of the Holder recorded in the register of the Purchaser for the Exchangeable Shares or at the address specified in the Holder's Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.

6.5
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Purchaser or purchased by Canco shall thereafter be considered and deemed for all purposes to be the holder of Parent Shares delivered to it.

6.6
Notwithstanding any other provision of this Article 6, the Purchaser shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Purchaser believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Canco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Purchaser shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Purchaser. In any case in which the redemption by the Purchaser of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Purchaser shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Purchaser is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Purchaser, representing the Retracted Shares not redeemed by the Purchaser pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and Canco does not exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Purchaser pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Parent to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Parent to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7
A holder of Retracted Shares may, by notice in writing given by the holder to the Purchaser before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Canco shall be deemed to have been revoked.

ARTICLE 7
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1
Subject to applicable law, and provided Canco has not exercised the Redemption Call Right, the Purchaser shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Price").

7.2
In any case of a redemption of Exchangeable Shares under this Article 7, the Purchaser shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with a Parent Control Transaction or an Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Purchaser or the purchase by Canco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Parent Control Transaction, the written notice of redemption by the Purchaser or the purchase by Canco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3
On or after the Redemption Date and subject to the exercise by Canco of the Redemption Call Right, the Purchaser shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent and the Purchaser may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each Holder, at the address of the Holder recorded in the securities register of the Purchaser or by holding for pick-up by the Holder at the registered office of the Purchaser or at any office of the Transfer Agent as may be specified by the Purchaser in such notice, on behalf of the Purchaser of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Purchaser shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration after the Redemption Date, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Parent Shares delivered to them or the custodian on their behalf.

ARTICLE 8
CANCO LIQUIDATION CALL RIGHT

8.1
Canco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with Section 8.3. In the event of the exercise of the Liquidation Call Right by Canco, each Holder shall be obligated to sell all the Exchangeable Shares held by such Holder to Canco on the Liquidation Date upon payment by Canco to such Holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon the Purchaser shall have no obligation to pay any Liquidation Amount to the Holders of such shares so purchased by Canco.

8.2
To exercise the Liquidation Call Right, Canco must notify the Purchaser and the Transfer Agent of Canco's intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of the Purchaser or any other voluntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of the Purchaser or any other involuntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Canco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Liquidation Call Right, then on the Liquidation Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.

8.3
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such Holder and the Holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Parent Shares to which such Holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such Holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Purchaser in connection with the liquidation, dissolution or winding-up of the Purchaser pursuant to Article 5 hereof.

ARTICLE 9
CANCO REDEMPTION CALL RIGHT

9.1	In addition to Canco's rights contained herein, including the Retraction Call Right, Canco shall have the following rights in respect of the Exchangeable Shares:

(a)
Canco shall have the overriding right (the "Redemption Call Right"), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by the Purchaser pursuant to Article 7, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Canco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Call Purchase Price") in accordance with Section 9.1(c). In the event of the exercise of the Redemption Call Right by Canco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Canco on the Redemption Date upon payment by Canco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon the Purchaser shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Canco.

(b)
To exercise the Redemption Call Right, Canco must notify the Transfer Agent and the Purchaser of Canco's intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a Parent Control Transaction or an Exchangeable Share Voting Event, in which case Canco shall so notify the Transfer Agent and the Purchaser as soon as practicable and, in any event, on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Canco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Canco. If Canco exercises the Redemption Call Right, then, on the Redemption Date, Canco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Canco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Canco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Canco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Canco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Purchaser in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

ARTICLE 10
CHANGE OF LAW CALL RIGHT

10.1
Parent shall have the overriding right (the "Change of Law Call Right"), in the event of a Change of Law, to purchase (or to cause Canco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Parent) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Canco, as the case may be, of an amount per share (the "Change of Law Call Purchase Price") equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Section 10.3. In the event of the exercise of the Change of Law Call Right by Parent or Canco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Parent or Canco, as the case may be, on the Change of Law Call Date upon payment by Parent or Canco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

10.2
To exercise the Change of Law Call Right, Parent or Canco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Parent or Canco intends to acquire the Exchangeable Shares (the "Change of Law Call Date"). If Parent or Canco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Parent or Canco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

10.3
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Parent or Canco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Parent or Canco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Parent Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Purchaser and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Canco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

ARTICLE 11

[intentionally left blank]

ARTICLE 12
VOTING RIGHTS

12.1
Except as required by applicable law and by Article 13, Section 14.1 and Section 15.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Purchaser or to vote at any such meeting.

ARTICLE 13
AMENDMENT AND APPROVAL

13.1
The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

13.2
Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66-2/3% of the votes cast on such resolution by holders (other than Parent and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Parent and its Affiliates) at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Parent and its Affiliates) present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66-2/3% of the votes cast on such resolution by holders (other than Parent and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this section, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

ARTICLE 14
RECIPROCAL CHANGES, ETC. IN RESPECT OF PARENT SHARES

14.1	Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement provides, in part, that Parent will not:

(a)
issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares who (i) exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend;

(b)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares:

(i)	shares or securities of Parent of any class other than Parent Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Shares);

(ii)	rights, options or warrants other than those referred to in Section 14.1(b) above;

(iii)	evidences of indebtedness of Parent; or

(iv)	assets of Parent,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

14.2
Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Support Agreement further provides, in part, that Parent will not without the prior approval of the Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 13.2:

(a)	subdivide, re-divide or change the then outstanding Parent Shares into a greater number of Parent Shares;

(b)	reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(c)	reclassify or otherwise change the Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and such change is permitted under applicable law. The Exchangeable Share Support Agreement further provides, in part, that the provisions of the Exchangeable Share Support Agreement described in Section 14.1 and this Section 14.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 13.2.

14.3	Notwithstanding the foregoing provisions of this Article 14, in the event of a Parent Control Transaction:

(a)
in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, "related" within the meaning of the Canadian Tax Act  (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Purchaser") that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then all references herein to "Parent" shall thereafter be and be deemed to be references to "Other Purchaser" and all references herein to "Parent Shares" shall thereafter be and be deemed to be references to "Other Shares" (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to these share provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 15
ACTIONS BY THE PURCHASER UNDER SUPPORT AGREEMENT AND VOTING EXCHANGE TRUST AGREEMENT

15.1
The Purchaser will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent, Canco and the Purchaser with all provisions of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement applicable to Parent, Canco and the Purchaser, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Purchaser all rights and benefits in favour of the Purchaser under or pursuant thereto.

15.2
The Purchaser shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 13.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of the Purchaser or the holders of the Exchangeable Shares thereunder;

(b)
making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)
making such changes in or corrections to such agreement which, on the advice of counsel to the Purchaser, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 16
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

16.1
The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Support Agreement, the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder) and with respect to restrictions on resale under the United States Securities Act of 1933, as amended, until such time as the Purchaser shall determine that such U.S. Securities Act legend shall no longer be necessary.

16.2
Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Canco, and the Change of Law Call Right in favour of Parent and Canco and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of Canco or Parent, as the case may be, as therein provided.

16.3
The Purchaser, Canco, Parent and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Purchaser, Canco, Parent or the Transfer Agent is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser, Canco, Parent and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Purchaser, Canco, Parent or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, Canco, Parent or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

16.4	The Purchaser will make an election with respect to the Exchangeable Shares under subsection 191.2(1) of the Canadian Tax Act to the extent required by the Arrangement Agreement.

16.5	The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Canadian Tax Act is CDN $[•].

ARTICLE 17
GENERAL

17.1
Any notice, request or other communication to be given to the Purchaser by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Purchaser and addressed to the attention of the Secretary of the Purchaser. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Purchaser.

17.2
Any presentation and surrender by a holder of Exchangeable Shares to the Purchaser or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Purchaser or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Purchaser addressed to the attention of the Secretary of the Purchaser or to such office of the Transfer Agent as may be specified by the Purchaser. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Purchaser or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

17.3
Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Purchaser shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Purchaser or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Purchaser. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Purchaser pursuant thereto.

17.4
Subject to the requirements of National Instrument 54-101 and any successor instrument, policy statement or rule of the Canadian Securities Administrators or other applicable law, for greater certainty, the Purchaser shall not be required for any purpose under these share provisions to recognize or take account of Persons who are not recorded as such in the securities register for the Exchangeable Shares.

17.5
If the Purchaser determines that mail service is or is threatened to be interrupted at the time when the Purchaser is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Purchaser shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Québec, once in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Purchaser would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Purchaser in accordance with Section 17.1 or17.2, as the case may be.

SCHEDULE A
RETRACTION REQUEST
[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To: 6732097Canada Inc. ("Purchaser") and 1305699 Alberta ULC ("Canco")

This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the "Share Provisions") attaching to the Exchangeable Shares of the Purchaser represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Purchaser that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Purchaser redeem in accordance with Article 6 of the Share Provisions:

☐	all share(s) represented by this certificate; or

☐	___________ share(s) only represented by this certificate.

The undersigned hereby notifies the Purchaser that the Retraction Date shall be ___________________________.

NOTE: The Retraction Date must be a Business Day and must not be less than three Business Days nor more than 15 Business Days after the date upon which this notice is received by the Purchaser. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Purchaser.

The undersigned acknowledges the overriding Retraction Call Right of Canco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Canco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Canco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Purchaser at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Purchaser is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Parent to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Canco and the Purchaser that the undersigned:

☐	is

(select one)

☐	is not

resident in Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Canco and the Purchaser that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Canco or the Purchaser, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐
Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:
This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Purchaser and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:	______________________________

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print): ______________________________

Street Address or P.O. Box: ___________________________________________

Signature of Shareholder: ___________________________________________

City, Province and Postal Code: ___________________________________________

A-2

Signature Guaranteed by: ___________________________________________

NOTE:
If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Purchaser represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Purchaser, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s)

A-3

Schedule E

REGULATORY APPROVALS

[Intentionally left blank]

Schedule F

COMPANY BRING DOWN CERTIFICATE

180 CONNECT INC.

BRING DOWN CERTIFICATE

Pursuant to Section 2.8(a)(i) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (“Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”), the undersigned certifies on behalf of the Company as follows:

1.	He is the Chief Executive Officer of the Company.

2.
The Company’s representations and warranties (i) set forth in Section 3.4 of the Agreement were true and correct in all material respects on and as of the date of the Agreement and are true and correct in all material respects on and as of the date hereof (or, in the case of those representations and warranties in Section 3.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in the Agreement were true and correct as of the date of the Agreement and are true and correct in all respects as of the date hereof (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Company Material Adverse Effect.

3.	All of the covenants and obligations that the Acquired Companies are required to perform or comply with under the Agreement have been duly performed and complied with in all material respects.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(Signature page follows)

The undersigned has executed this certificate as of the date first written above.

180 CONNECT INC.

By:
Peter Giacalone
Chief Executive Officer

SCHEDULE G

ACQUIRED COMPANIES’ CERTIFICATE RE: CORPORATE MATTERS

180 CONNECT INC.

Officer’s Certificate

This Officer’s Certificate is provided pursuant to Section 2.8(a)(ii) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Target”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby certifies on behalf of ____________ (the “Acquired Company”) as follows:

1.  Attached as Exhibit A is a true and correct copy of the Acquired Company’s Articles of Incorporation as filed with the ___________ on _________, as certified by ____________ and in effect as of the date hereof (the “Articles of Incorporation”). Attached as Exhibit B is a true and correct copy of the Acquired Company’s Bylaws in effect as of the date hereof (the “Bylaws”). No steps have been taken by the board of directors or the shareholders of the Acquired Company to effect or authorize any amendment or other modification to such Articles of Incorporation or Bylaws.

2.  Attached as Exhibit C is a certificate of good standing of the Acquired Company issued on ____________.

3.  Attached as Exhibit D [is]/[are] [a] true and correct [copy]/[copies] of the resolutions adopted by the Board of Directors of the Acquired Company on __________, 2007. Such resolutions have not been altered, amended, modified or rescinded and remain in full force and effect on the date hereof.

4.  Each of the individuals named below is, as of the date hereof, a duly elected, qualified and acting officer of the Acquired Company as set forth opposite his name, and the signature appearing opposite his name and title is his true and genuine signature:

Name	Title	Signature
____________________________________
____________________________________

[Signature page follows]

I have set my hand thereto as of _______________, 2007.

[Name, Title]

Exhibit A

ARTICLES OF INCORPORATION

Exhibit B

BYLAWS

Exhibit C

CERTIFICATE OF GOOD STANDING

Exhibit D

BOARD RESOLUTIONS

Schedule H

PARENT BRING DOWN CERTIFICATE

AD.VENTURE PARTNERS, INC.

BRING DOWN CERTIFICATE

Pursuant to Section 2.8(b)(i) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”), the undersigned certifies on behalf of Parent as follows:

1.	He is the Chief Executive Officer of the Parent.

2.
The Parent’s representations and warranties (i) set forth in Section 4.4 of the Agreement were true and correct in all material respects on and as of the date of the Agreement and are true and correct in all material respects on and as of the date hereof (or, in the case of those representations and warranties in Section 4.4 that are made as of a particular date or period, at and as of such date or period), and (ii) otherwise set forth in the Agreement were true and correct in all respects as of the date of the Agreement and are true and correct in all material respects as of the date hereof (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) except for inaccuracies in such representation or warranties the circumstances giving rise to which, individually or in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect.

3.	All of the covenants and obligations that the Parent or the Purchaser are required to perform or comply with under the Agreement have been duly performed and complied with in all material respects.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(Signature page follows)

1029006 v2/SF

The undersigned has executed this certificate as of the date first written above.

AD.VENTURE PARTNERS, INC.

By:
Howard S. Balter
Chief Executive Officer

Schedule I

PARENT CERTIFICATE RE: CORPORATE MATTERS

AD.VENTURE PARTNERS, INC.

Officer’s Certificate

This Officer’s Certificate is provided pursuant to Section 2.8(b)(ii) of the Arrangement Agreement dated March 13, 2007 (the “Agreement”) among Ad.Venture Partners, Inc., a Delaware corporation (the “Parent”), 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby certifies on behalf of [Parent/Purchaser/Canco] as follows:

1.  Attached as Exhibit A is a true and correct copy of the [Parent/Purchaser/Canco]’s [Amended and Restated Certificate of Incorporation/ Articles of Incorporation] (the “Charter”) as filed with the [Secretary of State of the State of Delaware/__________/___________] on [August 24, 2005/March 8, 2007], as certified by [Secretary of State of the State of Delaware/__________/___________] and in effect as of the date hereof. Attached as Exhibit B is a true and correct copy of the [Parent/Purchaser/Canco]’s Bylaws in effect as of the date hereof (the “Bylaws”). No steps have been taken by the board of directors or the shareholders of the [Parent/Purchaser/Canco] to effect or authorize any amendment or other modification to such Charter or Bylaws.

2.  Attached as Exhibit C is a certificate of good standing of the [Parent/Purchaser/Canco] issued on ____________.

3.  Attached as Exhibit D [is]/[are] [a] true and correct [copy]/[copies] of the resolutions adopted by the Board of Directors of the [Parent/Purchaser/Canco] on __________, 2007. Such resolutions have not been altered, amended, modified or rescinded and remain in full force and effect on the date hereof.

4.  Each of the individuals named below is, as of the date hereof, a duly elected, qualified and acting officer of the [Parent/Purchaser/Canco] as set forth opposite his name, and the signature appearing opposite his name and title is his true and genuine signature:

Name	Title	Signature
____________________________________
____________________________________

[Signature page follows]

I have set my hand thereto as of _______________, 2007.

[Name, Title]

Exhibit A

CHARTER

Exhibit B

BYLAWS

Exhibit C

CERTIFICATE OF GOOD STANDING

Exhibit D

BOARD RESOLUTIONS

Schedule J

FORM OF COMPANY AFFILIATE AGREEMENT

1.

AFFILIATE AGREEMENT

This Affiliate Agreement (“Affiliate Agreement”) is being executed and delivered as of March 13, 2007 by ________________ (“Shareholder”) in favor of and for the benefit of Ad.Venture Partners, Inc., a Delaware corporation (“Parent”).

Recitals

A. Shareholder is a shareholder of, and is an officer and/or director of, 180 Connect Inc., a corporation organized under the laws of Canada (the “Company”).

B. Parent, the Company and 6732097 Canada Inc., a corporation organized under the laws of Canada and a wholly-owned subsidiary of Parent (“Purchaser”), have entered into an Arrangement Agreement dated as of March 13, 2007 (the “Arrangement Agreement”), which provides that Purchaser and Parent shall acquire all of the issued and outstanding Common Shares of the Company and assume the obligation to issue common stock upon exercise of the Company Options and Company Warrants and conversion of the Convertible Debentures, in each case in accordance with the Arrangement Agreement (collectively, the “Arrangement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement.

C. Shareholder understands that the Parent Common Stock being issued in the Arrangement will be issued pursuant to a registration statement on Form S-4, and that Shareholder may be deemed an “affiliate” of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”).

Agreement

Shareholder, intending to be legally bound, agrees as follows:

1.  Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

Shareholder is the holder and “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Shares”), and Shareholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Shareholder has the sole right to vote and to dispose of the Company Shares.

Shareholder is the holder of options to purchase the number of common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Options”), and Shareholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

Shareholder is the holder of warrants to purchase the number of common shares of the Company set forth beneath Shareholder’s signature on the signature page hereof (the “Company Warrants”), and Shareholder has good and valid title to the Company Warrants, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

2.

Shareholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares, the Company Options and the Company Warrants.

Shareholder has carefully read this Affiliate Agreement and, to the extent Shareholder felt necessary, has discussed with counsel the limitations imposed on Shareholder’s ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Shareholder is to receive in the Arrangement (the “Parent Shares”). Shareholder fully understands the limitations this Affiliate Agreement places upon Shareholder’s ability to sell, transfer or otherwise dispose of securities of Parent.

2.  Prohibitions Against Transfer. Shareholder agrees that Shareholder shall not effect any sale, transfer or other disposition of any Parent Shares unless: (a) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker’s letter and a representation letter executed by Shareholder (satisfactory in form and content to Parent) stating that such requirements have been met; (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or (d) an authorized representative of the Securities and Exchange Commission (“SEC”) shall have rendered written advice to Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

3.  Lock-Up. Notwithstanding the foregoing, Shareholder agrees that Shareholder shall not, directly or indirectly, (a) offer, pledge, sell, transfer or otherwise dispose of, by contract, option, right or otherwise, any Parent Shares or lend, grant or otherwise transfer or dispose of any such Parent Shares or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic characteristics of ownership of such Parent Shares (whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Parent Shares, in cash or otherwise), until the date that is [six][four] months following the Effective Date.

4.  Stop Transfer Instructions; Legend.

Shareholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MARCH 13, 2007, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”

5.  Independence of Obligations. The covenants and obligations of Shareholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

3.

6.  Specific Performance. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Shareholder irrevocably waives any right Shareholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.  No Admission. Execution of this Affiliate Agreement shall not be considered an admission by Shareholder that Shareholder is an “affiliate,” or as a waiver of any rights Shareholder may have to object to any claim that Shareholder is such an “affiliate” on or after the date of this Affiliate Agreement.

8.  Other Agreements. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Arrangement Agreement, or any of the rights or remedies of Parent or any of the obligations of Shareholder under any agreement between Shareholder and Parent or any certificate or instrument executed by Shareholder in favor of Parent; and nothing in the Arrangement Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Shareholder under this Affiliate Agreement.

9.  NoticesError! Bookmark not defined.. Any notice or other communication required or permitted to be delivered to Shareholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent:

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017
Attn: Chief Executive Officer
Facsimile: (914) 576-5101

if to Shareholder:

Attn:
Fax: (___)

10.  Severability. Any term or provision of this Affiliate Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Affiliate Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.

11.  Applicable Law; Jurisdiction. THIS AFFILIATE AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise, (a) each of the parties irrevocably and unconditionally agree to the non-exclusive jurisdiction of the courts of the State of New York; (b) each of the parties irrevocably waives the right to any trial by jury in any action, proceeding or counterclaim arising out of or relating to this Affiliate Agreement or otherwise; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 9.

12.  Waiver; Termination. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Arrangement Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

13.  Captions. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

14.  Further Assurances. Shareholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

15.  Entire Agreement. This Affiliate Agreement, the Arrangement Agreement and, as applicable, the Voting Agreement between Shareholder and Parent collectively set forth the entire understanding of Parent and Shareholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Shareholder relating to the subject matter hereof and thereof.

16.  Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.

17.  Amendments. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

18.  Assignment. This Affiliate Agreement and all obligations of Shareholder hereunder are personal to Shareholder and may not be transferred or delegated by Shareholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Shareholder.

19.  Binding Nature. Subject to Section 18, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Shareholder and Shareholder’s representatives, executors, administrators, estate, heirs, successors and assigns.

20.  Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Arrangement.

6.

Shareholder has executed this Affiliate Agreement on March __, 2007.

__________________________________________
(Signature)

__________________________________________
(Print Name)

Number of Outstanding Common Shares of
of the Company Held by Shareholder:

_______________________________

Number Outstanding Common Shares of the Company
Subject to Options or other rights held by Shareholder:

_______________________________

7.

Schedule K

SUPPORT AGREEMENT

8.

Support Agreement (“Agreement”) made as of the [•] day of [•], 2007.

AMONG:

Ad.Venture Partners, Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

and

1305699 Alberta ULC, a corporation existing under the laws of Alberta (hereinafter referred to as “Canco”)

and

6732097 Canada Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Purchaser”)

Whereas, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of March 13, 2007 among the Company, Parent and Purchaser, it was agreed that on the Effective Date (as defined in the Plan of Arrangement), Purchaser and Parent would enter into a support agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

And Whereas, under the Arrangement Agreement, it is contemplated that Exchangeable Shares may be issued by Purchaser, having the attributes described in the Arrangement Agreement;

And Whereas, the parties hereto desire to make appropriate provision and to establish a procedure whereby the Parent will take certain actions and make certain payments and deliveries necessary to ensure that Purchaser and Canco will be able to make certain payments and to deliver or cause to be delivered Parent Shares in satisfaction of the obligations of Purchaser and Canco under the Exchangeable Share Provisions (as defined below) with respect to the payment and satisfaction of Liquidation Amounts, Retraction Prices, Change of Law Call Purchase Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions.

Now, Therefore, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1  Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the Articles of Purchaser, unless the context requires otherwise.

1.2  Interpretation Not Affected By Headings. The division of this agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.

1.3  Rules of Construction. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4  Date for Any Action. If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

COVENANTS OF PARENT

2.1  Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Parent or its Affiliates as defined in the Arrangement Agreement are outstanding, Parent will:

(a)  not declare or pay any dividend on the Parent Shares unless (i) Purchaser shall (w) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”) and (x) Purchaser shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the terms of the Exchangeable Share Provisions, of any such Equivalent Dividend;

(b)  advise Purchaser sufficiently in advance of the declaration by Parent of any dividend on Parent Shares and take all such other actions as are reasonably necessary, in cooperation with Purchaser, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Parent Shares and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

(c)  ensure that the record date for any dividend declared on Parent Shares is not less than 10 Business Days after the declaration date of such dividend;

(d)  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Purchaser, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price, the Change of Law Call Purchase Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Parent or its Affiliates) upon the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares, an event constituting a Change of Law or a redemption of Exchangeable Shares by Purchaser, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Purchaser to cause to be delivered Parent Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6, 7 or 10, as the case may be, of the Exchangeable Share Provisions and cash and other property in respect of declared and unpaid dividends;

2.

(e)  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Canco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered Parent Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be, and cash and other property in respect of declared and unpaid dividends; and

(f)  not (and will ensure that Canco or any of its Affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Parent will not permit Canco or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Purchaser or any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs.

2.2  Segregation of Funds. Parent will cause Purchaser to deposit a sufficient amount of funds in a separate account of Purchaser and segregate a sufficient amount of such other assets and property as is necessary to enable Purchaser to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Exchangeable Share Provisions.

2.3  Reservation of Parent Shares. Parent hereby represents, warrants and covenants in favour of Purchaser and Canco that Parent has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Parent or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Parent to meet its obligations under the Voting and Exchange Trust Agreement, to enable and permit Canco to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Purchaser to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4  Notification of Certain Events. In order to assist Parent in compliance with its obligations hereunder and to permit Canco to exercise the Liquidation Call Right, the Retraction Call Right, and the Redemption Call Right, Purchaser will notify Parent and Canco of each of the following events at the times set forth below:

(a)  in the event of any determination by the Board of Directors of Purchaser to institute voluntary liquidation, dissolution or winding up proceedings with respect to Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

3.

(b)  promptly, upon the earlier of receipt by Purchaser of notice of or Purchaser otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs;

(c)  promptly, upon receipt by Purchaser of a Retraction Request;

(d)  promptly following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)  promptly upon the issuance by Purchaser of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5  Delivery of Parent Shares to Canco and Purchaser. In furtherance of its obligations under Sections 2.1(d) and (e) hereof, upon notice from Purchaser or Canco of any event that requires Purchaser or Canco to cause to be delivered Parent Shares to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver the requisite number of Parent Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Purchaser or Canco shall direct. All such Parent Shares shall be duly authorized, validly issued and fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of such Parent Shares, Canco or Purchaser, as the case may be, shall pay a purchase price equal to the fair market value of such Parent Shares.

2.6  Qualification of Parent Shares. Parent covenants that if any Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Change of Law Call Right, Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfilment of any other United States or Canadian legal requirement (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by Parent at the direction of Purchaser or Canco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.7 hereof) are listed and are quoted or posted for trading at such time.

4.

2.7  Economic Equivalence. So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding:

(a)  Parent will not:

(i)  issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares who (A) exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

(ii)  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or

(iii)  issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares (A) shares or securities of Parent of any class other than Parent Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Shares), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii) above, (C) evidences of indebtedness of Parent or (D) assets of Parent (including cash), unless the economic equivalent on a per Exchangeable Share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)  Parent will not:

(i)  subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares; or

(ii)  reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or

(iii)  reclassify or otherwise change Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)  Parent will ensure that the record date for any event referred to in Section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Parent (with contemporaneous notification thereof by Parent to Purchaser).

5.

(d)  The Board of Directors of Purchaser shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Parent and the holders of Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Purchaser to be relevant, be considered by the Board of Directors of Purchaser:

(i)  in the case of any stock dividend or other distribution payable in Parent Shares, the number of such shares issued as a result of any stock dividend or other distribution in proportion to the number of Parent Shares previously outstanding;

(ii)  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Parent Shares and the term of any such instrument;

(iii)  in the case of the issuance or distribution of any other form of property (including any shares or securities of Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of Parent or any assets, including cash, of Parent), the relationship between the fair market value (as determined by the Board of Directors of Purchaser in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price;

(iv)  in the case of any subdivision, redivision or change of the then outstanding Parent Shares into a greater number of Parent Shares or the reduction, combination, consolidation or change of the then outstanding Parent Shares into a lesser number of Parent Shares or any amalgamation, merger, reorganization or other transaction affecting Parent Shares, the effect thereof upon the then outstanding Parent Shares; and

(v)  in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)  Purchaser agrees that, to the extent required, upon due notice from Parent, Purchaser will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Purchaser, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Parent Shares and Exchangeable Shares as provided for in this Section 2.7.

6.

2.8  Tender Offers. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Parent and its Affiliates), in the event that a tender offer, share exchange offer, issuer bid, take over bid or similar transaction with respect to Parent Shares (an “Offer”) is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, Parent will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Parent and its Affiliates) to participate in such Offer to the same extent as, and on a basis that is equivalent (economically and otherwise) to the basis on which, the holders of Parent Shares participate, without discrimination, it being understood that if such equivalent participation cannot be achieved, the Exchangeable Shares shall be redeemed by Purchaser (as set forth in clause (b) of the definition of “Redemption Date”) or purchased by Canco pursuant to the Redemption Call Right. Without limiting the generality of the foregoing, Parent will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Purchaser (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall limit the rights of Purchaser to redeem (or Canco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, as described above.

2.9  Ownership of Outstanding Shares. Without the prior approval of Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 13.2 of the Exchangeable Share Provisions, Parent covenants and agrees in favour of Purchaser that, as long as any outstanding Exchangeable Shares are owned by any Person other than Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Purchaser and Canco. Notwithstanding the foregoing, Parent shall not be in violation of this section if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Parent or the Parent Shares pursuant to any merger of Parent pursuant to which Parent was not the surviving corporation.

2.10  Parent and Affiliates Not to Vote Exchangeable Shares. Parent and Canco each covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Purchaser may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11  Rule 10b 18 Purchases. For greater certainty, nothing contained in this Agreement, including the obligations of Parent contained in Section 2.8 hereof, shall limit the ability of Parent or Purchaser to make a “Rule l0b 18 purchase” of Parent Shares pursuant to Rule 10b 18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

ARTICLE 3

PARENT SUCCESSORS

3.1  Certain Requirements in Respect of Combination, Etc. As long as any Exchangeable Shares (other than those owned by Parent or its Affiliates) are outstanding, neither Parent nor Canco shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)  such other Person or continuing corporation (the “Parent Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent or Canco, as the case may be, under this Agreement;

7.

(b)  in the event that the Parent Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)  such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2  Vesting of Powers in Successor. Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent or Canco, as the case may be, under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

3.3  Wholly Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned direct or indirect subsidiary of Parent (other than Purchaser or Canco) with or into Parent or the winding up, liquidation or dissolution of any wholly owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 3.

3.4  Successorship Transaction. Notwithstanding the foregoing provisions of Article 3, in the event of a Parent Control Transaction:

(a)  in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Canadian Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)  which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)  in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

8.

ARTICLE 4

GENERAL

4.1  Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Parent and any of its Affiliates.

4.2  Changes in Capital of Parent or Purchaser. At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  Notices To Parties. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

[•]

Attention: Chief Executive Officer
Telecopier Number: [•]

With a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, Alberta T2P 4H2

Attention: Jennifer Kennedy
Telecopier Number: (403) 264-5973

9.

and to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173

Attention: Mark Selinger
Telecopier Number: (212) 547 5444

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.4  Assignment. No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that each of Purchaser and Canco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly owned subsidiary of Parent.

4.5  Binding Effect. Subject to Section 4.4, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and by the Exchangeable Shareholders and their respective successors and assigns.

4.6  Amendments, Modifications. Subject to Sections 4.2, 4.7 and 4.11, this Agreement may not be amended or modified except by an agreement in writing executed by Purchaser, Canco and Parent and approved by the holders of the Exchangeable Shares in accordance with Section 13.2 of the Exchangeable Share Provisions.

4.7  Ministerial Amendments. Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)  adding to the covenants of any or all parties provided that the board of directors of each of Purchaser, Canco and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Purchaser, Canco and Parent, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)  making such changes or corrections which, on the advice of counsel to Purchaser, Canco and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Purchaser, Canco and Parent shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

10.

4.8  Meeting to Consider Amendments. Purchaser, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6 hereof; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date to occur or transpire. Any such meeting or meetings shall be called and held in accordance with the bylaws of Purchaser, the Exchangeable Share Provisions and all applicable laws.

4.9  Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.10  Governing Laws; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

4.11  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

4.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.13  Third Party Beneficiaries. The provisions of this Agreement are: (i) intended for the benefit of the holders of Exchangeable Shares (other than Parent or its Affiliates), as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such holders of Exchangeable Shares and their respective heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and the Purchaser shall hold the rights and benefits of this Agreement in trust for and on behalf of the Third Party Beneficiaries and the Purchaser hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by statute, contract or otherwise.

[Remainder Of Page Intentionally Left Blank]

11.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Ad.Venture Partners, Inc.

By:
Name:
Title

1305699 Alberta ULC

By:

Title

6732097 Canada Inc.

By:

Title

[Support Agreement Execution Page]

.
12.

Schedule L

VOTING AND EXCHANGE TRUST AGREEMENT

1.

Voting And Exchange Trust Agreement (“Agreement”) made as of the [•] day of [•], 2007.

AMONG:

Ad.Venture Partners, Inc., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Parent”)

and

6732097 Canada Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Purchaser”)

and

Valiant Trust Company, a trust company incorporated under the laws of Alberta (hereinafter referred to as the “Trustee”)

Whereas, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of March 13, 2007 between the Company, Parent and Purchaser, it was agreed that on the Effective Date (as defined in the Plan of Arrangement contemplated in the Arrangement Agreement), Purchaser and Parent would enter into a voting and exchange trust agreement containing the terms and conditions set forth in the Arrangement Agreement together with such other terms and conditions as may be agreed by the parties acting reasonably;

And Whereas, under the Arrangement Agreement, it is contemplated that Parent will directly or indirectly acquire the issued and outstanding Common Shares of the Company;

And Whereas, under the Arrangement Agreement, it is contemplated that exchangeable shares of Purchaser (“Exchangeable Shares”) may be issued by Purchaser, having the attributes described in the Arrangement Agreement including certain exchange rights and voting rights to be created for the benefit of the holders of Exchangeable Shares from time to time;

And Whereas, these recitals are made by Parent and Purchaser but not by the Trustee;

Now Therefore, in consideration of $10.00, the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning ascribed thereto in the Securities Act (Alberta), unless otherwise expressly stated herein;

1.

“Arrangement Agreement” means the Arrangement Agreement by and among Parent, the Company and Purchaser dated as of March 13, 2007, as amended and restated from time to time, providing for, among other things, the arrangement resulting in the first issuance of Exchangeable Shares;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent and its Affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Calgary, Alberta or the City of New York, New York;

“Canco” means 1305699 Alberta ULC, a corporation incorporated under the laws of Alberta, or any other direct or indirect Subsidiary of the Parent designated by the Parent from time to time;

“CBCA” means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

“Change of Law Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Company” means 180 Connect Inc., a corporation incorporated under the CBCA;

“Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Parent Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Parent Share is entitled with respect to such matter, proposition or question;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Exchangeable Share Support Agreement” means that certain support agreement made as of even date herewith among Purchaser, Canco and Parent substantially in the form and content of Schedule K to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

“Exchangeable Shares” means the non voting Exchangeable Shares in the capital of Purchaser, having the rights, privileges, restrictions and conditions set out in attaching to the Exchangeable Shares as set out in the Articles of Purchaser;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Purchaser of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Purchaser to the institution of bankruptcy, insolvency or winding up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Purchaser to contest in good faith any such proceedings commenced in respect of Purchaser within 30 days of becoming aware thereof, or the consent by Purchaser to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Purchaser of a general assignment for the benefit of creditors, or the admission in writing by Purchaser of its inability to pay its debts generally as they become due, or (iv) Purchaser not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

2.

“Liquidation Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b);

“Liquidation Event Effective Time” has the meaning ascribed thereto in Section 5.12(c);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Parent or Purchaser, as the case may be, a certificate signed by any one of the authorized signatories of Parent or Purchaser, as the case may be;

“Parent Consent” has the meaning ascribed thereto in Section 4.2;

“Parent Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Parent Meeting” has the meaning ascribed thereto in Section 4.2;

“Parent Shares” has the meaning provided in the Exchangeable Share Provisions;

“Parent Special Voting Share” means one share of preferred stock of Parent to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Parent Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

“Parent Successor” has the meaning ascribed thereto in Section 10.1(a);

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, including any tribunal, commission, regulatory agency or self regulatory organization or authority of any of the foregoing in (a), or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing in (a) or (b);

“Redemption Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

3.

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Rights upon Automatic Exchange” means the benefit of the obligation of Parent to effect the automatic exchange of Exchangeable Shares for Parent Shares pursuant to Section 5.12;

“Trust” means the trust created by this Agreement;

“Trust Estate” means the Parent Special Voting Share, any other securities, the Exchange Right, the Rights upon Automatic Exchange and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

“Voting Rights” means the voting rights of the Parent Special Voting Share held by the Trustee.

In addition to the foregoing, all capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Arrangement Agreement.

Section 1.2 Interpretation Not Affected By Headings, Etc. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

Section 1.3 Rules of Construction. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

Section 1.4 Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.5 Payments. All payments to be made hereunder will be made without interest and less any tax required by applicable law to be deducted or withheld.

ARTICLE 2

PURPOSE OF AGREEMENT

Section 2.1 Establishment of Trust. The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. The Trustee will hold the Parent Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Rights upon Automatic Exchange in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

4.

ARTICLE 3

PARENT SPECIAL VOTING SHARE

Section 3.1 Issue and Ownership of the Parent Special Voting Share. Parent hereby agrees to issue to, and deposit with, the Trustee the Parent Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Parent Special Voting Share by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Parent Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to such Parent Special Voting Share provided that the Trustee shall:

(a) hold such Parent Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Parent Special Voting Share and such Parent Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

Section 3.2 Legended Share Certificates. Purchaser will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

Section 3.3 Safe Keeping of Certificate. The physical certificate representing the Parent Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

Section 4.1 Voting Rights. The Trustee, as the holder of record of the Parent Special Voting Share forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Parent Special Voting Share held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.14 hereof:

(a) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Meeting is held or a Parent Consent is sought; and

(b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

5.

Section 4.2 Number of Votes. With respect to all meetings of shareholders of Parent at which holders of Parent Shares are entitled to vote (each, a “Parent Meeting”) and with respect to all written consents sought from Parent’s shareholders, including the holders of Parent Shares (each, a “Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Parent Meeting or consented to in connection with such Parent Consent.

Any Beneficiary who chooses to attend a Parent Meeting in person will be entitled to one vote on a show of hands.

Section 4.3 Mailings to Shareholders. With respect to each Parent Meeting and Parent Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Parent to its shareholders:

(a) a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Parent;

(b) a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent or, pursuant to Section 4.7, to attend such Parent Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i) a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii) a proxy to a designated agent or other representative of the management of Parent to exercise such Beneficiary Votes;

(d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee of any decision of the Board of Directors of Parent with respect to the calling of any Parent Meeting or the seeking of any Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

6.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Parent and the materials referred to in Section 4.3(c), Section 4.3(e) and Section 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Parent shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Parent Shares. Parent agrees not to communicate with holders of Parent Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Parent may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.3.

Section 4.4 Copies of Shareholder Information. Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Parent Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Parent Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Parent) received by the Trustee from Parent, to the extent possible, at the same time as such materials are sent to holders of Parent Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.4.

Section 4.5 Other Materials. As soon as reasonably practicable after receipt by Parent or holders of Parent Shares (if such receipt is known by Parent) of any material sent or given by or on behalf of a third party to holders of Parent Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Calgary, Alberta, copies of all such materials. Notwithstanding the foregoing, Parent at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Parent delivers a certificate to the Trustee stating that Parent has undertaken to perform the obligations set forth in this Section 4.5.

7.

Section 4.6 List of Persons Entitled to Vote. Purchaser shall, (a) prior to each annual and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Purchaser of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Parent agrees to give Purchaser notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent by Parent or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Purchaser to perform its obligations under this Section 4.6.

Section 4.7 Entitlement to Direct Votes. Any Beneficiary named in a List prepared in connection with any Parent Meeting or Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Parent Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

Section 4.8 Voting by Trustee and Attendance of Trustee Representative at Meeting.

(a) In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b) The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.2 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

Section 4.9 Distribution of Written Materials. Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Purchaser. Parent agrees not to communicate with holders of Parent Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Purchaser shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

8.

(a) a current List; and

(b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Purchaser’s obligations under this Section 4.9 shall be deemed satisfied to the extent Parent exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Purchaser provides the required information and materials to Parent.

Section 4.10 Termination of Voting Rights. Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Parent or Canco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Parent Shares, as specified in Article 5 (unless, in either case, Parent shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding up of Purchaser pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Canco pursuant to the exercise by Canco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Parent or Canco pursuant to the exercise by Parent or Canco of the Change of Law Call Right.

ARTICLE 5

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

Section 5.1 Grant and Ownership of the Exchange Right. Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Rights upon Automatic Exchange, all in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Rights upon Automatic Exchange by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Rights upon Automatic Exchange and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Rights upon Automatic Exchange, provided that the Trustee shall:

9.

(a) hold the Exchange Right and the Rights upon Automatic Exchange and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Rights upon Automatic Exchange, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

Section 5.2 Legended Share Certificates. Purchaser will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b) the Rights upon Automatic Exchange.

Section 5.3 General Exercise of Exchange Right. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.14, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

Section 5.4 Purchase Price. The purchase price payable by Parent for each Exchangeable Share to be purchased by Parent under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Parent shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Parent delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Parent of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Purchaser.

Section 5.5 Exercise Instructions. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Purchaser. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Parent to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by laws of Purchaser and such additional documents and instruments as the Trustee, Purchaser and Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Parent to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Purchaser and Parent of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Purchaser.

10.

Section 5.6 Delivery of Parent Shares; Effect of Exercise. Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Parent to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Parent, the Trustee shall notify Parent and Purchaser of its receipt of the same, which notice to Parent and Purchaser shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Parent shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Purchaser and Parent of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Parent and Purchaser of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Parent all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by Parent to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Parent and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Parent to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares delivered to it pursuant to the Exchange Right.

Section 5.7 Exercise of Exchange Right Subsequent to Retraction. In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require Purchaser to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Purchaser pursuant to Section 6.6 of the Exchangeable Share Provisions that Purchaser will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Canco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Purchaser pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Purchaser or Parent, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Purchaser is unable to redeem. In any such event, Purchaser hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Purchaser or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.7 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Purchaser is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 5.

11.

Section 5.8 Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to Parent pursuant to the Exchange Right or the Rights upon Automatic Exchange, the share certificate or certificates representing Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Parent, Purchaser or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Parent that such taxes, if any, have been paid.

Section 5.9 Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Purchaser and Parent shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Purchaser and Parent of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Parent (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

Section 5.10 Qualification of Parent Shares. Parent covenants that if any Parent Shares issuable pursuant to the Exchange Right or the Rights upon Automatic Exchange require registration or qualification with or approval of or the filing of any document, including any registration statement, prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or stock exchange or the fulfilment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Parent to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Parent for purposes of Canadian provincial securities law or an “affiliate” of Parent for purposes of United States federal or state securities law), Parent will in good faith use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to cause such Parent Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent provided in the Arrangement Agreement. Parent will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Shares to be delivered pursuant to the Exchange Right or the Rights upon Automatic Exchange to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Shares are listed, quoted or posted for trading at such time.

12.

Section 5.11 Parent Shares. Parent hereby represents, warrants and covenants that the Parent Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance.

Section 5.12 Automatic Exchange on Liquidation of Parent.

(a) Parent will give the Trustee written notice of each of the following events at the time set forth below:

(i) in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(ii) promptly following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

(b) Promptly following receipt by the Trustee from Parent of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Parent and shall include a brief description of rights of the Beneficiaries with respect to the Rights upon Automatic Exchange provided for in Section 5.12(c).

(c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Shares in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Shares. To effect such automatic exchange, Parent shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Parent shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d) The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Parent all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from Purchaser shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares issued pursuant to the automatic exchange of Exchangeable Shares for Parent Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Shares issued to the Beneficiary by Parent pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Parent Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Beneficiary certificates representing Parent Shares of which the Beneficiary is the holder.

13.

Section 5.13 Withholding Rights. Parent, Purchaser and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Parent Shares such amounts as Parent, Purchaser or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Parent, Purchaser and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Purchaser or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Purchaser or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6

CONCERNING THE TRUSTEE

Section 6.1 Powers and Duties of the Trustee. The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a) receipt and deposit of the Parent Special Voting Share from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b) granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c) casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d) receiving the grant of the Exchange Right and the Rights upon Automatic Exchange from Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e) exercising the Exchange Right and enforcing the benefit of the Rights upon Automatic Exchange, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Parent Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Rights upon Automatic Exchange, as the case may be;

(f) holding title to the Trust Estate;

14.

(g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h) taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Parent and Purchaser under this Agreement; and

(i) taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

Section 6.2 No Conflict of Interest. The Trustee represents to Parent and Purchaser that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court of Queen’s Bench of Alberta for an order that the Trustee be replaced as trustee hereunder.

Section 6.3 Dealings with Transfer Agents, Registrars, Etc. Parent and Purchaser irrevocably authorize the Trustee, from time to time, to:

(a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Shares; and

(b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Rights upon Automatic Exchange.

15.

Parent and Purchaser irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Rights upon Automatic Exchange.

Section 6.4 Books and Records. The Trustee shall keep available for inspection by Parent and Purchaser at the Trustee’s principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Rights upon Automatic Exchange. On or before January 15 in every year, so long as any Parent Shares are on deposit with the Trustee, the Trustee shall transmit to Parent and Purchaser a brief report, dated as of the preceding December 31, with respect to:

(a) the property and funds comprising the Trust Estate as of that date;

(b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Parent of Parent Shares in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c) any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

Section 6.5 Indemnification Prior to Certain Actions by Trustee. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Parent Special Voting Share held by the Trustee pursuant to Article 4, subject to Section 6.14, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.14, and with respect to the Rights upon Automatic Exchange pursuant to Article 5, subject to Section 6.14.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

Section 6.6 Action of Beneficiaries. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity required by Section 6.5 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Rights upon Automatic Exchange except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

16.

Section 6.7 Reliance Upon Declarations. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.8, if applicable, and with any other applicable provisions of this Agreement.

Section 6.8 Evidence and Authority to Trustee. Parent and/or Purchaser shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent and/or Purchaser or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange and the taking of any other action to be taken by the Trustee at the request of or on the application of Parent and/or Purchaser promptly if and when:

(a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.8; or

(b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent and/or Purchaser written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Parent and/or Purchaser or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Rights upon Automatic Exchange or the taking of any other action to be taken by the Trustee at the request or on the application of Parent and/or Purchaser, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent and/or Purchaser it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c) declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

17.

(e) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

Section 6.9 Experts, Advisers and Agents. The Trustee may:

(a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Parent and/or Purchaser or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

Section 6.10 Investment of Moneys Held by Trustee. Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for the Beneficiaries, in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Purchaser. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Purchaser, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

Section 6.11 Trustee Not Required to Give Security. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

Section 6.12 Trustee Not Bound to Act on Request. Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Parent and/or Purchaser or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

Section 6.13 Authority to Carry on Business. The Trustee represents to Parent and Purchaser that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.13, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Rights upon Automatic Exchange shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

18.

Section 6.14 Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b) all differences with respect to the Voting Rights, Exchange Right or Rights upon Automatic Exchange subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

Section 6.15 Acceptance of Trust. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

Section 6.16 Maintenance of Office or Agency. Parent will maintain in Calgary, Alberta an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Parent or Purchaser in respect of the Exchangeable Shares may be served. Parent will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Parent shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Parent and Purchaser hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Parent proxy materials will be made available for inspection by any Beneficiary at such office or agency.

ARTICLE 7

COMPENSATION

Section 7.1 Fees and Expenses of the Trustee. Parent and Purchaser jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Parent and Purchaser shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

19.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 8.1 Indemnification of the Trustee. Parent and Purchaser jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Parent or Purchaser pursuant hereto.

Parent or Purchaser shall not be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent and Purchaser shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim, but Parent and Purchaser shall not be liable only to the extent that a delay in such notification by the Trustee prejudices the claim. Subject to (ii) below, Parent and Purchaser shall be entitled to participate at their own expense in the defense and, if Parent and Purchaser so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent or Purchaser; or (ii) the named parties to any such suit include both the Trustee and Parent or Purchaser and the Trustee shall have been advised by counsel acceptable to Parent or Purchaser that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Parent or Purchaser and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent and Purchaser shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

Section 8.2 Limitation of Liability. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

20.

ARTICLE 9

CHANGE OF TRUSTEE

Section 9.1 Resignation. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Parent and Purchaser specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Parent and Purchaser otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent and Purchaser shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Parent and Purchaser shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

Section 9.2 Removal. The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Parent and Purchaser, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

Section 9.3 Successor Trustee. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and Purchaser and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Parent and Purchaser or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent, Purchaser and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

Section 9.4 Notice of Successor Trustee. Upon acceptance of appointment by a successor trustee as provided herein, Parent and Purchaser shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Parent or Purchaser shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent and Purchaser.

ARTICLE 10

PARENT SUCCESSORS

Section 10.1 Certain Requirements in Respect of Combination, Etc. Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

21.

(a) such other person or continuing corporation (herein called the “Parent Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder (including without limitation one or more voting securities of such Parent Successor to allow Beneficiaries to exercise voting rights in respect of the Parent Successor substantially similar to those provided for in this Agreement in respect of Parent) and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

Section 10.2 Vesting of Powers in Successor. Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Parent Successor and Purchaser shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

Section 10.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned direct or indirect subsidiary of Parent with or into Parent or the winding up, liquidation or dissolution of any wholly owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 10.

Section 10.4 Successorship Transaction. Notwithstanding the foregoing provisions of this Article 10, in the event of a Parent Control Transaction:

(a) in which Parent merges or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b) which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c) in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Control Transaction, owns or controls, directly or indirectly, Parent;

22.

then 1. all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Parent Control Transaction and the Parent Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and 2. Parent shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

Section 11.1 Amendments, Modifications, Etc. Subject to Section 11.2, Section 11.4 and Section 13.1, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Purchaser and the Trustee and approved by the Beneficiaries in accordance with Section 13.2 of the Exchangeable Share Provisions.

Section 11.2 Ministerial Amendments. Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a) adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of Purchaser and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Parent and Purchaser and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c) making such changes or corrections which, on the advice of counsel to Parent, Purchaser and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Parent and Purchaser shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

Section 11.3 Meeting to Consider Amendments. Purchaser, at the request of Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by laws of Purchaser, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principal purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

23.

Section 11.4 Changes in Capital of Parent and Purchaser. At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Exchangeable Share Support Agreement or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

Section 11.5 Execution of Supplemental Trust Agreements. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Purchaser, Parent and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a) evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Rights upon Automatic Exchange which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Purchaser, the Trustee or this Agreement; and

(c) for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12

TERMINATION

Section 12.1 Term. The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a) no outstanding Exchangeable Shares are held by a Beneficiary; and

(b) each of Parent and Purchaser elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 13.2 of the Exchangeable Share Provisions.

Section 12.2 Survival of Agreement. This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

24.

ARTICLE 13

GENERAL

Section 13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 13.2 Assignment. No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Purchaser may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly owned subsidiary of Parent.

Section 13.3 Binding Effect. Subject to Section 13.2, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

Section 13.4 Notices to Parties. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a) if to Parent or Purchaser, at:

[•]

Attention: Chief Executive Officer
Telecopier Number: ([•]) [•]

With a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, Alberta T2P 4H2

Attention: Jennifer Kennedy
Telecopier Number: (403) 264-5973

25.

and to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173

Attention: Mark Selinger
Telecopier Number: (212) 547 5444

(b) if to the Trustee, at:

310, 606 - 4th Street S.W.
Calgary, Alberta
T2P 1T1

Attention: Manager, Corporate Trust
Telecopier Number: 233-2857

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

Section 13.5 Notice to Beneficiaries. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by laws of Purchaser from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by laws, the provisions of which by laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

Section 13.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.7 Governing Laws; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Alberta. Each party hereby irrevocably attorns to the jurisdiction of the courts of Alberta in respect of all matters arising under or in relation to this Agreement and Parent hereby appoints Macleod Dixon LLP as its registered office in Alberta as attorney for service of process.

[Remainder Of Page Intentionally Left Blank]

26.

In Witness Whereof the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Ad.Venture Partners, Inc.

By:
Name:
Title:

By:
Name:
Title:

6732097 Canada Inc.

By:
Name:
Title:

By:
Name:
Title:

Valiant Trust Company

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Voting and Exchange Trust Agreement Execution Page]

.
27.

Schedule M

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

1.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended And Restated Registration Rights Agreement (this “Agreement”) is entered into as of ___________, 2007, by and among Ad.Venture Partners, Inc., a Delaware corporation (the “Company”) and each of the undersigned parties listed under Insiders on the signature page hereto (each, an “Insider” and collectively, the “Insiders”).

Whereas, pursuant to the Arrangement Agreement dated March 13, 2007 among the Company, 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly owned subsidiary of the Company (the “Purchaser”), and 180 Connect Inc., a corporation incorporated under the laws of Canada (the “Arrangement”), the New Insiders (as defined below) are receiving shares of Common Stock (as defined below) or common shares of Purchaser that are exchangeable for Common Stock (the “Exchangeable Shares”) as consideration for their common shares in the Company;

Whereas, the Initial Insiders (as defined below) acquired Common Stock prior to the date hereof;

Whereas, the Initial Insiders and the Company are parties to a Registration Rights Agreement dated August 31, 2005 (the “Prior Registration Rights Agreement”); and

Whereas, in connection with the Arrangement and pursuant to Section 6.6(a) of the Prior Registration Rights Agreement, the Company and the Initial Insiders wish to amend and restate the Prior Registration Rights Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Registration Rights Agreement;

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Commission” means the Securities and Exchange Commission, or such successor federal agency or agencies as may be established in lieu thereof.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Form S-3” is defined in Section 2.3.

2.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Insiders” means Howard S. Balter, Ilan M. Slasky, Lawrence K. Askowitz, Dr. Shlomo Kalish, Thomas Rogers, JF Investments LLC, William Margiloff and Hillel Weinberger.

“Initial Insider Demand Registration” is defined in Section 2.1.1(a).

“Initial Insider Demanding Holder” is defined in Section 2.1.1(b).

“Initial Insider Shares” mean all of the shares of Common Stock owned or held by Initial Insiders as of the date of the consummation of the Arrangement; provided, that such shares shall cease to be Initial Insider Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Insider” is defined in the preamble to this Agreement.

“Insider Indemnified Party” is defined in Section 4.1.

“Insider Shares” means the Initial Insider Shares and the New Insider Shares.

“Maximum Number Of Shares” is defined in Section 2.1.1(d).

“New Insiders” means M. Brian McCarthy, Peter Giacalone, Anton R. Simunovic, Byron G. Osing, David R. Hallmen and Matthew G. Roszak.

“New Insider Demand Registration” is defined in Section 2.1.2(a).

“New Insider Demanding Holder” is defined in Section 2.1.2(b).

“New Insider Shares” mean all of the shares of Common Stock received by the New Insiders in connection with the Arrangement (including the shares of Common stock issued upon exchange of the Exchangeable Shares); provided, that such shares shall cease to be New Insider Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

3.

“Prospectus” means a prospectus relating to a Registration Statement, as amended or supplemented, and all materials incorporated by reference in such Prospectus.

“Purchase Option” means the option to purchase 450,000 units (each consisting of one share of common stock and two warrants) issued to Wedbush Morgan Securities Inc. or its designees in connection with the Company’s initial public offering (as transferred from time to time in accordance with its terms).

“Purchase Option Shares” means the Purchase Option, the units issuable thereof, the Common Stock and warrants included in such units and the Common Stock issuable upon exercise of such warrants.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document under the Securities Act and such registration statement becoming effective.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date that is six months after the consummation of the Arrangment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Underwriter” means a securities dealer who purchases any Insider Shares as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.	Registration Rights.

2.1  Demand Registration.

2.1.1  Demand Registration by Initial Insiders.

(a)  General Request for Registration. At any time and from time to time on or after the Release Date, the holders of a majority-in-interest of the Initial Insider Shares held by the Initial Insiders or the transferees of the Initial Insider Shares, may make a written demand for registration under the Securities Act of all or part of their Initial Insider Shares (an “Initial Insider Demand Registration”). Any demand for an Initial Insider Demand Registration shall specify the number of Initial Insider Shares proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Initial Insider Shares of any demand pursuant to this Section 2.1.1(a), or pursuant to Section 2.1.1(b) below, as the case may be, within five (5) Business Days, and each holder of Initial Insider Shares who wishes to include all or a portion of such holder’s Initial Insider Shares in such Initial Insider Demand Registration (each such holder including shares of Initial Insider Shares in such Initial Insider Demand Registration, a “Initial Insider Demanding Holder”) shall so notify the Company within ten (10) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the Initial Insider Demanding Holders shall be entitled to have their Initial Insider Shares included in the Initial Insider Demand Registration subject to Section 2.1.1(d) and the provisions set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Initial Insider Demand Registrations under this Section 2.1.1(a) in respect of Initial Insider Shares.

4.

(b)  Effective Registration. A registration will not count as an Initial Insider Demand Registration until the Registration Statement filed with the Commission with respect to such Initial Insider Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Initial Insider Shares pursuant to an Initial Insider Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Initial Insider Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) with respect to a Initial Insider Demand Registration, a majority-in-interest of the Initial Insider Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until any such Registration Statement that has been filed is counted as an Initial Insider Demand Registration or is terminated.

(c)  Underwritten Offering. If a majority-in-interest of the Initial Insider Demanding Holders so elect and such holders so advise the Company as part of their written demand for an Initial Insider Demand Registration, the offering of such Initial Insider Shares pursuant to such Initial Insider Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any holder to include such holder’s Initial Insider Shares in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Initial Insider Shares in the underwriting to the extent provided herein. All Initial Insider Demanding Holders who propose to distribute their Initial Insider Shares through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Initial Insider Demand Registration.

(d)  Reduction of Offering. If the managing Underwriter or Underwriters for an Initial Insider Demand Registration that is to be an underwritten offering advises the Company and the Initial Insider Demanding Holders in writing that the dollar amount or number of shares of Initial Insider Shares that the Initial Insider Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other holders of the Company’s securities who desire to sell securities, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number Of Shares”), then the Company shall include in such registration: (i) first, the Initial Insider Shares as to which the Initial Insider Demand Registration has been requested together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to the Purchase Option, that can be sold without exceeding the Maximum Number of Shares (all pro rata in accordance with the number of such shares that the Company or such holders shall have requested to be included in such registration); (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iii), third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

5.

(e)  Withdrawal. If a majority-in-interest of the Initial Insider Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Initial Insider Shares in any offering, such majority-in-interest of the Initial Insider Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Initial Insider Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other Initial Insiders. If the majority-in-interest of the Initial Insider Demanding Holders withdraws from a proposed offering relating to a Initial Insider Demand Registration then such registration shall not count as an Initial Insider Demand Registration provided for in Section 2.1.1(a).

2.1.2  Demand Registration by New Insiders.

(a)  General Request for Registration. At any time and from time to time on or after the Release Date, any New Insider or a transferee of New Insider Shares, may make a written demand for registration under the Securities Act of all or part of their New Insider Shares (a “New Insider Demand Registration”). Any demand for a New Insider Demand Registration shall specify the number of New Insider Shares proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of New Insider Shares of any demand pursuant to this Section 2.1.2(a), or pursuant to Section 2.1.2(b) below, as the case may be, within five (5) Business Days, and each holder of New Insider Shares who wishes to include all or a portion of such holder’s New Insider Shares in such New Insider Demand Registration (each such holder including shares of New Insider Shares in such New Insider Demand Registration, a “New Insider Demanding Holder”) shall so notify the Company within ten (10) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the New Insider Demanding Holders shall be entitled to have their New Insider Shares included in the New Insider Demand Registration subject to Section 2.1.2(d) and the provisions set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) New Insider Demand Registrations under this Section 2.1.2(a) in respect of New Insider Shares.

(b)  Effective Registration. A registration will not count as a New Insider Demand Registration until the Registration Statement filed with the Commission with respect to such New Insider Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of New Insider Shares pursuant to a New Insider Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such New Insider Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) with respect to a New Insider Demand Registration, a majority-in-interest of the New Insider Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until any such Registration Statement that has been filed is counted as a New Insider Demand Registration or is terminated.

(c)  Underwritten Offering. If a majority-in-interest of the New Insider Demanding Holders so elect and such holders so advise the Company as part of their written demand for a New Insider Demand Registration, the offering of such New Insider Shares pursuant to such New Insider Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any holder to include such holder’s New Insider Shares in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s New Insider Shares in the underwriting to the extent provided herein. All New Insider Demanding Holders who propose to distribute their New Insider Shares through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the New Insider Demand Registration.

6.

(d)  Reduction of Offering. If the managing Underwriter or Underwriters for a New Insider Demand Registration that is to be an underwritten offering advises the Company and the New Insider Demanding Holders in writing that the dollar amount or number of shares of New Insider Shares that the New Insider Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other holders of the Company’s securities who desire to sell securities, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then the Company shall include in such registration: (i) first, the New Insider Shares as to which the New Insider Demand Registration has been requested together with all other shares of Common Stock or other securities that the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to the Purchase Option, that can be sold without exceeding the Maximum Number of Shares (all pro rata in accordance with the number of such shares that the Company or such holders shall have requested to be included in such registration); (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iii), third, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

(e)  Withdrawal. If a majority-in-interest of the New Insider Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their New Insider Shares in any offering, such majority-in-interest of the New Insider Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such New Insider Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other New Insiders. If the majority-in-interest of the New Insider Demanding Holders withdraws from a proposed offering relating to a New Insider Demand Registration then such registration shall not count as a New Insider Demand Registration provided for in Section 2.1.2(a).

2.2  Piggy-Back Registration.

2.2.1  Piggy-Back Rights. If at any time on or after the Release Date the Company proposes to file by Registration Statement, other than a Registration Statement in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8, then the Company shall (a) give written notice of such proposed filing to the holders of Insider Shares as soon as practicable but in no event less than ten (10) Business Days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (b) offer to the holders of Insider Shares in such notice the opportunity to register such number of Insider Shares as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Insider Shares to be included in such registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Insider Shares requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Insider Shares in accordance with the intended method(s) of distribution thereof. All holders of Insider Shares who propose to distribute securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

7.

2.2.2  Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Insider Shares in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Insider Shares hereunder, the Insider Shares as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i)  first, subject to the demand registration rights granted to the holders of the Purchase Option Shares, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares together with the Insider Shares as to which registration has been requested and any other shares of Common Stock or other securities as to which registration has been requested pursuant to the Purchase Option (pro rata in accordance with the number of shares which each such person has actually requested to be included in such registration that can be sold without exceeding the Maximum Number of Shares),

(ii)  second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares, and

(iii)  third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock, if any, that other stockholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.2.3  Withdrawal. Any holder of Insider Shares may elect to withdraw such holder’s request for inclusion of Insider Shares in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Insider Shares in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3  Registrations on Form S-3. Any holder of Insider Shares may at any time and from time to time after the Release Date, request in writing that the Company register the resale of any or all of such Insider Shares on Form S-3 or any similar short-form registration that may be available at such time (“Form S-3”); provided, however, that: (a) the Company shall not be obligated to effect such request through an underwritten offering and (b) the Company shall not be obligated to effect such a request if the Company has within the preceding twelve (12) month period effected two (2) registrations on Form S-3. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Insider Shares and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Insider Shares, as the case may be, as are specified in such request, together with all or such portion of the Insider Shares of any other holder or holders joining in such request as are specified in a written request given within five (5) Business Days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Insider Shares, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Insider Shares and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

8.

3.	Registration Procedures.

3.1  Filings; Information. Whenever the Company is required to effect the registration of any Insider Shares pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Insider Shares in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1  Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Insider Shares to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2  Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Insider Shares included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Insider Shares included in such registration or legal counsel for any such holders may reasonably request in order to facilitate the disposition of the Insider Shares owned by such holders.

3.1.3  Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Insider Shares, and all other securities covered by such Registration Statement, have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

9.

3.1.4  Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Insider Shares included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Insider Shares included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Insider Shares included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5  State Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Insider Shares covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Insider Shares included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Insider Shares covered by the Registration Statement to be registered with or approved by such other federal or state authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Insider Shares included in such Registration Statement to consummate the disposition of such Insider Shares in such jurisdictions; provided, however, that in no event shall the Company be required to register the Insider Shares in a jurisdiction in which such registration would cause (i) the Company to be obligated to qualify to do business in any such jurisdiction, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company (except to the extent such shares are already subject to an escrow in such jurisdiction).

3.1.6  Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Insider Shares. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Insider Shares included in such registration statement. No holder of Insider Shares included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except as reasonably requested by the Company and, if applicable, with respect to such holder’s organization, good standing, authority, title to Insider Shares, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement. Holders of Insider Shares shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such holders shall cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to Section 2 hereof. Each holder shall also furnish to the Company such information regarding itself, the Insider Shares held by such holder, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Insider Shares.

10.

3.1.7  Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Insider Shares hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8  Records. The Company shall make available for inspection by the holders of Insider Shares included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Insider Shares included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9  Opinions and Comfort Letters. The Company shall furnish to each holder of Insider Shares included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Insider Shares included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10  Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within six (6) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11  Listing. The Company shall use commercially reasonable efforts to cause all Insider Shares included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Insider Shares that are included in such registration.

3.2  Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Insider Shares included in any registration shall immediately discontinue disposition of such Insider Shares pursuant to the Registration Statement covering such Insider Shares until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Insider Shares at the time of receipt of such notice.

11.

3.3  Registration Expenses. The Company shall bear all customary costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Insider Shares, subject to the limit set forth in paragraph (ix) below); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Insider Shares, as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Insider Shares that are included in such registration (not to exceed, including the fees and disbursements to counsel in clause (ii) of this Section 3.3, $20,000). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Insider Shares being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne solely by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4  Information. The holders of Insider Shares shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Insider Shares under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5  Holder Obligations. No holder of Insider Shares may participate in any underwritten offering pursuant to this Section 3 unless such holder (i) agrees to sell only such holder’s Insider Shares on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

4.	Indemnification And Contribution.

4.1  Indemnification by the Company. The Company agrees to indemnify and hold harmless each Insider and each other holder of Insider Shares, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Insider and each other holder of Insider Shares (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Insider Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Insider Shares was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus, or summary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein; provided, however, that the foregoing indemnity shall not inure to the benefit of any holder (or to the benefit of any person controlling such holder) from whom the person asserting such losses, claims or liabilities purchased the Insider Shares, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such holder to such person, if required by law so to have been delivered at or prior to the written confirmation of the sale of the Insider Shares to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 3.1.3 hereof. The Company also shall indemnify the Underwriter, their officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person who controls the Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

12.

4.2  Indemnification by Holders of Insider Shares. Each selling holder of Insider Shares will, with respect to any Registration Statement where Insider Shares were registered under the Securities Act, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, and each other person, if any, who controls such selling holder, such underwriter or the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Insider Shares was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder in connection with the sale of the Insider Shares by such selling holder pursuant to the Registration Statement containing such untrue statement or allegedly untrue statement.

4.3  Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it elects jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated in this Section 4.3, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such Indemnifying Party of the aforesaid request, and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement (other than reimbursement for fees and expenses the Indemnifying Party is contesting in good faith). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

13.

4.4  Contribution.

4.4.1  If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 4.3 above, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the Indemnifying Parties on the other in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

14.

4.4.2  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Insider Shares shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Insider Shares which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	Underwriting And Distribution.

5.1  Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Insider Shares may reasonably request, all to the extent required from time to time to enable such holders to sell Insider Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, or any similar provision thereto, but not Rule 144A.

6.	Miscellaneous.

6.1  Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Insider Shares hereunder may be freely assigned or delegated by such holder of Insider Shares in conjunction with and to the extent of any permitted transfer of Insider Shares by any such holder in accordance with applicable law. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Insider or holder of Insider Shares or of any assignee of the Insider or holder of Insider Shares. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.1.

6.2  Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice provided in accordance with this Section 6.2. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

15.

To the Company:

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017
Attention: Chief Executive Officer

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth L. Guernsey
To an Insider, to the address set forth below such Insider’s name on the signature pages hereof.

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth L. Guernsey

6.3  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.4  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5  Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6  Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7  Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8  Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

16.

6.9  Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Insider or any other holder of Insider Shares may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10  Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and the holders of the Insider Shares irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agree that all claims in respect of the action may be heard and determined in any such court and agree not to bring any action arising out of or relating to this Agreement in any other court. In any action, the Company and the holders of the Insider Shares irrevocably and unconditionally waive and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Without limiting the foregoing, the Company and the holders of the Insider Shares agree that service of process at each parties respective addresses as provided for in Section 6.2 above shall be deemed effective service of process on such party.

6.11  Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Insider in the negotiation, administration, performance or enforcement hereof.

[Remainder Of Page Intentionally Left Blank]

17.

In Witness Whereof, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

AD.VENTURE PARTNERS, INC.

By: __________________________________
Name: Howard S. Balter
Title: Chief Executive Officer

INSIDERS:

By: __________________________________
Howard S. Balter

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
Ilan M. Slasky

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
Lawrence J. Askowitz

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
Dr. Shlomo Kalish

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

1.

By: __________________________________
Thomas Rogers

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

JF Investments LLC

By: __________________________________
Name: Ken Jacquin
Title:

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
William Margiloff

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
Hillel Weinberger

c/o Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, New York 10017

By: __________________________________
M. Brian McCarthy

[Address]

By: __________________________________
Peter Giacalone

[Address]

2.

By: __________________________________
Anton R. Simunovic

[Address]

By: __________________________________
Byron G. Osing

[Address]

By: __________________________________
David R. Hallmen

[Address]

By: __________________________________
Matthew G. Roszak

[Address]

3.

Schedule N

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

1.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AD.VENTURE PARTNERS, INC.
____________________________

Pursuant to Sections 242 and 245
of the
Delaware General Corporation Law

____________________________

Howard S. Balter hereby certifies as follows:

1.  The original name of the corporation was “ad.venture partners, inc.”, and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 7, 2005.

2.  The present name of the corporation, as reflected in the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 24, 2005 (the “Prior Certificate”) is “Ad.Venture Partners, Inc.”;

3.  This Amended and Restated Certificate of Incorporation restates, integrates and amends the Prior Certificate;

4.  This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”); and

5.  The text of the Prior Certificate of the corporation is hereby amended and restated to read, in full, as follows:

First. The name of the Corporation is hereby changed to “180 Connect Inc.” (the “Corporation”).

Second. The registered office of the Corporation is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third. The purpose of the Corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.  Common Stock. Except as otherwise required by law, as provided below with respect to the Special Voting Share or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders or one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

2.

B.  Preferred Stock. 1 of the authorized shares of Preferred Stock is hereby designated as the “Special Voting Share” (the “Special Voting Share”). The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly granted authority to issue any or all of the remaining unissued and undesignated shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.  Special Voting Share. The rights, preferences, privileges, restrictions and other matters relating to the Special Voting Share are as follows:

(1)  Voting Rights.

a.  The Special Voting Share shall entitle the holder thereof to an aggregate number of votes, on any particular matter, proposition or question, equal to the number of exchangeable shares (“Exchangeable Shares”) of 6732097 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of the Corporation, outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries, multiplied by a number equal to the number of votes to which a holder of one share of common stock is entitled with respect to such matter, proposition or question.

b.  Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

3.

c.  Except as set forth herein, the holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

d.  The holder of the Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(2)  Cancellation or Reacquisition.

a.  At such time as (A) the Special Voting Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of ● outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of ● which could by its terms require it to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter.

b.  If the Special Voting Share should be repurchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

c.  Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(3)  Dividends and Distributions. The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(4)  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

(5)  No Redemption or Conversion. The Special Voting Share shall not be redeemable or convertible.

Fifth. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders occurring after the date of this Amended and Restated Certificate of Incorporation. Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

4.

Sixth. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

B.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

C.  The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.  In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Amended and Restated Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

5.

Seventh. The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

6.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Howard S. Balter, its Chief Executive Officer, as of the ___ day of ___________, 2007.

Howard S. Balter,
Chief Executive Officer

Page

ARTICLE 1	INTERPRETATION	1
1.1	Definitions	1
1.2	Construction	14
ARTICLE 2	THE ACQUISITION	15
2.1	Implementation Steps by the Company	15
2.2	Interim Order	15
2.3	Implementation Steps by Parent	16
2.4	Articles of Arrangement; Closing	16
2.5	Circular	16
2.6	Preparation of Filings	17
2.7	Shareholder/Stockholder Communications and Public Announcements	18
2.8	Closing Deliveries	18
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF COMPANY	20
3.1	Organization and Good Standing	20
3.2	Authority and Enforceability	20
3.3	No Conflict	21
3.4	Capitalization and Ownership	22
3.5	Financial Statements and Compliance	23
3.6	No Undisclosed Liabilities	25
3.7	Transactions with Affiliates and Employees	25
3.8	Absence of Certain Changes or Events	25
3.9	Taxes	25
3.10	Company Intellectual Property	28
3.11	Compliance; Permits; Restrictions	30
3.12	Litigation	30
3.13	Investment Banking, Brokers’ and Finders’ Fees	30
3.14	Employee Benefit Plans	30
3.15	Absence of Liens and Encumbrances	33
3.16	Environmental Matters	33
3.17	Agreements, Contracts and Commitments	34
3.18	Company Properties	35
3.19	Takeover Statutes	35
3.20	Foreign Corrupt Practices Act	36
3.21	Labor Matters	36
3.22	Insurance	37
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	37
4.1	Organization and Good Standing	37
4.2	Authority and Enforceability	38
4.3	No Conflict	38
4.4	Capitalization and Ownership.	39
4.5	Financial Statements and Compliance	40
4.6	No Undisclosed Liabilities	41
4.7	Transactions with Affiliates and Employees	42
4.8	Absence of Certain Changes or Events	42
4.9	Taxes	42
4.10	Parent Intellectual Property	42
4.11	Compliance; Permits; Restrictions	43

-i-

(continued)
Page

4.12	Litigation	43
4.13	Brokers’ and Finders’ Fees	43
4.14	Employee Benefit Plans	43
4.15	Absence of Liens and Encumbrances	43
4.16	Agreements, Contracts and Commitments	43
4.17	Parent Properties	44
4.18	Trust Account	44
4.19	Over-The-Counter Bulletin Board Quotation	44
4.20	State Takeover Statutes	44
4.21	Foreign Corrupt Practices Act	44
4.22	Canco and Purchaser Status	44
4.23	Business Combinations	45
ARTICLE 5	COVENANTS	45
5.1	Access and Investigation	45
5.2	Operation of the Businesses of the Acquired Companies	45
5.3	Conduct of Business By Parent	47
5.4	Consents and Filings; Commercially Reasonable Efforts	48
5.5	Covenants of the Company Regarding the Arrangement	48
5.6	Covenants of Parent Regarding the Performance of Obligations	49
5.7	Mutual Covenants	49
5.8	Notification	50
5.9	Confidentiality	50
5.10	Unaudited Monthly and Quarterly Statements; Audited Annual Statements; Pro Forma Financial Statements	50
5.11	Dissenting Shareholders	51
5.12	Structure Changes	51
5.13	Further Actions	51
5.14	Parent Board Composition and Executive Officers	51
5.15	Company Registration	52
5.16	Treatment of Company Options, SARs, Warrants and Convertible Debentures	52
ARTICLE 6	CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	54
6.1	Conditions to the Obligation of the Parent	54
6.2	Conditions to the Obligation of the Company	55
ARTICLE 7	ADDITIONAL AGREEMENTS	56
7.1	Non-Solicitation	56
7.2	Right to Match	57
7.3	Agreement as to Damages	58
7.4	Transaction Expenses	59
7.5	Liquidated Damages, Injunctive Relief and No Liability of Others	59
7.6	Resignations	59
7.7	No Claim Against Trust Account	59
7.8	Parent Common Stock Listing	60
7.9	Company Affiliates; Restrictive Legend; Section 16 Matters	60
7.10	Form S-8	61
7.11	Post-Effective Time Covenants	61
7.12	Tax-Deferred Transaction.	61
7.13	Withholding Taxes	61
7.14	Issuer Tax	62
7.15	Actions Affecting Exchangeable Shares	62

-ii-

(continued)
Page

7.16	Solvency of Purchaser	62
ARTICLE 8	TERM, TERMINATION, AMENDMENT AND WAIVER	62
8.1	Term	62
8.2	Termination	62
8.3	Amendment	64
8.4	Waiver	64
ARTICLE 9	CERTAIN TAX MATTERS	65
9.1	Tax Matters	65
9.2	Post-Closing Filings	65
9.3	Transfer Taxes and Withholding Taxes	65
ARTICLE 10	GENERAL PROVISIONS	65
10.1	Nonsurvival of Representation and Warranties	65
10.2	Notices	65
10.3	Governing Law; Waiver of Jury Trial	67
10.4	Injunctive Relief	67
10.5	Entire Agreement, Binding Effect and Assignment	67
10.6	Severability	67
10.7	Exhibits and Schedules	68
10.8	No Third Party Beneficiaries	68
10.9	Interpretation	68
10.10	Counterparts	68

-iii-

EXHIBIT A TRANSACTION EXPENSE STATEMENT / EXCHANGE RATIO ADJUSTMENT  FORMULA

SCHEDULE A-1 PERSONS PARTY TO COMPANY VOTING AGREEMENTS
SCHEDULE A -2 PERSONS PARTY TO PARENT VOTING AGREEMENTS
SCHEDULE B-1 FORM OF COMPANY VOTING AGREEMENT
SCHEDULE B-2 FORM OF PARENT VOTING AGREEMENT
SCHEDULE C SPECIAL RESOLUTION OF THE COMPANY SHAREHOLDERS
SCHEDULE D PLAN OF ARRANGEMENT
SCHEDULE E REGULATORY APPROVALS
SCHEDULE F COMPANY BRING DOWN CERTIFICATE
SCHEDULE G ACQUIRED COMPANIES’ CERTIFICATE RE: CORPORATE MATTERS
SCHEDULE H PARENT BRING DOWN CERTIFICATE
SCHEDULE I PARENT, PURCHASER AND CANCO CERTIFICATE RE: CORPORATE MATTERS
SCHEDULE J FORM OF COMPANY AFFILIATE AGREEMENT
SCHEDULE K SUPPORT AGREEMENT
SCHEDULE L VOTING AND EXCHANGE TRUST AGREEMENT
SCHEDULE M AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
SCHEDULE N AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARENT